As filed with the U.S. Securities and Exchange Commission on September 9, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

CLEANTECH ACQUISITION CORP.*
(Exact Name of Registrant as Specified in its Charter)

_____________________________

Delaware	3569	85-1699753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

207 West 25th Street, 9th Floor
New York, NY 10001
(212) 494-9005
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_____________________________

Eli Spiro
Chairman and Chief Executive Officer
CleanTech Acquisition Corp.
207 West 25th Street, 9th Floor
New York, NY 10001
(212) 494-9005
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_____________________________

Copies to:

Mitchell S. Nussbaum Giovanni Caruso, Esq. Jane Tam, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Phone: (212) 407-4000	Michael Blankenship Douglas C. Lionberger Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 Telephone: (713) 651-2600

_____________________________

Approximate date of commencement of proposed sale to public:
From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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*        Upon the closing of the Business Combination, the name of CleanTech Acquisition Corp. is expected to change to Nauticus Robotics, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 9, 2022

CLEANTECH ACQUISITION CORP.

3,530,000 Shares

Common Stock

________________

This prospectus relates to the resale from time to time of certain securities issued pursuant to the terms of certain subscription agreements entered into in connection with the merger pursuant to the Merger Agreement (the “Merger Agreement”) by and among CleanTech Acquisition Corp. (“CleanTech” or “CLAQ”), Nauticus Robotics, Inc. (formerly known as “Houston Mechatronics, Inc.”), a Texas corporation (“Nauticus” or “Nauticus Robotics”), and CleanTech Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of CleanTech. Pursuant to the Merger Agreement, Merger Sub has merged with and into Nauticus (the “Business Combination”), and CleanTech has been renamed Nauticus Robotics, Inc. (“KITT” or the “Combined Company”).

As described herein, the selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”), may sell from time to time up to 3,530,000 shares of common stock of the Combined Company, par value $0.0001 per share, that will be issued to certain institutions and accredited investors in connection with the closing of the Business Combination (the “Equity Financing”).

We will bear all costs, expenses and fees in connection with the registration of the Common Stock and will not receive any proceeds from the sale of the Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Upon the consummation of the Business Combination, the Combined Company’s Common Stock and warrants began trading on The Nasdaq Capital Market (“Nasdaq”) under the symbols “KITT” and “KITTW,” respectively.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 3,530,000 shares of the Combined Company’s Common Stock (the “Resale Shares”) from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Resale Shares by the Selling Stockholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Resale Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell Resale Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

Frequently used terms

Unless otherwise stated in this prospectus, the terms, “we,” “us,” “our” “CleanTech” or “CLAQ” refer to CleanTech Acquisition Corp., a Delaware corporation. Further, in this document:

•        “Amended Charter” means the Combined Company’s Second Amended and Restated Certificate of Incorporation.

•        “Board” means the board of directors of CLAQ prior to the Closing, and the board of directors of the Combined Company following the Closing.

•        “Business Combination” means the merger contemplated by the Merger Agreement.

•        “CLAQ Rights” or “Rights” means the rights as part of the Units sold by CLAQ in its IPO.

•        “CLAQ Warrants” or “Warrants” means the Private Warrants and Public Warrants, which entitle the holder thereof to purchase one share of common stock at a price of $11.50 per share.

•        “Certificate of Incorporation” means CLAQ’s Amended and Restated Certificate of Incorporation, as amended on July 19, 2022.

•        “Chardan” or “Chardan Capital Markets, LLC” means Chardan Capital Markets, LLC, the representative of the underwriters in CLAQ’s initial public offering.

•        “CleanTech Investments” means CleanTech Investments, LLC, an entity affiliated with certain of CLAQ’s investors and Chardan.

•        “CleanTech Sponsor” means CleanTech Sponsor I LLC, an entity affiliated with certain of CLAQ’s directors and officers.

•        “Closing” means the consummation of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Co-sponsors” means CleanTech Sponsor and CleanTech Investments.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Closing Share Price” means $10.00 per share.

•        “Combined Company” means CLAQ after the Business Combination, renamed “Nauticus Robotics, Inc.”

•        “Combination Period” means the period of time from the closing of the IPO to consummate the initial Business Combination pursuant to CLAQ’s Certificate of Incorporation.

•        “common stock” means the shares of common stock, par value $0.0001 per share, of CLAQ prior to the Closing, and the common stock of the Combined Company following the Closing.

•        “Continental” means Continental Stock Transfer & Trust Company, CLAQ’s transfer agent.

•        “Duff & Phelps” means Kroll LLC operating through its Duff & Phelps Opinions Practice.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “Equity Value” means the sum of (i) Three Hundred Million ($300,000,000) plus (ii) the amount by which (x) the outstanding liabilities and obligations of CLAQ with respect to the Transactions (including with respect to Indebtedness of CLAQ and Outstanding CLAQ Expenses) at the Closing (but prior to repayment thereof at the Closing) exceeds (y) $35,000,000. For the avoidance of doubt, the amount described in sub-clause (ii) of this definition of Equity Value shall not be less than zero (0) and the Equity Value shall not be less than Three Hundred Million ($300,000,000).

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value, by (b) the Closing Share Price.

•        “founder shares” means an aggregate of 4,312,500 shares of common stock held by our co-sponsors, directors and officers, consisting of (i) 2,595,000 shares of common stock held by CleanTech Investments; (ii) 1,437,500 shares of common stock held by CleanTech Sponsor; and (iii) an aggregate of 280,000 shares of common stock held by CLAQ officers, directors and certain advisors.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “Incentive Award Plan” means the Nauticus Robotics, Inc. 2022 Incentive Award Plan.

•        “Initial Stockholders” means the Co-sponsors and any other initial holders of CLAQ common stock and Private Warrants.

•        “IPO” means the initial public offering of 15,000,000 Units of CLAQ consummated on July 19, 2021, including the additional 2,250,000 Units sold to cover the over-allotment option on July 28, 2021.

•        “IRS” means the United States Internal Revenue Service.

•        “Meeting” means the special meeting of the stockholders of CLAQ, held at 10:00 a.m., Eastern time, on September 6, 2022.

•        “Merger Agreement” means that certain Merger Agreement, dated as of December 16, 2021, as amended on January 30 and June 6, 2022, by and among CLAQ, Merger Sub and Nauticus.

•        “Merger Sub” means CleanTech Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of CLAQ.

•        “Minimum Cash Condition” means the aggregate cash available to CLAQ at Closing from the Trust Account and the PIPE Investment (after giving effect to the redemption and the payment of all expenses) shall equal or exceed $50,000,000.

•        “Nauticus” or “Nauticus Robotics” means Nauticus Robotics, Inc., a Texas corporation, formerly known as Houston Mechatronics, Inc.

•        “Nauticus Convertible Notes” means (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”).

•        “Per Share Merger Consideration” means with respect to any share of Nauticus Common Stock, issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Nauticus Preferred Stock Conversion and the Nauticus Convertible Note Conversion, a number of shares of the Combined Company’s Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

•        “Per Share Merger Consideration Value” means $142.069.

•        “PIPE Investment” means the sale and issuance of (i) 3,530,000 shares of common stock to certain investors for an aggregate purchase price of $35.3 million in a private placement immediately prior to the closing of the Business Combination (the “Equity Financing”); and (ii) up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) (of which we have entered into agreements for

$37,959,184 of Debentures) and warrants to certain investors named in the Securities Purchase Agreement dated December 16, 2021, substantially concurrently with the closing of the Business Combination (the “Debt Financing”).

•        “public stockholders” means holders of Public Common Stock.

•        “Public Common Stock” means Common Stock sold in the IPO as part of the Units, whether they were purchased in the IPO or thereafter in the open market.

•        “Public Warrants” means warrants sold in the IPO as part of the Units, whether they were purchased in the IPO or thereafter in the open market.

•        “Private Warrants” mean the 7,175,000 warrants issued to the Co-Sponsors, consisting of (i) 4,783,333 Private Warrants issued to CleanTech Sponsor; and (ii) 2,391,667 Private Warrants issued to CleanTech Investments, in a private placement in connection with the consummation of the IPO.

•        “RaaS” means Robotics as a Service.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Trust Account” means CLAQ’s trust account maintained by Continental.

•        “Trust Agreement” means the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated July 14, 2021, as amended on July 19, 2022.

•        “Units” means the units of CLAQ, each consisting of one share of common stock, one right and one-half of one redeemable warrant.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of CLAQ and/or Nauticus and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus” and “Business of Nauticus.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of CLAQ and Nauticus as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by CLAQ and the following:

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of the Combined Company to maintain the listing of the Combined Company’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the outcome of any legal proceedings that may be instituted against CLAQ or Nauticus related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of the Combined Company;

•        the ability of Nauticus to compete effectively in a highly competitive market;

•        the ability to protect and enhance Nauticus’ corporate reputation and brand;

•        the impact from future regulatory, judicial, and legislative changes in Nauticus’ industry;

•        the uncertain effects of the COVID-19 pandemic;

•        competition from larger technology companies that have greater resources, technology, relationships and/or expertise;

•        future financial performance of the Combined Company including the ability of future revenues to meet projected annual bookings;

•        the ability of Nauticus to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        the ability of Nauticus to generate sufficient revenue from each of our revenue streams;

•        the ability of Nauticus’ patents and patent applications to protect Nauticus’ core technologies from competitors;

•        Nauticus’ ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements;

•        product sales and/or services;

•        Nauticus’ ability to execute its business plans and strategy; and

•        those factors set forth in documents of CLAQ filed, or to be filed, with SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of CLAQ and Nauticus prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to CLAQ, Nauticus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, CLAQ and Nauticus undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 13 and the financial statements and related notes included in this prospectus.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

The Parties to the Business Combination

CleanTech Acquisition Corp.

CLAQ was incorporated as a blank check company formed under the laws of the State of Delaware on June 18, 2020. CLAQ was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On July 19, 2021, CLAQ consummated the IPO of 15,000,000 Units at $10.00 per Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the IPO, CLAQ consummated the sale of 4,333,333 warrants at a price of $1.00 per Private Warrant in a private placement to CleanTech Sponsor (“CleanTech Sponsor”), and 2,166,667 warrants (together, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to CleanTech Investments LLC, an affiliate of CleanTech Sponsor (“CleanTech Investments,” together with CleanTech Sponsor, the “Co-sponsors”), generating gross proceeds of $6,500,000.

CLAQ granted the underwriters in the IPO a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any. On July 28, 2021, the underwriters exercised the over-allotment option in full to purchase 2,250,000 Units, generating an aggregate of gross proceeds of $22,500,000. In connection with the underwriters’ exercise of their over-allotment option, CLAQ also consummated the sale of an additional 450,000 Private Warrants at $1.00 per Private Warrant to CleanTech Sponsor and 225,000 Private Warrants at $1.00 per Private Warrant to CleanTech Investments, generating gross proceeds of $675,000.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO (including the over-allotment option) and the sale of the Private Warrants, a total of $174,500,000 was deposited into the Trust Account, and the remaining $1,500,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In connection with the stockholders’ vote at the special meeting of stockholders held on July 18, 2022, $156,533,843 was withdrawn from the Trust Account to pay for the redemption of 15,466,711 shares of CLAQ common stock. As of August [•], 2022, there was approximately $18.1 million held in the Trust Account.

In connection with the stockholders’ vote at the special meeting of stockholders held on September 6, 2022, 361,986 shares were tendered for redemption, and approximately $3.7 million is expected to be withdrawn from the Trust Account to pay for such redemption.

Nauticus Robotics, Inc.

Nauticus Robotics, Inc. is a Houston-area developer of ocean robots, cloud software, and services delivered in a modern business model to the ocean industry. Nauticus was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014, in the State of Texas. Nauticus’ robotics products and services will be delivered to commercial and government-facing customers through a Robotics as a Service (“RaaS”) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and forward facing products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofit/upgrading legacy systems and other 3rd party vehicle platforms. Nauticus’ services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, to improve offshore health, safety, and environmental exposure.

The Robotics as a Service revenue model emulates the Software as a Service (SaaS) revenue model, which is commonly used for consumer and business software licensing, but extends the model to include robots. In the SaaS model, the end user pays a fixed fee for a set period of time in order to use of the software. In the case of Nauticus’ RaaS model, clients will be charged a flat fee for performing the service over a period of time as required to complete the task. This fixed fee supports full use of Aquanaut, Hydronaut, ToolKITT, the communication infrastructure, and the personnel required to support the servicing mission. The RaaS fee approach encompasses the complete technology stack that is required to complete the contracted work. This can be contrasted with the industry’s current commercial approach which bills clients based on the individual elements for performing the servicing mission (e.g., an itemized invoice for deployment of the equipment, tooling, crew, boat fuel, vessel, etc.). With the RaaS model, a flat rate, currently estimated to be $40,000/day, will be billed to cover all equipment and personnel required to perform the service, irrespective of exactly which tasks are being performed. In Nauticus’ RaaS model, the subscriber pays for the service and not the rolled-up costs individually, as is frequently done today via an a la carte menu fashion. All other costs are covered in the subscription fee, including the long-term maintenance and servicing of the robots. At this stage, Nauticus proposes the use of a Robotics as a Service business model for delivering services to commercial clients only.

In contrast to the other robotics systems, the Argonaut is handled differently and does not currently fall under the RaaS business model. The client base for Argonaut purchases the platform outright. There is longer term service revenue associated with each platform around maintenance and addon enhancements and payloads.

Nauticus’ mission is to disrupt the current ocean services paradigm through the introduction and integration of advanced robotic technologies. These key technologies are supervised autonomy control software, novel robotic platforms capable of implementing autonomous behaviours, acoustic communications networking protocols, force/torque controllable electric manipulation, perception, artificial intelligence, and machining learning software, and multimodal 3-D workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs and greenhouse gas emissions over conventional methods based on the size of legacy surface support vessels, their crew, and required communications and power links. Legacy surface support vessels are typically 75 meter vessels, requiring a large crew and substantial equipment. Further, using tethered ROVs, the surface support vessel must support large spools of communication and power cable that can link the surface to the ROV, for example, down to 3,000m. This outfit can cost upwards of $100,000 per day, based on the size of the crew, the cost or the surface support vessel and equipment. In comparison, Nauticus’ cost estimates, which it validated through testing of the Hydronaut and Aquanaut, show that these day rate costs can be reduced by up to 60% when the full complement of Nauticus technologies are deployed. This is because the cost to outfit and hire the vessel are reduced as the Hydronaut is a 18 meter vessel, requiring fewer crew and resources. And, the reduced crew and vessel size leads to similar reductions in greenhouse gases emitted during these operations. Further, because the Aquanaut is an untethered remotely operated vehicle (“ROV”), it does not require the amounts of communication and power cables that a tethered ROV requires, reducing the cost of operations.

Robotics Systems:

A sample set of Nauticus’ portfolio of robotics systems include:

•        Aquanaut.    The Aquanaut is designed to be launched from shore or off the back of an autonomous surface vessel to operate as a free-swimming subsea vehicle that is controlled through an acoustic communication system and capable of performing a wide range of inspection and manipulation tasks. The defining capability of Aquanaut is to operate in two separate modes — Inspection and Intervention. The Inspection mode involves the use of sensors during vehicle transit and the Intervention mode uses work class manipulators (Nauticus’ Olympic Arms) to perform work in the subsea environment.

The Aquanaut is currently offered through direct sales to strategic clients and will be offered through RaaS when available.

Nauticus has produced two units to date. Both of which may be considered “pre-production units” but for internal purposes are distinguished as being a “developmental unit” and a “pre-production unit”. The initial unit, referred to herein as the “developmental unit” was built to identify the key developmental challenges (hence why the moniker “developmental unit” is sometimes used to refer to this initial vehicle) of building a transformable subsea vehicle that could perform dexterous manipulation over low-capacity bandwidth and latent communication techniques (i.e., those indicative of acoustic communications rates — to which Nauticus was granted a patent). Once the “developmental unit” was produced, Nauticus tested this vehicle in Nauticus’ own test tank, NASA’s indoor Neutral Buoyancy Laboratory, Seanic’s outdoor pool, and in other inland outdoor bodies of water to identify other design aspects for further engineering improvements.

This “developmental unit” vehicle testing motivated the redesign of subsystems for the subsequent Aquanaut vehicle, referred herein as the “pre-production unit” vehicle. Nauticus chose to apply the pre-production classification to the second unit because the vehicle still had not gone through a design evolution for deep water and mass production (defined as tens of units per year) considerations. However, the second pre-production vehicle still incorporated several key improvements over the initial “developmental unit” including aluminum space frame hull structure and other materials enhancements, improved thrust and sensor payloads, improved vehicle performance, and most importantly an improved power electronics and avionics architecture. The second “pre-production unit” vehicle also expanded the test regime to the Gulf of Mexico Galveston Bay area. The purpose of this second “pre-production unit” vehicle was to demonstrate expanded and advanced capabilities in perception, embedded computing, and autonomous manipulation and to further inform the manufacturing techniques for the production vehicles. The developmental unit is currently under contract with our Large Confidential Government Contractor (as defined below). The “generational” approach described above, that Nauticus has utilized in the development of the Aquanaut, is a very common engineering practice that mitigates final product risk through incremental vehicle improvements.

Three units are in production (which are being assembled through a trusted and experienced subsea vehicle manufacturing partner incorporating processes for tighter quality control, volume manufacturing that will allow repeatable low volume mass production and also some improved deep-water design changes) and were expected to be completed by the end of the third quarter of 2022. However, due to supply chain disruptions one of the Aquanauts is to be delivered in Q4 2022 and the remaining two (2) Aquanauts are to be delivered in Q1 2023 and commissioned in early 2023. The current production timeline for a single Aquanaut is six months, but Nauticus expects that timeline to decrease to three months in coming years, with production efficiency gains and economies of scale. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet each Aquanaut within a maximum of 90 days of completed production.

•        Argonaut.    A derivative of the Aquanaut vehicle is the Argonaut which has enhanced capabilities for transit and autonomous operations. This vehicle has been orchestrated to provide Nauticus’ government-facing customers with the capabilities to perform their specialized mission scenarios. The Argonaut is completing final assembly in our facility. Upon completion, expected in the third quarter of 2022, the first Argonaut vehicle will undergo commissioning in the Gulf of Mexico leading to its acceptance by the customer, a large confidential government contractor (a “Large Confidential Government Contractor”), for further use in US government applications. Specifically, this vehicle will be used by a Large Confidential Government Contractor, in conjunction with Nauticus, to perform under a current contract. This product and other variants are already available for direct sales to U.S. Department of Defense entities, contractors, and is planned for future commercial services through a RaaS contract for ongoing services.

Since there is very little difference between Argonaut and Aquanaut except for the outer mold line (“OML”), and minor navigational and other sensors, the current production timeline for a single Argonaut is also six months. But Nauticus expects that timeline to similarly decrease to three months in coming years. Nauticus expects that it will be able to sell or lease an Argonaut within 90 days of completed production.

•        Olympic Arm.    An all-electric, work-class manipulator built to serve ROV and hovering and resident AUV markets, providing an electric advantage that allows for more perception-driven decision making for semi-autonomous tasking. The current existing hydraulic solutions are undesirous for both operating costs and environmental concerns. Fully electric systems that make use of advanced sensing and control techniques will increase reliability and reduce time-on-task (vessel days saved). Further the all-electric architecture helps prevent hydraulic oil spills for the current offering for more environmentally sensitive areas. (e.g., North Sea, Canada, etc.).

The Olympic Arm is currently offered as both a standalone product and as a component to both the Aquanaut and in future models of the Argonaut. As such, the Olympic Arm is offered through direct sales and is planned for future commercial services through RaaS. As a standalone product, Nauticus is preparing to deliver the first unit to the first customer, IKM Subsea, followed by a second unit to an additional customer by the end of the first quarter of 2023. The current production timeline for a single Olympic Arm is two months, but Nauticus expects that timeline to decrease to one month in coming years, with production efficiency gains. Nauticus expects that it will be able to sell or lease an Olympic Arm, or incorporate it into an existing product order, within 90 days of completed production.

•        ToolKITT.    This software suite is a multi-layered, multi-tool, software platform that can operate the Aquanaut, Argonaut, Olympic Arm, or other 3rd party ocean robotic vehicles through all mission phases. Its capabilities include navigational guidance, vehicle, and manipulator control as well as perception and planning and execution of tasks. ToolKITT is currently generating revenue through a Defense Innovation Unit contract. Under this contract, the ToolKITT operates and controls a 3rd party ROV called a VideoRay Defender (a “Defender ROV”) to perform a set of tasks in support of subsea defense operations. Upon the successful completion of this contract, Nauticus will have the opportunity to license ToolKITT to the U.S. Department of Defense for use on their existing fleet of Defender ROVs.

•        Hydronaut.    A small, optionally crewed autonomous surface vessel that will support the real-time operations of Aquanaut in long range and deep water commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizons communications link to shore.

The first Hydronaut (“Hydronaut 1”) is currently fulfilling charter days for a Large Confidential Government Contractor, related to a Department of Defense customer. Hydronaut 1 is chartered through the engineering services portion of the contract with a Large Confidential Government Contractor and is not operating under a separate lease agreement. The lease agreement for Hydronaut 1 was based on a usage rate of $6,000 per day, with no fixed number of operational days, beginning on January 31, 2022. Through the four months ended April 30, 2022, the vessel had only been utilized three (3) days for a total revenue of $18,000. Hydronaut will support the RaaS model, when implemented, for Aquanaut. Nauticus will also independently offer Hydronaut through RaaS, when available, and currently offers Hydronaut through direct sales. Nauticus currently has one Hydronaut in service. It also has two more Hydronauts in production with Diverse Marine, in the UK, which were expected to be completed during the first quarter of 2023. However, due to supply chain disruptions the two Hydronauts are expected to be completed and commissioned in Q2 2023. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet, a Hydronaut within 90 days of completed production.

Robotics Team:

Nauticus has an experienced team with deep operational expertise in bringing emerging technologies to market. Nauticus’ engineering and design efforts are led by a highly experienced robotics team with over 200 years of cumulative robotics experience. Nauticus’ core engineering team has been working together for over 15 years and has designed and deployed advanced robotics systems for both public and private market applications.

Nauticus’ engineering process is a blend of Agile principles and a traditional phase-gate development workflows. The nature of robotics is highly intra- and multidisciplinary, containing both hardware and software components and requires a blend of both design methodologies. On the hardware side, Nauticus has created two design workflows (Standard Design and Simplified Design) that allow for quick-turn development as well as rigorous and detailed engineering work. Nauticus has also implemented a modified Agile Scrum workflow that allows for continual delivery of value, ability to change priorities, and resolve problems quickly.

Services and Revenue:

Nauticus is within an industry that operates on a service-based daily rate model, often with very lengthy master service agreements. These master service agreements can span from two to four years, or more, for each device dedicated to one customer, resulting in low utilization per asset. Nauticus differentiates itself by employing a more opportunistic view which expands across different customers for shorter periods of time, thus facilitating higher utilization rates.

However, similar to the current service model, our RaaS business model (planned for future commercial services but yet to be implemented) is characterized by a recurring revenue stream granted in exchange for services provided, in this case through usage of our Nauticus robotic vehicles. The RaaS model should be considered within a range of revenue models that have this recurring characteristic. The RaaS model, as described in this prospectus, covers a range of conventional service contracts through an ongoing contract to provide services in a local area. As Nauticus deploys its initial service fleet (currently projected to commence in late 2022 with the preproduction Aquanaut and preproduction Hydronaut at a rate that is lower than the intended market rate of $40,000 per day, but really in force in 2023 with the production Aquanaut and production Hydronaut at the intended market rate of $40,000 per day) we anticipate that the initial services will be paid through conventional contracting methods, directly with the customer or in regional partnerships with an in-country service entity.

These conventional contracting methods typically revolve around a long-term master service agreement (MSA) with an end client and service company. As a go to market strategy, Nauticus Robotics aligned interests with regional partners (e.g., Stinger Technology AS in Norway) to offer this conventional method within already awarded frame agreements. This allows Nauticus Robotics to shorten the adoption time of the service technology solution to an end client without having the end client fully adopt the entire RaaS model. There is however nothing that would prevent the end client from contracting directly with Nauticus Robotics under the RaaS offering. Thus use of the conventional contracting method does not exclude the providing of such services through the RaaS business model. Nonetheless, this conventional contracting method provides a quicker alternative if the RaaS business model is initially undesirable — a prominent reason being that the current contract is not up for rebid until much later. This allows Nauticus Robotics to provide and the client to access Nauticus Robotics technology sooner. This in turn also allows Nauticus Robotics to rapidly expand into new regions since it will use the in-country facilities and business resources of the regional partner.

Nauticus’ RaaS business model accommodates this type of contracting mechanism. However, as the new service paradigm matures and this technology is utilized by more customers, increased fleet assets will create a network effect in specific market regions (e.g., the North Sea, Gulf of Mexico, etc.). These assets will provide a continuous virtual residency of vehicles that serve the customer base. This ‘residency’ of available assets will enable a new approach to services at a further reduced cost, as customers share the operational overhead of supporting this new type of service infrastructure through ongoing subscription-based contracting.

The RaaS business model will be applied to the commercial fleet services aspect of our business. These services will be deployed through various RaaS contracting mechanisms as the market requires. The ToolKITT software platform is intended to be licensed on a SaaS basis or, in some cases, sold to end customers through a perpetual license. In the latter case, end users will be contracted for software support and maintenance. New versions and upgrades will be sold to customers set to retain the recurring revenue nature of the SaaS/RaaS model.

Although the sale of Nauticus’ products may occur on either point sales or RaaS/SaaS models, the fleet services and software (ToolKITT) are targeted for this type of recurring revenue sales. Other products such as Argonaut (US Defense) and Olympic Arms (for existing ROVs) are anticipated to be sold through conventional sales contracts with accompanying software licenses. Aquanaut, the commercial subsea vehicle, may also be sold to selective customers, when those sales are not expected to cannibalize or compete with other Nauticus fleet services.

To date, Nauticus has generated revenue through U.S. defense contracts utilizing Aquanaut, Hydronaut, ToolKITT and commercial contracts for engineering services. A recent purchase order from IKM Subsea (Norway) marks the first commercial sale of Nauticus’ Olympic Arm (all-electric, work class, subsea manipulator). The Argonaut is completing final assembly in our facility. Upon completion, expected in the third quarter of 2022, the first Argonaut vehicle will undergo commissioning in the Gulf of Mexico leading to its acceptance by the customer, a Large Confidential Government Contractor, for further use in US government applications. Nauticus intends to continue to support the U.S. Department of Defense as a contract performer, both on its own and with a Large Confidential Government Contractor. These contracts support further technology development for Nauticus and further opportunities to migrate aspects of this work to the commercial sector. Both Nauticus and our partner, a Large Confidential Government Contractor, plan to actively pursue sales and services in the U.S. defense and intelligence communities through the Argonaut vehicle. Engineering services for ad hoc projects will be naturally phased out of the revenue mix as Nauticus focuses on deploying its service fleet and conducting subsea services.

Currently, the Nauticus has limited product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution we developed.

The following table provides a breakdown of the actual and projected revenue by services and direct product sales (1)(2):

Category	2021A	2022E	2023E	2024E
Services	8.2	13.9	57.7	146.0
Direct Product Sales	0.4	1.8	44.5	56.1
Total	8.6	15.7	102.2	202.1

____________

(1)      The projected revenue by Services and Direct Product Sales disclosed in the table above is subject to the same qualifications and assumptions applied to the revenue projections disclosed under “Information About Nauticus Robotics, Inc. — Certain Nauticus’ Projected Financial Information”.

(2)      The projected revenue by Services and Direct Product Sales disclosed in the table above is the same that was presented and prepared as part of the projected financial information that Nauticus provided to CLAQ prior to its approval of the Business Combination.

The services reflected in the above table includes revenue from the RaaS model (as projected) applied to commercial services (primarily subsea energy/offshore wind), engineering services (primarily the Defense market), the lease of vehicles to commercial customers, and software licenses (SaaS). The Direct Product Sales category summarizes the sales of Aquanaut and Argonaut vehicles directly to commercial and defense customers.

The RaaS model is anticipated to commence in late 2022 with the currently available Hydronauts and Aquanauts in Nauticus’ inventory. The RaaS model will initially be offered through a preproduction Hydronaut and preproduction Aquanaut pair at a price point that is less than the anticipated $40,000 per day rate (disclosed herein). After delivery of additional vehicles to increase the fleet size and after their respective commissioning, the RaaS model is anticipated to continue in 2023 with the production Hydronaut and production Aquanaut at the expected market rate of $40,000 per day. Since the vehicles will have limited calendar space to generate revenue in 2022, the RaaS service model is expected to account for just a small portion, approximately $0.35 million of the $13.9 million, in the broader Services category (as defined above) revenue for 2022. These vehicles, along with the new builds projected in 2023, are expected to generate approximately $12.6 million of the $57.7 million Services revenue in 2023 with the balance of the revenue coming from the other services and product sales within government markets. In 2024, the service fleet is expected to expand and the revenue from the RaaS business is estimated to account for $117.4 million of the total projected revenue of $146.0 million from services.

Contact:

Nauticus’ principal executive offices are located at 17146 Feathercraft Lane, Suite 450, Webster, TX 77598. Nauticus’ telephone number in the USA is (281) 942-9069. Additional company and product information is available at www.nauticusrobotics.com.

For more information on Nauticus, please see the sections titled “Information about Nauticus Robotics, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus”

Merger Sub

Merger Sub was a wholly-owned subsidiary of CLAQ formed to consummate the Business Combination. On September [9], 2022, Merger Sub merged with and into Nauticus, with Nauticus surviving the Merger as a wholly-owned subsidiary of CLAQ.

The Merger Agreement

On December 16, 2021, CLAQ entered into an Merger Agreement with Merger Sub, and Nauticus. Pursuant to the terms of the agreement which was then amended on January 30, 2022 and June 6, 2022, a business combination between CLAQ and Nauticus was effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the Merger as a wholly-owned subsidiary of CLAQ.

Subscription Agreements.    In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CleanTech Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CleanTech has agreed to sell to the Subscribers, an aggregate of 3,530,000 shares of CleanTech Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $35.3 million (the “Equity Financing”).

Securities Purchase Agreement.    In connection with the execution of the Merger Agreement, CleanTech and Nauticus entered into Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants. The number of shares of common stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of common stock into which the associated warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). The exercise price of the associated warrant is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the associated warrant will be adjusted to such lower price, and the number of shares underlying the warrant will increase proportionately. In the event of a rights offering or dividend, the warrant holder will be treated as though the shares underlying the warrant he/she holds were outstanding. These warrants can be exercised on a cashless basis. There is an original issue discount of 2% from the issued amount of the Debentures. Interest accrues on all outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures are secured by first priority interests, and liens on, all present and after-acquired assets of the Combined Company, and will mature on the fourth anniversary of the date of issuance. ATW has subscribed for Debentures in the aggregate principal amount of $37,959,184 (out of the aggregate $40.0 million) which is convertible into 3,036,735 shares of the Combined Company’s common stock and associated warrants for an additional 3,036,735 shares of the Combined Company. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and CLAQ’s director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Amended and Restated Registration Rights Agreement.    In connection with the Closing, Nauticus, CleanTech and certain stockholders of each of Nauticus and CleanTech who have received shares of CleanTech Common Stock pursuant to the Merger Agreement, have entered into an amended and restated registration rights agreement (“Registration Rights Agreement”).

Lock-up Agreement and Arrangements.    In connection with the Closing, the Sponsors and certain Nauticus stockholders have entered into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CleanTech, pursuant to which each has agreed, subject to certain customary exceptions, not to:

(i)     offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of CleanTech Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii)    enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)   publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech;

during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of common stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of common stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time.

Management

All of the executive officers of CLAQ immediately prior to the closing of the Business Combination have resigned and the individuals serving as executive officers of the Combined Company are the same individuals (in the same offices) as those of Nauticus immediately prior to the closing of the Business Combination.

See “Management of the Combined Company” for additional information.

THE OFFERING

Issuer	CleanTech Acquisition Corp., to be renamed Nauticus Robotics, Inc. in connection with the Business Combination
Shares that may be offered and sold from time to time by the Selling Stockholders named herein	3,530,000 shares of Common Stock.
CLAQ Common Stock issued and outstanding prior to the consummation of the Business Combination and any exercise of warrants and conversion of rights	6,095,789 shares

Common Stock to be issued and outstanding after the consummation of the Business Combination (assuming no redemptions and excluding shares issuable upon exercise of outstanding warrants and conversion of rights)

[__] shares
Use of proceeds

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

Proposed NASDAQ Capital Market symbol	“KITT”
Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION OF NAUTICUS

The following tables contain selected historical financial data of Nauticus for the periods and as of the dates indicated. Such data as of and for the years ended December 31, 2021 and 2020 are derived from the audited financial statements of Nauticus, which are included elsewhere in this prospectus. Such data as of and for the six months ended June 30, 2022 and 2021 are derived from the unaudited financial statements of Nauticus included elsewhere in this prospectus.

The following selected historical financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus”, Nauticus’ audited financial statements and related notes thereto, and unaudited interim financial statements included elsewhere in this prospectus. The selected historical financial data in this section is not intended to replace our audited financial statements, unaudited consolidated financial statements, and related notes and are qualified in their entirety thereby. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of Nauticus.

	For the Six Months ended June 30, 2022	For the Six Months ended June 30, 2021	Year Ended December 31,
			2021	2020
Statement of Operations Data:
Revenue	$5,225,524	$1,272,069	$8,591,540	$3,994,440
Costs and expenses
Cost of revenue	$4,439,223	$2,162,257	6,850,248	4,059,991
Depreciation	$228,405	$174,501	365,097	400,432
Research and development	$1,851,282	$1,669,542	3,533,713	4,951,619
General and administrative	$3,917,179	$1,296,875	4,362,400	3,319,455
Total costs and expenses	$10,436,089	$5,303,175	15,111,458	12,731,497
Operating loss	$(5,210,565)	$(4,031,106)	(6,519,918)	(8,737,057)
Other expense (income)
Other income	$(5,241)	$(1,574,888)	(1,601,568)	(1,609,962)
Loss on extinguishment of debt	—	—	9,484,113	—
Interest expense (income), net	$1,655,634	$138,375	725,166	66,943
Net loss	$(6,860,958)	$(2,594,593)	$(15,127,629)	$(7,194,038)
Basic and diluted weighted average shares outstanding	$680,600	$678,400	678,406	678,400
Basic and diluted net loss per share of common stock	$(10.08)	$(3.82)	$(22.30)	$(10.60)
Statement of Cash Flows Data:
Net cash used in operating activities	$(9,910,414)	$(3,812,057)	$(5,923,190)	$(4,499,775)
Net cash (used in) provided by investing activities	$(3,080,199)	$(3,008)	$(922,487)	$996,482
Net cash provided by financing activities	—	$6,339,256	$24,500,364	$2,539,909
	As of June 30, 2022	As of December 31,
		2021	2020
Balance Sheet Data:
Cash and cash equivalents	$7,962,254	$20,952,867	$3,298,180
Total assets	$21,501,599	$25,167,372	$5,332,612
Total liabilities	$34,585,200	$31,778,829	$6,761,333
Total stockholders’ deficit	$(13,083,601)	$(6,611,457)	$(1,428,721)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined and consolidated financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, CLAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Nauticus issuing shares for the net assets of CLAQ, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Nauticus. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Business Combination. The summary unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2022 gives effect to the Business Combination as if it had occurred on June 30, 2022. The summary unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined and consolidated financial information included in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined and consolidated financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of CLAQ and Nauticus for the applicable periods included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what CLAQ’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of CLAQ following the reverse recapitalization.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of CLAQ ordinary shares:

•        Assuming Minimum Redemptions:    This scenario, which we refer to as the “Minimum Redemption Scenario”, assumes that the only shares of common stock redeemed by the Public Stockholders are those that have already been redeemed prior to [September 8, 2022].

•        Assuming Maximum Redemptions:    This scenario assumes that 1,444,490 CLAQ Common Stock subject to redemption are redeemed for an aggregate payment of approximately $8.4 million (based on an estimated per share redemption price of approximately $5.82 that was calculated using the $8.4 million of cash in the Trust Account divided by 1,444,490 CLAQ shares of Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). Under the terms of the Merger Agreement, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the Subscription Agreements and after the payment of transaction expenses, must equal no less than $50.0 million.

	Pro Forma Combined
	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations Data For the Six Months Ended June 30, 2022
Net loss	$(7,149,213)	$(7,149,213)
Basic and diluted net income (loss) per share	$(0.18)	$(0.19)
Weighted average shares outstanding	39,750,780	38,306,290

Summary Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations Data For the Year Ended December 31, 2021
Net loss	$(29,856,057)	$(29,856,057)
Basic and diluted net income (loss) per share	$(0.75)	$(0.78)
Weighted average shares outstanding	39,750,780	38,306,290

Summary Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet Data As of June 30, 2022
Total assets	$67,466,474	$59,062,244
Total liabilities	$31,262,476	$31,262,476
Total stockholders’ equity	$36,203,998	$27,799,768

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in KITT Common Stock. The following risk factors apply to the business and operations of Nauticus and also apply to the business and operations of the Combined Company following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combination and may have an adverse effect on the business, cash flows, financial condition and results of operations of the Combined Company following the consummation of the Business Combination. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Risks Related to Nauticus’ Business and Industry

Nauticus is an early-stage company with a history of losses, and it expects to incur significant expenses for the foreseeable future.

Nauticus incurred a net loss of $6.8 million for the six months ended June 30, 2022 and $15.1 million and $7.2 million for the years ended December 31, 2021 and 2020, respectively. Nauticus believes that it will continue to incur operating and net losses each quarter until at least the fourth quarter of 2022. Even though Nauticus has commercial traction for platform sales, it may not attract customers for its RaaS offering, Nauticus’ potential profitability is dependent upon the successful adoption on a larger scale of its robotics systems, which may not occur. There can be no assurance that Nauticus will be financially successful.

Nauticus expects the rate at which it will incur losses will be significantly higher in future periods as Nauticus:

•        continues to design, develop, manufacture and commercialize its ocean robotic systems;

•        continues to utilize and develop potential new relationships with third-party partners for supply, design to manufacturing and manufacturing;

•        expands its production capabilities, including costs associated with potential outsourcing the manufacturing of its ocean robotic systems;

•        builds up inventories of parts and components for its ocean robotic systems;

•        matures its maintenance and servicing capacity, capabilities, and replacement parts inventory;

•        manufactures an inventory of its ocean robotic systems;

•        increases its sales and marketing activities and enhances its sales and distribution infrastructure;

•        further develop its remote monitoring, updating, and other cloud-based services;

•        refines its safety measures for the ocean robotic systems;

•        expands its technology infrastructure and cybersecurity measures, policies, and controls; and

•        increases its general and administrative functions to support its growing operations and to operate as a public company.

Because Nauticus will incur costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Nauticus’ losses in future periods will be significant. In addition, Nauticus may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Nauticus’ losses.

Nauticus has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Nauticus’ ability to report its results of operations and financial condition accurately and in a timely manner.

Nauticus management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Nauticus’ management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls. Nauticus has identified a material weakness in its internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Nauticus’ annual or interim financial statements will not be prevented or detected on a timely basis.

Nauticus identified certain accounting errors related to the financial statements. As a result, Nauticus management concluded that a material weakness existed in its internal control over financial reporting related to the identification and review of technical issues associated with certain unique, unusual and nonstandard transactions within Nauticus’ equity process. As a result of this material weakness, Nauticus’ management concluded that its internal control over financial reporting was not effective as of December 31, 2021.

To address this material weakness, Nauticus has engaged a technical accounting and financial reporting consulting firm to assist the company with (i) its financial accounting close, (ii) the application of technical accounting literature, (iii) the preparation of its financial statements, and (iv) the independent audit of its financial statements. Nauticus' plan is to employ additional financial and accounting personnel in key finance and accounting positions. The company has identified some new personnel and expects to secure their full-time employment by the end of third quarter 2022. As of August 31, 2022, Nauticus filled positions of Senior Accountant and Accounts Receivable to remediate this weakness in its internal controls. In addition, Nauticus added a Chief Financial Officer and transition one contract personnel to Vice President of Accounting to strengthen its internal controls and financial reporting. Nauticus also plans to transition one other current contracted personnel to a position of Corporate Controller. Nauticus is also strengthening internal controls over financial reporting by implementing an Enterprise Resource Planning system (“ERP”), a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. The Company expects to complete the ERP implementation by year end December 2022.

The resulting fully integrated system will enhance financial reporting and transactional interfaces. Nauticus will also add RaaS operations personnel as required when the production Aquanauts are completed, commissioned, and put into service. Nauticus’ management will make an assessment of these remediation steps and add additional staff, if necessary to remediate the weakness.

Nauticus expects to incur on-going significant costs to meet the corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, and the requirements of NASDAQ, with which Nauticus is not required to comply presently as a private company. Complying with these statutes, regulations, and requirements will occupy a significant amount of the Nauticus board of director's and management's time and will significantly increase its costs and expenses.

While Nauticus believes these actions will address the reported material weakness, Nauticus can give no assurances that these actions will remediate the deficiency in internal control or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Nauticus’ failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could result in a restatement of its financial statements and cause it to fail to meet its reporting obligations.

In addition to the steps already taken, Nauticus plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While Nauticus has processes to identify and appropriately apply applicable accounting requirements, Nauticus plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its consolidated financial statements. These include providing enhanced access to accounting literature, research materials and documents, increased communication among its personnel, hiring additional technical accounting resources, and third-party professionals with whom Nauticus consults regarding complex accounting applications. The elements of its continued remediation plan can only be accomplished over time, and Nauticus can offer no assurances that these initiatives will ultimately have all or some of the intended effects.

Any failure to maintain such internal control could adversely impact Nauticus’ ability to report its financial position and results of operations on a timely and accurate basis. If Nauticus’ financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if after the Business Combination, Nauticus’ financial statements are not filed on a timely basis, Nauticus could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities. In either case, that could result in a material adverse effect on Nauticus’ business. Ineffective internal controls could also cause investors to lose confidence in Nauticus’ reported financial information which could have a negative effect on the trading of Nauticus stock.

Nauticus can give no assurances that going forwards the measures it plans to take in the future will remediate any additional material weaknesses or restatements of financial results will not arise in the future due to failure to implement and maintain adequate control over financial reporting or circumvention of these controls. In addition, even if Nauticus is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair preparation and presentation of our consolidated financial statements.

For more information please see the Risk Factor “If Nauticus fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.”

Almost all of Nauticus’ revenues in 2020, 2021, and the second quarter of 2022 were derived from three customers. A substantial portion of Nauticus’ current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

Nauticus currently has a limited number of customers. For the three months and six months ended June 30, 2022, sales to one customer accounted for 84% and 89% of total revenue, respectively. For the year ended December 31, 2021, sales to one customer accounted for 89% of total revenue and the total balance due from this customer as of December 31, 2021 made up 82% of accounts receivable. For the year ended December 31, 2020, sales to one customer accounted for 61% of total revenue, sales to another customer accounted for 20% of total revenue, and sales to another customer accounted for 17% of total revenue. The total balances due from these customers as of December 31, 2020 made up 100% of accounts receivable. Sales to government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. In the event that Nauticus is successful in being awarded further government contracts, such awards may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders. Government demand and payment for Nauticus’ solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for Nauticus’ solutions. Government entities may have statutory, contractual, or other legal rights to terminate Nauticus’ contracts for convenience or default. For purchases by the U.S. federal government, the government may require certain products to be manufactured in the United States and other high cost manufacturing locations, and Nauticus or any third-party manufacturers may not manufacture all products in locations that meet government requirements, and as a result, Nauticus’ business and results of operations may suffer.

As a government contractor or subcontractor, Nauticus must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how Nauticus and its partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, Nauticus may be subject to non-ordinary course audits and internal investigations which may prove costly to its business financially, divert management time, or limit Nauticus’ ability to continue selling its products to its government customers. These laws and regulations may impose other added costs on Nauticus’ business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in Nauticus’ ability to do business with a government would adversely impact, and could have a material adverse effect on, Nauticus’ business, prospects, financial condition and operating results.

If Nauticus fails to effectively manage its growth, Nauticus may not be able to design, develop, manufacture, market, and launch new generations of its robotic systems successfully.

Nauticus intends to invest significantly in order to expand its business. Any failure to manage Nauticus’ growth effectively could materially and adversely affect Nauticus’ business, prospects, financial condition, and operating results. Nauticus intends to expand its operations significantly. Nauticus expects its expansion to include:

•        expanding the management, engineering, and product teams;

•        identifying and recruiting individuals with the appropriate relevant experience;

•        hiring and training new personnel;

•        launching commercialization of new products and services;

•        forecasting production and revenue and implementing enterprise resource planning (ERP) systems;

•        entering into relationships with one or more third-party design for manufacturing partners and third-party manufacturers and/or expanding its internal manufacturing capabilities;

•        controlling expenses and investments in anticipation of expanded operations;

•        carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

•        expanding and enhancing internal information technology, safety, and security systems;

•        establishing or expanding sales, customer service and maintenance and servicing facilities and organization;

•        conducting demonstrations of ocean robotic systems;

•        entering into agreements with suppliers and service providers; and

•        implementing and enhancing administrative infrastructure, systems, and processes.

Nauticus intends to continue to hire a significant number of additional personnel, including engineers, design and production personnel and service technicians for its ocean robotic systems and services. Because of the innovative nature of Nauticus’ technology, individuals with the necessary experience may not be available to hire, and as a result, Nauticus will need to expend significant time and expense to recruit and retain experienced employees and appropriately train any newly hired employees. Competition for individuals with experience designing, producing, and servicing dexterous ocean robots and their software is intense, and Nauticus may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Nauticus’ business, prospects, financial condition and operating results.

Nauticus’ operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, Nauticus’ actual operating results may be materially different from its forecasted results.

Nauticus is an ocean robotics and services company, with limited experience commercializing its products and services. The projected financial and operating information appearing elsewhere in this prospectus reflect estimates of future performance and is based on multiple financial, technical, and operational assumptions, including hiring of additional skilled personnel in a timely way to support continued development and commercialization of the core products, timing of commercial launch of the ocean robotic systems, the level of demand for Nauticus’ ocean robotic systems, the performance of Nauticus’ ocean robotic systems, the utilization of the ocean robot fleet, commercial interest in the RaaS subscription model, the useable life of the ocean robotic systems, cost of manufacturing, cost of components and availability of adequate supply, the nature and length of the sales cycle, maintenance and servicing costs and the costs of refurbishing the ocean robotic systems. However, given Nauticus’ limited commercial experience, it is likely that many of these assumptions will prove incorrect. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Nauticus’ control. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus”

and “Cautionary Note Regarding Forward-Looking Statements.” Whether actual operating and financial results and business developments will be consistent with Nauticus’ expectations and assumptions as reflected in its forecast depends on a number of other factors, many of which are outside Nauticus’ control, including, but not limited to:

•        whether Nauticus can obtain sufficient capital to sustain and grow its business;

•        Nauticus’ ability to manage its growth;

•        the contractual terms of one or more agreements with third-party manufacturers;

•        whether Nauticus can manage relationships with key suppliers and partners;

•        the timing and costs of the required marketing and promotional efforts;

•        the timing and cost of each sale or RaaS subscription;

•        whether customers and their employees will adopt the ocean robotic systems offered by Nauticus;

•        the timing required and success of customer testing of Nauticus’ technology;

•        competition, including from established and future competitors;

•        Nauticus’ ability to retain existing key management, to attract additional leaders, to integrate recent hires and to attract, retain and motivate qualified personnel, including engineers, design and production personnel, and service technicians;

•        the overall strength and stability of domestic and international economies;

•        demand for currently available and future ocean robots;

•        regulatory, legislative, and political changes; and

•        customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond Nauticus’ control, could cause Nauticus to fail to meet its operating and financial projections and could materially and adversely affect its business, prospects, financial condition and operating results.

We rely on third party manufacturers/suppliers and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We rely, and expect to continue to rely, on third party manufacturers/suppliers. This reliance on third party manufacturers/suppliers increases the risk that we will not have sufficient quantities of our products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts. Additionally, we may be unable to establish or continue any agreements with third-party manufacturers/suppliers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers/suppliers, reliance on third-party manufacturers/suppliers entails additional risks, including:

•        failure of third-party manufacturers/suppliers to comply with regulatory requirements and maintain quality assurance;

•        breach of the manufacturing/supply agreement by the third party;

•        failure to manufacture/supply our product according to our specifications;

•        failure to manufacture/supply our product according to our schedule or at all;

•        misappropriation of our proprietary information, including our trade secrets and know-how; and

•        termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

If our current or future third-party manufacturers/suppliers cannot perform as agreed, we may be required to replace such manufacturers/suppliers and we may be unable to replace them on a timely basis or at all. Our current and anticipated future dependence upon third party manufacturers/suppliers may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

The commercial RaaS launch of Nauticus’ core product, Aquanaut, may be delayed beyond the end of 2022.

Nauticus expects to commercially launch its RaaS business model to the public at large by the end of 2022. A delay in the delivery and readiness of its core product, Aquanaut, due to the factors mentioned below would also delay the generation of revenue through the RaaS business model. Both Aquanaut and the subsequent RaaS revenue stream may be delayed if the risks mentioned herein are not mitigated. Among the significant current challenges that could delay the commercial launch are:

•        The COVID-19 pandemic and general labor shortages of qualified applicants has affected and may continue to affect Nauticus’ ability to recruit skilled employees to join its team, negatively affecting the timeline.

•        Nauticus and its suppliers are currently experiencing increases in cost of and an interruption in the supply and shortage of materials. Due to the nature of Nauticus’ products, each unit contains several major subsystem components. Difficulty securing any components and materials could result in delays in the production of these platforms, which delays could be compounded if components or units require redesign.

•        Delays in the production of Aquanaut due to these challenges also affect negotiations with third party contract manufacturers, as such negotiations are more complicated if the units and/or components are undergoing improvements. If Nauticus is unable to enter into definitive agreements or is only able to do so on terms that are less commercially favorable to Nauticus, it may need to enhance its own manufacturing and production capabilities, which may impact Nauticus’ operating expenditures and profitability.

Nauticus’ financial projections, particularly its projected increases in revenue starting in 2023, were premised on a commercial launch of the RaaS business model by the 4th quarter, 2022. Delays in this launch will result in a commensurate delay in revenues and profitability.

Nauticus has limited experience commercializing its products at a large scale and may not be able to do so efficiently or effectively.

Although Nauticus has sold products to a limited number of individual customers in the past, it has limited experience commercializing ocean robotic systems at a large scale and may not be able to do so efficiently or effectively. A key element of Nauticus’ long-term business strategy is the continued growth in sales, marketing, training, customer service and maintenance and servicing operations, including hiring personnel with the necessary experience. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of Nauticus’ products into new markets. In addition, certain decisions Nauticus makes regarding staffing in these areas in its efforts to maintain an adequate spending level could have unintended negative effects on its revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

Nauticus’ business plans require a significant amount of capital. Nauticus’ future capital needs may require Nauticus to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

Nauticus will require significant capital to operate its business and fund its capital expenditures for the next several years. While Nauticus expects that following the Business Combination, Nauticus will have sufficient capital to fund its currently planned operations for the foreseeable future, it is possible that Nauticus will need to raise additional capital to fund its business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that Nauticus has limited experience commercializing its ocean robotic systems on a large scale, coupled with the fact that Nauticus’ products represent a new product category in the commercial and industrial ocean robotic market, means Nauticus has limited historical data on the demand for its robotic systems. In addition, Nauticus expects its capital expenditures to continue to be significant in the foreseeable future as it continues generational improvements for its commercial products, and that its level of capital expenditures will be significantly affected by customer demand for its ocean robotic systems. As a result, Nauticus’ future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. Nauticus may need to seek equity or debt financing to finance a portion of its capital expenditures. Such financing might not be available to Nauticus in a timely manner or on terms that are acceptable, or at all.

Nauticus’ ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of Nauticus’ business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to Nauticus. If Nauticus is unable to raise sufficient funds, it will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure. Nauticus might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that Nauticus would be forced to curtail or discontinue its operations.

In addition, Nauticus’ future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Nauticus’ operations.

If Nauticus cannot raise additional funds when it needs or want them, its operations and prospects could be negatively affected.

To date, Nauticus’ cash needs have been met with debt and equity funding from its principal stockholders. If the Business Combination is not consummated and Nauticus is not able to obtain sufficient funding, its business, prospects, financial condition and operating results will be harmed and Nauticus may be unable to continue as a going concern.

Nauticus’ products and services are disruptive to the ocean services industries, and important assumptions about the market demand, pricing, adoption rates and sales cycle, for its current and future products and services may be inaccurate.

Nauticus’ core offering, its tetherless surface and subsea robot pair, are a new service paradigm in the ocean services markets and which are currently dominated by conventional, tethered devices with large surface vessels. The market demand for and adoption of Nauticus’ offering is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycles may be inaccurate. Although Nauticus has engaged in ongoing dialogue with potential customers, it has few binding commitments to purchase its products and services and no hard commitments to enter into RaaS subscriptions. Existing or new regulatory or safety standards, or resistance by customer employees and labor unions, all of which are outside of Nauticus’ control, could cause delays or otherwise impair adoption of these new technologies, which will adversely affect Nauticus’ growth, financial position, and prospects. Given the evolving nature of the markets in which Nauticus operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets Nauticus expects to target. If one or more of the targeted markets experience a shift in customer or prospective customer demand, Nauticus’ products may not compete as effectively, if at all, and they may not be fully developed into commercial products. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results because of the risks included in this “Risk Factors” section, among others. If demand does not develop as expected or if Nauticus cannot accurately forecast pricing, adoption rates and sales cycle for its products, its business, results of operations and financial condition will be adversely affected.

With Nauticus’ service offering still being commercialized at a large scale, Nauticus has limited current customers and no hard contracts for the RaaS offering, and there is no assurance that expected customer demand will result in binding orders or subscriptions.

Nauticus expects to launch its core RaaS offering by the end of 2022 with the currently available preproduction Hydronauts and preproduction Aquanauts in Nauticus’ inventory. This evaluation is based on the time to complete production of the initial RaaS fleet. With initial fleet still under production, Nauticus has no binding commitments for its RaaS offering. At present, Nauticus has contracts for delivery of pre-production units with U.S. government customers and it also has had and currently has revenue generating contracts with both commercial and U.S. Government customers. Pre-production means that the unit that has not gone through a subsequent design evolution for mass production (defined as tens of units per year). Although Nauticus has engaged in dialogue (i.e. MOUs) with potential customers about their interest in Nauticus’ offering, there is no assurance that expected customer trials and discussions will result in binding commitments. There may be variability in the customer testing time that will be required to adopt its RaaS offering. As such, customer testing may be longer than anticipated by Nauticus, and Nauticus may not be able to provide such testing to the satisfaction of prospective customers, which could result in longer sales cycles and lower subscriptions revenue than anticipated. In addition, in order to build and maintain its business, Nauticus must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its ocean robotic systems, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Nauticus’ control, such as its limited commercial experience, customer unfamiliarity with its products, any delays in scaling production, inability of delivery and service operations to meet demand, competition and uncertainty regarding the future of ocean robotics. If Nauticus does not receive a sufficient number of binding orders for its products or RaaS subscriptions, its business, prospects, financial condition and operating results could be materially and adversely affected.

The benefits of Nauticus’ products to customers and projected return on investment have not been substantiated through long-term trials or use.

Nauticus’ core products’ benefits to customers and projected return on investment have not been substantiated through long-term trials or use. Nauticus currently has a limited frame of reference by which to evaluate the performance of its ocean robotic systems upon which its business prospects depend. There can be no assurance that such units will provide the expected benefit to customers. Nauticus’ ocean robotic systems may not perform consistently with customers’ expectations or consistently with other robotics products which may become available. Any failure of Nauticus’ robotic systems and software to perform as expected could harm Nauticus’ reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses and could have a material adverse impact on Nauticus’ business, prospects, financial condition and operating results. Additionally, problems and defects experienced by competitors or others in the ocean robotics market could, by association, have a negative impact on perception and customer demand for Nauticus’ ocean robotic systems.

Nauticus may fail to attract or retain customers for RaaS business model at sufficient rates or at all.

Nauticus has limited experience commercializing its RaaS business model and may not be able to do so efficiently or effectively. Although Nauticus has engaged in ongoing dialogue with potential future customers, there are currently no binding commitments with commercial customers to enter into RaaS agreements with respect to its ocean services. To grow its customer base, Nauticus must achieve binding commitments from expected customers and add new customers, which Nauticus may not be able to do in sufficient numbers or at all. Even if Nauticus is able to attract customers, these customers may not maintain a high level of commitment to Nauticus’ products and services. In addition, Nauticus will incur marketing, sales or other expenses, including referral fees, to attract new customers, which will offset revenues from such customers. For these and other reasons, Nauticus could fail to achieve revenue growth, which could adversely affect its results of operations, prospects and financial condition.

If customers or their employees do not perceive Nauticus’ product and service offerings to be of value, Nauticus may not be able to attract and retain customers and customers may fail to purchase additional units or renew their RaaS subscriptions. If Nauticus’ efforts to satisfy and retain its existing customers are not successful, it may not be able to attract customers, and as a result, its ability to maintain and/or grow its business will be adversely affected. Customers may fail to purchase additional units or cancel Nauticus’ subscription/contracts for many reasons including inadequate customer service or maintenance and servicing issues that are not satisfactorily resolved. Customer retention will also be largely dependent on the quality and effectiveness of Nauticus’ customer service and maintenance and servicing operations, which may be handled internally by Nauticus’ personnel and also by third-party service providers. Outsourcing of certain customer service and claims administration or maintenance and servicing functions may reduce Nauticus’ ability to ensure consistency in its overall customer service processes. If Nauticus is unable to successfully retain existing customers and attract new customers, Nauticus’ business, prospects, financial condition and operating results will be adversely affected.

Even if Nauticus successfully markets its products and services, the purchase or subscription, adoption and use of the products and services may be materially and negatively impacted if Nauticus’ customers resist the use and adoption of the products and services.

Nauticus has designed and developed its robotic systems with the goal of reducing operating costs and greenhouse gases through the use of smaller surface vessels (Hydronaut) and all electric robot subsystems. Even if Nauticus successfully markets its products and services to customers, the purchase or subscription, adoption and the use of the products and services may be materially and negatively impacted if Nauticus’ customers resist or delay the use and adoption of these new technology products and services. Customers may resist or delay the adoption of Nauticus’ products and services for several reasons, including lack of confidence in autonomous and semi-autonomous ocean vehicles. Nauticus will spend significant time and resources on beta units of its Aquanaut for customer testing. If Nauticus’ customers resist or delay adoption of Nauticus’ ocean robotic platforms, Nauticus’ business, prospects, financial condition and operating results will be materially and adversely affected.

Nauticus’ RaaS subscription model (planned for future commercial services but yet to be implemented) has yet to be tested and may fail to gain commercial acceptance.

Nauticus’ ability to derive revenue from its products depends on its ability to successfully market its products and develop a network of ongoing customers for its new RaaS revenue model. Investors should be aware of the difficulties normally encountered by a new business model, many of which are beyond Nauticus’ control, including substantial risks and expenses while establishing or entering new markets, setting up operations and undertaking marketing activities. There can be no assurance that customers will perceive benefits to the RaaS subscription model.

Because Nauticus will continue to own units while they are used by the customers, Nauticus will be subject to risks associated with ongoing ownership of the units, including the risks of deterioration, damage or theft and higher maintenance and servicing costs. All of these could result in higher costs to Nauticus, and could lead to customer dissatisfaction. The likelihood of Nauticus’ success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which Nauticus operates. There is, therefore, nothing at this time upon which to base an assumption that Nauticus’ RaaS business model will prove successful.

If Nauticus is successful in commercializing its products and services, Nauticus’ revenue will be concentrated in a limited number of models for the foreseeable future.

If Nauticus is successful in commercializing its products and services, its revenue will be concentrated in a limited number of models for the foreseeable future. Nauticus launched the Aquanaut platform in 2021 and expects to launch the commercial production versions of the Aquanaut robotic system under the RaaS business model by the end of 2022. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors. Such challenges may result in delay of the anticipated commercial launch of one or more of the products and services, which would adversely affect Nauticus’ financial and operating results. To the extent Nauticus’ products and services do not meet customer expectations, or cannot be completed or manufactured or delivered on their projected timelines and in line with cost and volume targets, Nauticus’ future sales and operating results may be adversely affected. Given that for the foreseeable future Nauticus’ business will depend on a limited number of product models, to the extent a particular product model is not well-received by the market, Nauticus’ revenue could be materially and adversely affected. This could have a material adverse effect on Nauticus’ business, prospects, financial condition and operating results.

Nauticus may not be able to complete or enhance its product and service offerings through its research and development efforts.

To commercially launch the RaaS business model, Nauticus will need to continue to advance and evolve its products in response to the evolving demands of its customers in the various industries it expects to serve. Nauticus expects to launch newer versions of two (2) subsea vehicle products by the end of 2022: the Aquanaut, a mobile subsea robotic system, and the Argonaut, a defense-oriented subsea vehicle. Each of these products and setup of associated services will require significant additional expenses, and Nauticus may not be successful in commercializing or marketing such products and services at all or within the currently expected timeline.

In addition, notwithstanding Nauticus’ market research efforts, its future products and services may not be accepted by customers or their employees. The success of any proposed product and service offerings will depend on numerous factors, including Nauticus’ ability to:

•        attract, recruit and retain qualified personnel, including engineers, design and production personnel and service technicians;

•        identify the preferred product and service features in multiple industries, such as offshore wind energy, defense, and subsea oil and gas and successfully incorporate those features into its products;

•        develop and introduce proposed products and services in sufficient quality and quantities and in a timely manner;

•        adequately protect its intellectual property and avoid infringing upon the intellectual property rights of third parties; and

•        demonstrate the cost savings and efficacy of the proposed products and services.

Nauticus has managed and expects to continue to manage its product development efforts through the development of alpha units, beta units and commercial units. If Nauticus fails to adequately communicate to customers the improvements that are expected from one development stage to the next, or if customer feedback from one development stage is not adequately reflected in the next, customers may not be persuaded of the value of Nauticus’ products and services. If Nauticus fails to generate demand by developing products that incorporate features desired by customers, Nauticus may fail to generate RaaS subscriptions sufficient to achieve or maintain profitability. Nauticus has in the past experienced, and may in the future experience, delays in various phases of product development, including during research and development, manufacturing, limited release testing, marketing and customer education efforts. Further, delays in product development would postpone demonstrations and customer testing, important opportunities for customer engagement, and cause Nauticus to miss expected timelines. Such delays could cause customers to delay or forgo purchases of or subscriptions to Nauticus’ products and services, or to purchase or subscribe for competitors’ products and services. Even if Nauticus is able to successfully develop proposed products when anticipated, these products and their related services may not produce revenue in excess of the costs of development and service, and they may be quickly rendered obsolete by changing customer preferences or the introduction by competitors of products and services embodying new technologies or features. If Nauticus is unable to successfully manage its product development and communications with customers, customers may choose to not adopt, to cancel or to not renew RaaS subscriptions, which would adversely affect Nauticus’ business, prospects, financial condition, and operating results.

Defects, glitches, or malfunctions in Nauticus’ products or the software that operates them, failure of its products to perform as expected, connectivity issues or operator errors, result in product recalls, lower than expected return on investment for customers, cause harm to operators and significant safety concerns, each of which could adversely affect Nauticus’ results of operations, financial condition and its reputation.

The design, manufacture, and marketing of Nauticus’ products involve certain inherent risks. Manufacturing or design defects, glitches, malfunctions, connectivity issues between the central processing unit and peripheral vehicle subsystems, unanticipated use of Nauticus’ robotic systems, operator errors or inadequate disclosure of risks relating to the use of ocean robotic systems, among others, can lead to injury, property damage or other adverse events. Nauticus conducts extensive testing of its units, in some instances in collaboration with its customers, to ensure that any such issues can be identified and addressed in advance of commercial launch of the products. However, there can be no assurance that Nauticus will be able to identify all such issues or that, if identified, efforts to address them will be effective in all cases.

In addition, if the manufacturing of Nauticus’ products is outsourced, Nauticus may not be aware of manufacturing defects that could occur. Such adverse events could lead to unexpected failures in Nauticus’ products and could result, in certain cases, in the removal of its products from the market. A product recall could result in significant costs. To the extent any manufacturing defect occurs, Nauticus’ agreement with the third-party manufacturer may contain a limitation on the third-party manufacturer’s liability, and therefore Nauticus could be required to incur the majority of related costs. Product defects or recalls could also result in negative publicity, damage to Nauticus’ reputation or, in the event of regulatory developments, delays in new product acceptance.

Nauticus’ products incorporate sophisticated computer software. Complex software frequently contains errors, especially when first introduced. Nauticus’ software may experience errors or performance problems in the future. If any part of Nauticus’ products’ hardware or software were to fail, the service mission could be compromised. Additionally, users may not use Nauticus’ products in accordance with safety protocols and training, which could amplify the risk of failure. Customers and users also may fail to install updates and fixes to the software for several reasons including poor connectivity or inattention. Any such occurrence could cause delay in market acceptance of Nauticus’ products, damage to its reputation, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

Nauticus anticipates that as part of its ordinary course of business it may be subject to product liability claims alleging defects in the design or manufacture of its products. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although Nauticus maintains product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, Nauticus may be unable to maintain its existing product liability insurance in the future at satisfactory rates or adequate amounts.

Even if Nauticus’ products perform properly and are used as intended, if operators sustain any injuries while using Nauticus’ products, Nauticus could be exposed to liability and its results of operations, financial condition, and its reputation may be adversely affected.

Nauticus’ products contain complex technology and must be used as designed and intended in order to operate safely and effectively. While Nauticus expects to develop a training, customer service and maintenance and servicing infrastructure to ensure users are equipped to operate its products in a safe manner, it cannot be sure that the products will ultimately be used as designed and intended. In addition, Nauticus cannot be sure that it will be able to predict all the ways in which use or misuse of the products can lead to injury or damage to property, and its training resources may not be successful at preventing all incidents. If operators were to sustain any injuries or cause any damage to property while using Nauticus’ products, in a manner consistent with Nauticus’ training and instructions or otherwise, Nauticus could be exposed to liability and its results of operations, financial condition and its reputation may be adversely affected.

Nauticus has no experience maintaining or servicing its products at a large scale.

Under the RaaS subscription (planned for future commercial services but yet to be implemented) or conventional service contract model, Nauticus will be responsible for maintenance and servicing of the units. However, Nauticus has no experience providing maintenance and servicing on a global scale. Nauticus may elect to partner with one or more third parties to perform some or all of the servicing and maintenance on its products, but there can be no assurance that Nauticus will be able to enter into an acceptable arrangement with any such third-party provider. Although such servicing partners may have experience in servicing complex machinery, they will initially have limited experience in servicing Nauticus’ ocean vehicles. If Nauticus is unable or elects not to enter into a partnership with third parties to perform maintenance and servicing, it would be required to provide such services directly, which would significantly increase Nauticus’ capital expenditures and personnel costs. Nauticus would also be required to recruit and train employees to provide these services and it may not be able to attract persons with the necessary knowledge or experience to provide these services. Delays in implementing a maintenance and servicing infrastructure may significantly delay new RaaS subscriptions due to smaller than expected maintenance and servicing capacity.

In addition, there can be no assurance that Nauticus’ service and maintenance arrangements will adequately address the service and maintenance requirements of its customers to their satisfaction, or that Nauticus and its servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of robotic systems Nauticus delivers increases. Even if Nauticus and its servicing partners have the sufficient resources and experience needed, they still may not adequately service or maintain the units. If Nauticus is unable to, directly or through third party partners, roll out and establish a widespread service network, including on-site services, customer satisfaction could be adversely affected, which in turn could materially and adversely affect Nauticus’ reputation and thus its sales, results of operations and prospects.

Nauticus’ customers will also depend on Nauticus’ customer support team to resolve technical and operational issues relating to the integrated software underlying Nauticus’ ocean robotic systems. In addition, the RaaS subscription model will require Nauticus to cover costs relating to servicing and maintenance of the robotic systems. Customer behavior and usage may result in higher than expected maintenance and repair costs. Moreover, if RaaS customers do not pay the subscription fee while the units are out of service, there could be an adverse impact on Nauticus’ financial condition and operating results.

As Nauticus continues to grow, additional pressure may be placed on Nauticus’ customer support team or partners, and Nauticus may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Nauticus also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Nauticus’ operating results. If Nauticus is unable to successfully address the service requirements of its customers or establish a market perception that Nauticus does not maintain high-quality support, Nauticus may be subject to claims from its customers, including loss of revenue or damages, and Nauticus’ business, prospects, financial condition and operating results may be materially and adversely affected.

Nauticus’ ability to manufacture products of sufficient quality on schedule is unproven, and delays in the design, production and launch of its products could harm its business, prospects, financial condition and operating results.

Nauticus’ future business depends in large part on its ability to execute its plans to design, develop, manufacture, market, deploy and service its products. Nauticus intends to outsource the manufacturing of its ocean robotic systems to a third-party manufacturing partner. While this arrangement may lower operating costs, it also reduces Nauticus’ direct control over production and manufacturing. Such diminished control may have an adverse effect on the quality or quantity of Nauticus’ units, or Nauticus’ flexibility to respond to changing conditions.

Nauticus also plans to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of Nauticus’ units. While this allows Nauticus to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to Nauticus’ specifications or delivered in a timely manner to meet Nauticus’ program timing requirements.

Nauticus’ continued development and manufacturing of its commercially available robotic system, Aquanaut, and its future models, including Argonaut, are and will be subject to risks, including with respect to:

•        costs to be incurred by Nauticus and/or any third-party manufacturing partner or partners in meeting Nauticus specifications and design tolerances;

•        the ongoing effects of the COVID-19 pandemic or other pandemics, epidemics or outbreaks;

•        hiring and retaining a sufficient number of qualified employees. Nauticus has historically been understaffed due to these challenges;

•        long- and short-term durability of Nauticus’ ocean robotic systems to withstand day-to-day wear and tear;

•        delays in delivery of final systems and components by Nauticus’ suppliers;

•        manufacturing of robotic systems units in excess of demand due to contractual requirements or unexpected changes in demand;

•        shifts in demand for future models;

•        quality controls, particularly as Nauticus’ plans to expand its production capabilities;

•        delays or disruptions in Nauticus’ supply chain, or the need to order supplies in excess of demand due to batch number requirements or price thresholds;

•        work stoppages, labor strikes and other labor disputes affecting Nauticus or its suppliers, third-party manufacturers and other partners; and

•        other delays and cost overruns.

Nauticus is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Nauticus may seek to enter into strategic alliances, joint ventures, minority equity investments, acquisitions, collaborations and in-license arrangements. There is no guarantee that any of these partnerships or acquisitions would lead to any binding agreements or lasting or successful business relationships with third parties. If any of these relationships are established, they may subject Nauticus to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new relationships, any of which may materially and adversely affect Nauticus’ business. Nauticus may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Nauticus may also suffer negative publicity or harm to its reputation by virtue of its association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of Nauticus’ business. However, there are no assurances that Nauticus will be able to identify or secure suitable business relationship opportunities in the future or Nauticus’ competitors may capitalize on such opportunities before Nauticus does. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If Nauticus is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, Nauticus has in the past, and may in the future acquire additional assets, products, technologies or businesses that are complementary to its existing business. From time to time, the sellers of these assets, products and technologies or business may retain limited rights to the technology that they sell to us, which in some circumstances could allow the sellers to compete with us in a limited fashion. In addition to possible stockholder approval, Nauticus may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Nauticus’ business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into Nauticus’ own require significant attention from Nauticus’ management and could result in a diversion of resources from Nauticus’ existing business, which in turn could have an adverse effect on Nauticus’ operations and financial results. Acquired assets or businesses may not generate the financial results Nauticus expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Nauticus is highly dependent on the services of its senior management and other key employees and, if Nauticus is unable to attract and retain a sufficient number of qualified employees, its ability to design, manufacture and launch its products, operate its business and compete could be harmed.

Nauticus’ success depends, in part, on its ability to retain its key personnel. Nauticus expects that it will be required to increase compensation levels of senior management and key employees to remain competitive with its peers. The unexpected loss of or failure to retain one or more of Nauticus’ senior managers or other key employees could delay product development and require outsourcing to third parties, each of which in turn could adversely affect Nauticus’ business. Nauticus’ success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and Nauticus’ ability to hire, attract and retain them depends on its ability to provide competitive compensation. Nauticus may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Nauticus’ business, including the execution of its strategy. Any failure by Nauticus’ management team and Nauticus’ employees to perform as expected may have a material adverse effect on Nauticus’ business, prospects, financial condition and operating results.

Nauticus’ management as a group has limited experience in operating a public company.

Nauticus’ management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Nauticus’ executive officers as a group have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. Nauticus will need to recruit additional persons to join its management team in order to handle the increased demands of running a public company, but its efforts may not be successful. Nauticus may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by Nauticus’ management team to perform as expected may have a material adverse effect on Nauticus’ business, prospects, financial condition, and operating results.

Nauticus will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on its business, prospects, financial condition and operating results.

Nauticus will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Nauticus’ is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Nauticus will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Nauticus’ management and other personnel will need to devote a substantial amount of time to these compliance initiatives. It is possible that Nauticus will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. Moreover, Nauticus expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Nauticus’ net loss. For example, Nauticus expects it to become more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to incur substantially higher costs to obtain appropriate coverage. Nauticus cannot accurately predict or estimate the amount or timing of additional costs it may incur. The impact of being a public company could also make it more difficult for Nauticus to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers. Such increased expenses and administrative burdens involved in operating as a public company could have a material adverse effect on Nauticus’ business, prospects, financial condition, and operating results.

Ongoing impacts from COVID-19 or another pandemic, epidemic or outbreak of an infectious disease may materially and adversely impact Nauticus’ business, prospects, financial condition and operating results.

The ongoing COVID-19 pandemic as well as other possible health pandemics, epidemics or outbreaks may materially and adversely impact Nauticus’ business, prospects, financial condition, and operating results. Nauticus’ engineering and product development operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Nauticus has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide.

Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers, manufacturers and partners may suspend or delay their engagement with Nauticus, which could result in a material adverse effect on its financial condition and ability to meet current timelines. The COVID-19 pandemic has affected and may continue to affect Nauticus’ ability to recruit skilled employees to join its team. Nauticus’ response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, prospects, financial condition and operating results. In addition, when the pandemic subsides, Nauticus cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and operating results.

On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, including, among others:

•        blocking sanctions against some of the largest state-owned and private Russian financial institutions (and their subsequent removal from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system) and certain Russian businesses, some of which have significant financial and trade ties to the European Union;

•        blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities; and

•        blocking of Russia’s foreign currency reserves as well as expansion of sectoral sanctions and export and trade restrictions, limitations on investments and access to capital markets and bans on various Russian imports.

While we do not currently have operations in Ukraine, Russia or Belarus, we are nevertheless actively monitoring the situation in Ukraine and assessing its impact on our business, including our business partners and customers. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We have no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could affect our business, financial condition and operating results. Any such disruptions may also magnify the impact of other risks described herein.

Nauticus may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of its products, and a failure to comply with such regulations could lead to withdrawal or recall of Nauticus’ products from the market, delay Nauticus’ projected revenues, increase cost, or make Nauticus’ business unviable if it is unable to modify its products to comply.

Nauticus may become subject to new or changing international, federal, state and local regulations, including laws relating to the design, manufacturing, marketing, distribution, servicing or use of its products. Such laws and regulations may require Nauticus to pause sales and modify its products, which could result in a material adverse effect on its revenues and financial condition. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury and cleanup costs. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Nauticus’ operations. Any failure to comply with such laws or regulations could lead to withdrawal or recall of Nauticus’ products from the market.

Nauticus may experience significant delays in the design, development, production and launch of its ocean robotic systems, which could harm its business, prospects, financial condition and operating results.

Nauticus’ core products, including the Argonaut, Aquanaut, Olympic Arm and ToolKITT, are currently offered through direct sales and will be offered for lease through RaaS when available, Nauticus expects that the nature of these products will require continuous improvements and further testing throughout their product and generational lifecycle in order to innovate and develop these products fully. Manufacturing and deliveries of the Aquanaut, to public commercial clients, are not expected to begin until the end of 2022, and may occur later or not at all. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors. Any delay in the design, development, production and release of Nauticus’ products could materially damage Nauticus’ brand, business, prospects, financial condition and operating results. Nauticus may experience delays in the design, development, production and release of new products, including due to integration, safety and performance issues. To the extent Nauticus delays the commercial launch of its ocean robotic systems, its growth prospects and operating results will likely be adversely affected.

Nauticus has no experience to date in high volume manufacture of its products, nor does it have the facility, employees or equipment needed to manufacture its products in high volume.

Nauticus intends to enter into contracts with one or more third-party manufacturers to produce Nauticus’ ocean vehicles. Nauticus does not know whether its future third-party manufacturers will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, that will enable Nauticus to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market Nauticus’ robotic systems. Even if Nauticus and its third-party manufacturers are successful in developing its production capability and processes and reliably source its components, Nauticus does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers and vendors, or force majeure events, or in time to meet Nauticus’ unit commercialization schedules or to satisfy the requirements of customers and potential customers.

If Nauticus is unable to enter into agreements with third-party manufacturers on acceptable terms, it will need to develop its own manufacturing and production capabilities, significantly increasing Nauticus’ capital expenditures and delaying production of Nauticus’ ocean robotic systems. If this were to occur, Nauticus would need raise or borrow additional money, which may not be successful, and possibly change the anticipated pricing of its RaaS subscription model, which would adversely affect Nauticus’ margins and cash flows.

Any failure to develop production processes and capabilities within Nauticus’ projected costs and timelines could have a material adverse effect on Nauticus’ business, prospects, financial condition and operating results.

The period of time from initial design of Nauticus’ products to obtaining binding purchase commitments from customers is long and Nauticus is subject to the risk that customers who initially expressed an interest in its products during the design phase will not enter into binding commitments.

Nauticus’ products contain complex technology that requires multiple years of engineering and design. Therefore, the period of time from initial design of Nauticus’ products to obtaining binding purchase commitments from customers is long and Nauticus is subject to the risk that customers who initially expressed an interest in its products during the design phase will not enter into binding commitments. Nauticus’ design of its products is significantly influenced by feedback from potential customers and reflect the needs they expressed. As a result, adapting Nauticus’ products to other industries or customers may require additional design, development, testing, work and expenses. Nauticus cannot be sure that it will be able to adapt its products to reflect such feedback successfully or at all. If customers who initially express an interest in Nauticus’ proposed products and influenced their design ultimately decide to not enter into binding commitments or to adopt a competitors’ technology, Nauticus’ business, prospects, financial condition and operating results would be adversely affected.

Nauticus’ ability to control costs and liability is dependent on developing sufficient screening criteria for its RaaS customers.

Nauticus’ ability to realize revenue and reduce liability related to its RaaS subscription model (planned for future commercial services but yet to be implemented) is heavily dependent on its ability to effectively screen customers for high risk activities or environments that could result in higher costs for Nauticus. Nauticus has limited experience with its RaaS subscription model, a service planned for future commercial use but yet to be implemented, and may not be able to effectively develop effective customer screening criteria. Nauticus may need to rely on third-party service providers to develop effective screening criteria, which will result in additional cost to Nauticus. Nauticus’ screening criteria may also need to be adjusted over time to satisfy requirements under applicable law, from its insurers, lenders or from other third-party service providers. Nauticus must balance the need to develop effective screening criteria with its need to attract new customers or market to different industry segments.

Nauticus’ business and prospects depend significantly on its ability to build the Nauticus brand. Nauticus may not succeed in continuing to establish, maintain and strengthen the Nauticus brand, and its brand and reputation could be harmed by negative publicity regarding Nauticus or its products.

Nauticus’ business and prospects are heavily dependent on its ability to develop, maintain and strengthen the Nauticus brand. If Nauticus does not continue to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning its brand will likely depend significantly on Nauticus’ ability to provide high quality products and engage with its customers as intended. In addition, Nauticus’ ability to develop, maintain and strengthen the Nauticus brand may depend on the acceptance of its products by employees of its customers. To promote its brand, Nauticus may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media including print media. If Nauticus does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are Nauticus’ fault, Nauticus could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm perceptions and confidence in the Nauticus brand. Furthermore, there is the risk of potential adverse publicity related to Nauticus’ manufacturing or other partners whether or not such publicity is related to their collaboration with Nauticus. Nauticus’ ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ products.

Nauticus is dependent on its suppliers, some of which are currently single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Nauticus’ products at prices and volumes, performance and specifications acceptable to Nauticus, could have a material adverse effect on Nauticus’ business, prospects, financial condition and operating results. Nauticus has not yet identified all of the suppliers that it is likely to rely on to support any future commercialization of its core products.

Nauticus relies on third-party suppliers for the provision and development of many of the key components and materials used in its products. Nauticus has not yet identified all of the suppliers, contractors and other third parties that it is likely to rely on to support any future commercialization of its core products. While Nauticus plans to obtain components from multiple sources whenever possible, some of the components used in its products may have to be purchased by Nauticus from a single source. If Nauticus’ third-party suppliers are unable to supply key components and materials at the required volume, Nauticus’ sales, revenues and profitability will likely be adversely affected. Nauticus’ third-party suppliers may also not be able to meet the specifications and performance characteristics required by Nauticus, which would impact Nauticus’ ability to achieve its product specifications and performance characteristics as well. Additionally, Nauticus’ third-party suppliers may be unable to obtain required certifications for their products for which Nauticus plans to use or provide warranties that are necessary for Nauticus’ solutions. If Nauticus is unable to obtain components and materials used in its products from its suppliers, Nauticus’ business would be adversely affected.

Nauticus has less negotiating leverage with suppliers than larger and more established companies and may not be able to obtain favorable pricing and other terms. For example, agreements with suppliers may include terms that are unfavorable to Nauticus, such as requirements that Nauticus order components and manufacturing units in excess of Nauticus’ demand due to batch number requirements or price thresholds. While Nauticus believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, Nauticus may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to Nauticus, which could have a material adverse effect on its business, prospects, financial condition and operating results.

Moreover, Nauticus and its suppliers are currently experiencing increases in the cost of, and an interruption in, the supply or shortage of materials. It is unclear how long these challenges will remain. Due to the complexity of Nauticus’ products, each unit is expected to contain several thousand components. Difficulty securing any components and materials could result in delays in the development of these core products, which delays could be compounded if components or units require redesign or reengineering. Any sustained increase, supply interruption or shortage could therefore prevent or delay the commercialization of Nauticus’ products and materially and negatively impact Nauticus’ business, prospects, financial condition and operating results. Nauticus and its suppliers use various materials in their businesses and products, including for example semiconductors, energy storage materials, commodity materials and specialty metal alloys, and the prices for these materials fluctuate. The available supply of some of these materials and components is currently and may continue to be unstable, depending on market conditions and global demand, and could adversely affect Nauticus’ business and operating results. Risks relating to Nauticus’ supply chain include:

•        “Buy American” or other similar requirements that may be imposed on government contractors;

•        an increase in the cost, or decrease in the available supply, of semiconductor chips, electrical components, commodity materials and specialty alloys;

•        disruption in the supply of lithium ion batteries due to quality issues or recalls; and

•        fluctuations in the value of any foreign currencies in which manufactured parts, commercial components and related raw material purchases are or may be denominated against the U.S. dollar.

Nauticus’ business is also dependent on the continued supply of lithium ion battery cells. While Nauticus believes several sources of cells are available, Nauticus has to date not finally sourced or validated a supplier for its commercial production and it may have limited flexibility in changing cell suppliers once contracted. Any disruption in the supply of battery cells from such suppliers could disrupt production of Nauticus’ products. Furthermore, fluctuations or shortages in raw materials or components and other economic conditions may cause Nauticus to experience significant increases in freight charges and material costs. Substantial increases in the prices for Nauticus’ materials or prices charged to it, such as those charged by battery cell suppliers, would increase Nauticus’ operating costs, and could reduce its margins if the increased costs cannot be recouped through increased RaaS subscription offering or unit sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect Nauticus’ brand, image, business, prospects, financial condition and operating results.

Nauticus’ potential transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Nauticus intends to transition from a manufacturing model in which it primarily manufactured and assembled its products at a smaller scale at its existing Webster, Texas location, to one where it relies on one or more third-party manufacturers. Nauticus is in negotiations with third parties to provide contract manufacturing of its products. Moreover, Nauticus may not be able to contract with potential counterparties on commercially reasonable terms or at all. Nauticus believes the use of third-party manufacturers will have benefits, but in the near term, while it is beginning manufacturing with one or more new partners, Nauticus may lose revenue and incur increased costs.

Reliance on third-party manufacturers reduces Nauticus’ control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Nauticus may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Nauticus’ third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Nauticus’ ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Nauticus relies, thereby increasing the risk of disruption of supplies necessary to fulfil Nauticus production requirements and meet customer demands. While Nauticus takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary technologies, which could adversely affect Nauticus’ business.

Additionally, if any of Nauticus’ future third-party manufacturers experience quality control problems in their manufacturing operations and Nauticus’ products do not meet customer requirements, Nauticus could be required to recall the units or cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Nauticus’ ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Nauticus’ reputation and its relationship with its customers.

If any third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Nauticus’ products in required volumes or at all, Nauticus’ supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Nauticus’ ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales.

If Nauticus is unable to contract with a third-party manufacturing partner, Nauticus would need to develop its own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase its capital expenditures and operating expenditures, and would significantly delay or inhibit production of its robotic systems.

Nauticus does not have a definitive agreement with a third-party manufacturing partner to commercially manufacture its robotic ocean vehicles and it may be unable to enter into such agreements with third-party manufacturing partners and other key suppliers for manufacturing on terms and conditions acceptable to Nauticus. Although negotiations are continuing with potential counterparties, Nauticus may not be able to contract with potential counterparties on commercially reasonable terms or at all. If Nauticus is unable to enter into such definitive agreements or is only able to do so on terms that are less commercially favorable to Nauticus, it may be unable to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, Nauticus may not be able to fully carry out its business plans. There can be no assurance that Nauticus would be able to partner with other third parties or establish its own production capacity to meet its needs on acceptable terms, or at all. The expense and time required to complete any transition and to assure that robotic systems manufactured at facilities of new third-party partners comply with Nauticus’ quality standards and regulatory requirements would likely be greater than currently anticipated. If Nauticus needs to develop its own manufacturing and production capabilities, which may not be feasible, it would significantly increase Nauticus’ capital and operating expenditures and would significantly delay production of Nauticus’ robotic systems. This may require Nauticus to attempt to raise or borrow additional money, which may not be successful. Also, it may require Nauticus to change the anticipated pricing of its RaaS subscription offering, which would adversely affect Nauticus’ margins and cash flows. Any of the foregoing could adversely affect Nauticus’ business, prospects, financial condition and operating results. Accordingly, investors should not place undue reliance on Nauticus’ statements about its production plans or their feasibility in the timeframe anticipated, or at all. Nauticus may not be able to implement its business strategy in the timeframe anticipated, or at all.

Nauticus may be unable to adequately control the costs associated with its operations.

Nauticus will require significant capital to develop and grow its business, including developing and producing its commercial robotic systems and other products, establishing or expanding design, research and development, production, sales and maintenance and service facilities and building Nauticus’ brand. Nauticus has incurred and expects to continue incurring significant expenses which will impact its profitability, including research and development expenses, procurement costs, sales, marketing and distribution expenses as Nauticus builds its brand and markets its robotic systems, and general and administrative expenses as Nauticus scales its operations, identifies and commits resources to investigate new areas of demand and incurs costs as a public company. In addition, Nauticus may incur significant costs servicing, maintaining and refurbishing its robotic ocean vehicles, and it expects that the cost to repair and service its robotic systems will increase over time as its vehicles age. Nauticus’ ability to become profitable in the future will not only depend on its ability to complete the design and development of its robotic vehicles to meet projected performance metrics, identify and investigate new areas of demand and successfully market its robotic systems and RaaS subscription model, but also to sell, whether outright or through subscriptions, its ocean systems at prices needed to achieve its expected margins and control its costs, including the risks and costs associated with operating, maintaining and financing Nauticus’ robotic systems. If Nauticus is unable to efficiently design, develop, manufacture, market, deploy, distribute and service its robotic systems in a cost-effective manner, Nauticus’ margins, profitability and prospects would be materially and adversely affected.

Nauticus, any manufacturing partners, and suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Nauticus, any third-party manufacturing partners, and suppliers may rely on complex machinery for the production and assembly of Nauticus’ robotic systems, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Nauticus’ facilities, and those of any third-party manufacturing partners and suppliers consist or are expected to consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Nauticus’ or any third-party manufacturing partners’ and suppliers’ control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Nauticus’ business, prospects, financial condition and operating results.

Nauticus faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Nauticus’ facilities or operations or those of any third-party manufacturers or suppliers could be adversely affected by events outside of its or their control, such as natural disasters, wars, health epidemics, and other calamities. Although Nauticus has servers that are hosted both onsite and at an offsite location, its backup system runs nightly, but does not capture data on a real-time basis and it may be unable to recover certain data in the event of a server failure. Nauticus cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Nauticus’ ability to provide services.

Nauticus currently targets many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Nauticus is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Nauticus’ expects that many of its potential customers will be large, multinational corporations with substantial negotiating power relative to Nauticus and, in some instances, may have internal solutions that are competitive to Nauticus’ products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing binding commitments from any of these companies will require a substantial investment of Nauticus’ time and resources. Nauticus cannot assure you that its products will secure binding commitments from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Nauticus’ products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Nauticus’ business.

Nauticus operates in a competitive industry that is subject to rapid technological change, and Nauticus expects competition to increase.

Nauticus’ product offerings compete in a broad competitive landscape that includes incumbent actors, and emerging players in the blue technology markets, particularly companies focused on deploying ocean services with large vessels, tethered hydraulic and hybrid-electric ROVs, survey and hovering AUVs, electric platforms, remote monitoring, and other autonomy and perception technologies applied to adjacent ocean markets including autonomous shipping and subsea mining.

A breakdown of the competitive landscape by Nauticus product area:

•        Nauticus’ electric ocean robots and software platform compete with other tethered hydraulic and electric remotely operated vehicles (ROVs) and autonomous underwater vehicles (AUVs) for performing inspection, maintenance, repair, and physical interventions of ocean assets for sectors including offshore wind, oil & gas, aquaculture, port management, and defense & intel markets.

•        Nauticus’ underlining autonomy software platform includes modern robotics and automation technologies for autonomous navigation, manipulation, data orchestration and compression, behavior and mission execution and could face additional competition from the automotive and aerospace sectors working to solve similar challenges in different markets. At the most basic level, these software platforms are similar in nature and Nauticus’ software could also be reciprocated in additional markets outside of the blue technologies and ocean services space.

•        Nauticus’ RaaS model (a business model planned for future commercial services but yet to be implemented) faces a varied competitive landscape that not only includes long established and largely undifferentiated ocean services companies like Oceaneering International, Subsea7, and Saipem, but other emerging companies such as Ocean Infinity and Reach Subsea that are bringing new approaches to the markets targeted by Nauticus Robotics and may evolve to a competitive stature in these markets. Nauticus also faces competition from bluetech software companies like Seebyte, Greensea, and but as Nauticus expands markets could face more boarder competition from autonomy software automotive companies diversify into the ocean markets like Toyota, Tesla, or Uber.

•        Nauticus’ robotic platforms also compete with other unmanned vehicles manufactures offered by companies such as Saab, Forum, and Mitsubishi and traditional automation and robotics companies like ABB and Fanuc. These companies have products that are commercially available and in development. Nauticus expects some products currently in development to become commercially available in the next few years and present a competitive threat to Nauticus’ products.

Nauticus’ competitor base may change or expand as Nauticus continues to develop and commercialize its robotic systems in the future. These or other competitors may develop new technologies or products that provide superior results to customers or are less expensive than Nauticus’ products. Nauticus’ technologies and products could have reduced competitiveness by such developments.

Nauticus’ competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than Nauticus does, or may be more successful in attracting potential customers, employees and strategic partners. In addition, potential customers could have long-standing or contractual relationships with competitors. Potential customers may be reluctant to adopt Nauticus’ products, particularly if they compete with or have the potential to compete with, or diminish the need/utilization of products or technologies supported through these existing relationships. If Nauticus is not able to compete effectively, its business, prospects, financial condition, and operating results will be negatively impacted.

In addition, because Nauticus operates in a new market, the actions of its competitors could adversely affect its business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the ocean robotics market on the whole and, accordingly, Nauticus’ business.

Nauticus’ financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

Nauticus expects its period-to-period financial results to vary based on its operating costs and product demand, which Nauticus anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new robotic systems, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Additionally, Nauticus’ revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new robotic systems or introduces existing robotic systems to new markets for the first time, as well as the introduction of its RaaS subscription model (a business model planned for future commercial services that has yet to be implemented). As a result of these factors, Nauticus believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Nauticus’ financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our securities following the Business Combination could fall substantially, either suddenly or over time.

If Nauticus fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Nauticus expects that the requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Nauticus maintain effective disclosure controls and procedures and internal control over financial reporting. Nauticus is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to its principal executive and financial officers. Nauticus is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for Nauticus to achieve the level of accounting standards required of a public company may require costs greater than expected.

The current controls and any new controls that Nauticus develops may be inadequate because of changes in conditions of Nauticus’ business. Further, weaknesses in its internal controls have been identified in connection with the preparation of financial statements for the years ended December 31, 2021 and 2020 and may be discovered in the future. As of August 31, 2022, Nauticus filled positions of Senior Accountant and Accounts Receivable to remediate this weakness in its internal controls. In addition, Nauticus added a Chief Financial Officer and transition one contract personnel to Vice President of Accounting to strengthen its internal controls and financial reporting. Nauticus also plans to transition one other current contracted personnel to a position of Corporate Controller. Nauticus is also strengthening internal controls over financial reporting by implementing an Enterprise Resource Planning system (“ERP”), a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. The Company expects to complete the ERP implementation by year end December 2022.

The resulting fully integrated system will enhance financial reporting and transactional interfaces. Nauticus will also add RaaS operations personnel as required when the production Aquanauts are completed, commissioned, and put into service. Nauticus’ management will make an assessment of these remediation steps and add additional staff, if necessary to remediate the weakness.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Nauticus’ operating results or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Nauticus’ internal control over financial reporting that Nauticus is required to include in its periodic reports that it will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Nauticus’ reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Nauticus has expended and anticipates that after the closing of the Business Combination will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase operating costs and could materially and adversely affect Nauticus’ ability to operate its business. If Nauticus’ internal controls are perceived as inadequate or if Nauticus is perceived to be unable to produce timely or accurate financial statements, investors may lose confidence in its operating results and the stock price of Nauticus’ securities following the Business Combination could decline.

Nauticus’ independent registered public accounting firm is not required to formally attest to the effectiveness of internal control over financial reporting until after Nauticus is no longer an emerging growth company. At such time, the independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Nauticus’ controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Nauticus’ business, prospects, financial condition and operating results.

Nauticus has yet to achieve positive operating cash flow and, given its projected funding needs, its ability to generate positive cash flow is uncertain.

Nauticus has had negative cash flow from operating activities of $9.9 million for the six months ended June 30, 2022, and $5.9 million and $4.5 million for the years ended December 31, 2021, and 2020, respectively. Nauticus expects to continue to have negative cash flow from operating and investing activities for the remainder of 2022 as it expects to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in its efforts to increase sales, engage in development work and ramp up operations. Nauticus’ business also will at times require significant amounts of working capital to build inventory and support the growth of additional products. An inability to generate positive cash flow for the near term may adversely affect Nauticus’ ability to raise needed capital for its business on reasonable terms, diminish supplier or customer willingness to enter into transactions with Nauticus, and have other adverse effects that may decrease its long-term viability. There can be no assurance that Nauticus will achieve positive cash flow in the near future or at all.

Nauticus’ ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Nauticus has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that Nauticus continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. Suspensions or other restrictions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in Nauticus’ existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.

In addition, the net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Nauticus. An “ownership change”

pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The ability of Nauticus to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. Nauticus has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Nauticus earns taxable income, such limitations could result in increased future income tax liability to Nauticus and its future cash flows could be adversely affected. Nauticus has recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Nauticus expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Nauticus.

Nauticus’ future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Nauticus plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Nauticus’ R&D expenses were $1.8 million for the six months ended June 30, 2022, and $3.5 million and $5.0 million for the years ended December 31, 2021 and 2020, respectively, and are likely to grow in the future. Because Nauticus accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, Nauticus’ R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Litigation or legal proceedings could expose Nauticus to significant liabilities and have a negative impact on its reputation or business.

Nauticus may become subject to claims, litigation, disputes and other legal proceedings from time to time. Nauticus evaluates these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Under the terms of the engagement letter executed between Nauticus and Cowen and Company, LLC (“Cowen”), Nauticus agreed to indemnify and hold harmless Cowen and its officers, directors, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services that Cowen provided to Nauticus thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against Cowen in relation to the services it provided to Nauticus, Nauticus will be liable to pay for or reimburse Cowen for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence or willful misconduct of Cowen or its officers, directors, employees and agents.

Even when not merited or whether or not Nauticus ultimately prevails, the defense of these lawsuits may divert management’s attention, and Nauticus may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against Nauticus, which could negatively impact its financial position, cash flows or results of operations.

Nauticus is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security laws and regulations, and its actual or perceived failure to comply with such obligations could harm Nauticus’ reputation, subject it to significant fines and liability, or otherwise adversely affect its business, prospects, financial condition and operating results.

Nauticus is subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern Nauticus’ collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information, including that of its employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, Nauticus’ agreements with certain customers may require Nauticus to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause Nauticus’ customers to lose confidence in the effectiveness of Nauticus’ security measures and require Nauticus to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Nauticus may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose and enact similar laws. For example, Virginia has enacted the Virginia Consumer Data Protection Act, which provides for obligations similar to the CCPA, and which will go into effect January 1, 2023. As Nauticus expands its operations, the CCPA, CPRA, and other laws and regulations relating to privacy and data security may increase Nauticus’ compliance costs and potential liability. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Nauticus may be required to put in place additional mechanisms to comply with such laws and regulations.

Additionally, as Nauticus’ international presence expands, it may become subject to or face increasing obligations under laws and regulations in countries outside the United States, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area (“EEA”). The GDPR also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. Many other jurisdictions globally are considering or have enacted legislation providing for local storage of data or otherwise imposing privacy, data protection and data security obligations in connection with the collection, use and other processing of personal data.

Nauticus publishes privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information and/or other confidential information. Although Nauticus endeavors to comply with its published policies and other documentation, Nauticus may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, Nauticus may not be successful in achieving compliance, including if Nauticus’ employees, contractors, service providers or vendors fail to comply with its published policies and documentation. Such failures can subject Nauticus to potential action by governmental or regulatory authorities if they are found to be deceptive, unfair, or misrepresentative of its actual practices. Any actual or perceived inability of Nauticus to adequately address privacy and security concerns or comply with applicable laws, rules and regulations relating to privacy, data protection or data security, or applicable privacy notices, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities. Any such claims or other proceedings could be expensive and time-consuming to defend and could result in adverse publicity. Any of the foregoing may have an adverse effect on Nauticus’ business, prospects, results of operations, and financial condition.

Nauticus is subject to cybersecurity risks to its operational systems, security systems, infrastructure, integrated software in its products and data processed by Nauticus or third-party vendors.

Nauticus’ business and operations involve the collection, storage, processing, and transmission of personal data and certain other sensitive and proprietary data of collaborators, customers, and others. Additionally, Nauticus maintains sensitive and proprietary information relating to its business, such as its own proprietary information and personal data relating to its employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Nauticus may be a target for attacks by state-sponsored actors and others designed to disrupt its operations or to attempt to gain access to its systems or data that is processed or maintained in its business. The ongoing COVID-19 pandemic has increased security risks due to personnel working remotely.

Nauticus is at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Nauticus or its third-party vendors or suppliers; (b) facility security systems, owned by Nauticus or its third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by Nauticus or its third-party vendors or suppliers; (d) the integrated software in Nauticus units; or (e) customer data that Nauticus processes or its third-party vendors or suppliers process on its behalf. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against a target, Nauticus may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and may face delays in its detection or remediation of, or other responses to, security breaches and other privacy-and security-related incidents. Such incidents could: materially disrupt Nauticus’ operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of Nauticus’ facilities; or affect the performance of in-product technology and the integrated software in Nauticus’ units. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

Nauticus plans to include product services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of Nauticus’ services depend on the continued operation of information technology and communications systems. Nauticus’ systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Nauticus’ systems. Nauticus intends to use its product services and functionality to log information about each unit’s use in order to aid Nauticus in diagnostics and servicing. Nauticus’ customers may object to the use of this data, which may require Nauticus to implement new or modified data handling policies and mechanisms, increase Nauticus’ unit maintenance costs and costs associated with data processing and handling, and harm its business prospects.

Although Nauticus is in the process of implementing certain systems and processes that are designed to protect its data and systems within its control, prevent data loss, and prevent other security breaches and security incidents, these security measures cannot guarantee security. The IT and infrastructure used in Nauticus’ business may be vulnerable to cyberattacks or security breaches, and third parties may be able to access data, including personal data and other sensitive and proprietary data of Nauticus and its customers, collaborators and partners, its employees’ personal data, or other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident.

Moreover, there are inherent risks associated with developing, improving, expanding and updating Nauticus’ current systems, such as the disruption of Nauticus’ data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Nauticus’ ability to manage its data and inventory, procure parts or supplies or manufacture, deploy, deliver and service its units, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Nauticus cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Nauticus does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Nauticus’ ability to certify its financial results. Moreover, Nauticus’ proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Nauticus expects them to, Nauticus may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any actual or perceived security breach or security incident, or any systems outages or other disruption to systems used in Nauticus’ business, could interrupt Nauticus’ operations, result in loss or improper access to, or acquisition or disclosure of, data or a loss of intellectual property protection, harm Nauticus’ reputation and competitive position, reduce demand for its products, damage Nauticus’ relationships with customers, partners, collaborators, or others, or result in claims, regulatory investigations, and proceedings and significant legal, regulatory, and financial exposure, and any such incidents or any perception that Nauticus’ security measures are inadequate could lead to loss of confidence in Nauticus and harm to its reputation, any of which could adversely affect Nauticus’ business, financial condition, and results of operations. Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which Nauticus shares or discloses data (including, for example, its third-party technology providers) could have similar effects. Nauticus expects to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy- and security-related incidents, and may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

Nauticus is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Nauticus can face criminal liability and other serious consequences for violations, which can harm its business, prospects, financial condition and operating results.

Nauticus is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which Nauticus conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

Nauticus has direct and indirect interactions with foreign officials, including in furtherance of sales to governmental entities in non-U.S. countries. Nauticus sometimes leverages third parties to conduct its business abroad, and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Nauticus can be held liable for the corrupt or other illegal activities of its employees or these third-parties, even if Nauticus does not explicitly authorize or have actual knowledge of such activities. The FCPA and other applicable laws and regulations laws also require that Nauticus keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Nauticus has policies and procedures to address compliance with such laws, there can be no assurance that all of Nauticus’ employees, business partners, third-party intermediaries, representatives, and agents will not take actions in violation of its policies and applicable law, for which Nauticus may be ultimately held responsible. Nauticus’ exposure for violating these laws increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect Nauticus’ business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Nauticus is subject to governmental export and import controls and laws that could subject Nauticus to liability if Nauticus is not in compliance with such laws.

Nauticus’ products are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of Nauticus’

robotic systems and technology must be made in compliance with these laws and regulations. If Nauticus fails to comply with these laws and regulations, Nauticus and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on Nauticus and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

Moreover, international sales of certain of Nauticus’ products are subject to U.S. laws, regulations and policies like the International Traffic in Arms Regulations and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities. If Nauticus is not allowed to export its products or the clearance process is burdensome and costly, Nauticus’ ability to generate revenue would be adversely affected.

In addition, changes to Nauticus’ ocean robotic systems, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of Nauticus’ robotic systems and solutions or, in some cases, prevent the export or import of Nauticus’ robotic systems to certain countries, governments, or persons altogether. Compliance with such laws and regulations may also be costly and require time and attention from Nauticus management. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could also result in decreased use of Nauticus’ robotic systems, as well as Nauticus’ decreased ability to export or market its robotic systems to potential customers. Any decreased use of Nauticus’ robotic systems or limitation on Nauticus’ ability to export or market its robotic systems would likely adversely affect Nauticus’ business, prospects, financial condition and operating results.

Nauticus’ management team will have broad discretion in making strategic decisions to execute their growth plans, and there can be no assurance that Nauticus’ management’s decisions will result in successful achievement of Nauticus’ business objectives or will not have unintended consequences that negatively impact Nauticus’ growth prospects.

Nauticus’ management will have broad discretion in making strategic decisions to execute their growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve Nauticus’ operating results or contribute to its growth. Management’s failure to make strategic decisions that are ultimately accretive to Nauticus’ growth may result in unfavorable returns and uncertainty about Nauticus’ prospects, each of which could cause the price of the Common Stock to decline.

As part of growing our business, we have and may make acquisitions. If we fail to successfully select, execute, or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause Nauticus’ stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, and a failure to obtain such approvals and licenses could result in delays and increased costs and may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors, and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership, and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of Nauticus and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.

The success of our business depends in part on effectively engineering and implementing technologies related to subsea and surface vessels, ROVs, subsea robotic manipulators, and AI-based, full-stack vehicle control and manipulation software. These technologies are packaged for commercial and defense customers in products that provide innovative solutions to challenges in all maritime markets including subsea energy, offshore wind, and defense applications. If for any reason we are unable to continue to manufacture, design and develop technologies as planned or provide the services and products that our customers expect from us, this could have a material adverse effect on our business, financial condition, and results of operations. If our current or future product and service offerings do not meet expected performance or quality standards, including with respect to customer satisfaction, this could cause operational delays. In addition, any delay in manufacturing new products as planned could increase costs and cause our products and services to be less attractive to potential new customers. Further, certain government bodies may have priority with respect to the use of our products and services for national defense reasons, which may impact our cadence of producing and selling products and services to other customers. Any production, operational or manufacturing delays or other unplanned changes to our ability to design, develop and manufacture our products or offer our services could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to respond to commercial industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs, our business could be seriously harmed.

The timing, length, and severity of the up-and-down cycles in the commercial subsea, ocean surface, and defense industries are difficult to predict. The cyclical nature of the industries in which we operate affects our ability to accurately predict future revenue, and in some cases, future expense levels. During down cycles in our industry, the financial results of our customers may be negatively impacted, which could result not only in a decrease in orders but also a weakening of their financial condition that could impair our ability to recognize revenue or to collect on outstanding receivables. When cyclical fluctuations result in lower-than-expected revenue levels, operating results may be adversely affected, and cost reduction measures may be necessary in order for us to remain competitive and financially sound. We must be in a position to adjust our cost and expense structure to reflect prevailing market conditions and to continue to motivate and retain our key employees. If we fail to respond, then our business could be seriously harmed. In addition, during periods of rapid growth, we must be able to increase engineering and manufacturing capacity and personnel to meet customer demand. We can provide no assurance that these objectives can be met in a timely manner in response to industry cycles. Each of these factors could adversely impact our operating results and financial condition.

Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on developing systems, products, technologies, and services. These reusable systems, products, technologies and services and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during launch and in orbit. In addition, any improvements in technology may make our existing products, designs, or any component of our products prior to the end of its life obsolete. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition, and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and equipment using less of our currently installed equipment, which could render our existing inventory obsolete.

Risks Related to Government Contracts

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects. Early termination of client contracts or contract penalties could adversely affect our results of operations.

We design, develop, and manufacture technologically advanced and innovative products and services, which are applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and intellectual property rights, labor, inability to achieve learning curve assumptions, manufacturing materials or components could prevent us from meeting requirements. Either we or the customer may generally terminate a contract as a result of a material uncured breach by the other. If we breach a contract or fail to perform in accordance with contractual service levels, delivery schedules, performance specifications, or other contractual requirements set forth therein, the other party thereto may terminate such contract for default, and we may be required to refund money previously paid to us by the customer or to pay penalties or other damages. Even if we have not breached, we may deal with various situations from time to time that may result in the amendment or termination of a contract. These steps can result in significant current period charges and/or reductions in current or future revenue, and/or delays in collection of outstanding receivables and costs incurred on the contract. Other factors that may affect revenue and profitability include inaccurate cost estimates, design issues, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, and loss of follow-on work.

We rely on a limited number of suppliers for certain raw materials and supplied components, which has caused and may continue to cause supply chain disruptions. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing, design, and operating needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of design and production.

Our ability to produce our current and future systems, products, technologies and services and other components of operation is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. As disclosed herein, this has caused and may continue to cause supply chain disruptions. Global supply chains have recently experienced disruption as a result of industry capacity constraints, material availability and global logistics delays arising from transportation capacity of ocean shipping containers and a prolonged delay in resumption of operations by one or more key suppliers as a result of COVID-19. Our reliance on suppliers to secure raw materials and supplied components has exposed us and may continue to expose us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the manufacture of our systems, products, technologies and services or increased costs.

In addition, we may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), or other restrictions on transfer of sensitive technologies. Moreover, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

To date, Nauticus has experienced supply chain impacts, particularly in electronic components, that have delayed ongoing projects. In response, Nauticus has made efforts to expand its supplier base to locate and source project materials to mitigate procurement delays. In light of recent world events, we anticipate continued challenges in this area over the near term as we work to minimize impacts on projects and deliverable timelines.

We use estimates when accounting for certain contracts and changes in these estimates may have a significant impact on our financial results.

Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results. We evaluate the contract value and cost estimates for performance obligations at least quarterly, and more frequently when circumstances change significantly. Changes in estimates and assumptions related to the status of certain long-term contracts which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal 2022 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

•        The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•        U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

•        We may experience declines in revenue, profitability, and cash flows as a result of reduced or Delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state, and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the United States, the defense industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for Nauticus and the entire defense industry.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased, or reduced as part of the annual appropriations process ultimately approved by U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. Government contracting or subcontracting for a period of time.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. Government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our U.S. government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated, and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the Department of Defense’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation (“FAR”) and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

The terms of certain of our current and likely future contracts are highly sensitive and we are limited in our ability to disclose such terms.

Our success, in large part, depends on our ability to maintain protection over the terms of certain of our current and likely future contracts and agreements, each of which is a highly negotiated agreement with sensitive information that, if publicly disclosed, would be beneficial for our and our partners’ competitors to learn and harmful to our and our partners’ commercial interests. We are limited in our ability to disclose the terms of these agreements, including terms that may affect our expected cash flows or the value of any collateral, and have taken precautions to protect the disclosure of the sensitive information in such agreements. Therefore, we have not allowed third parties, except for CLAQ during due diligence pursuant to the Non-Disclosure Agreement dated August 11, 2021, to review the terms of these agreements. If the terms of these agreements were to be disclosed, our ability to compete could be hindered and our relationships with our partners could be damaged, both of which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, our relationships with our partners could also be damaged, and they may take legal action against us, if they believe that we have disclosed any terms of these agreements without their prior consent.

Thus the nature of current and future contracts with the U.S. government will limit our ability to disclose sensitive terms such as contract scope, schedules, and budgets, and, in some cases, the specific end user. Notwithstanding the above, our current government contracts, while sensitive, were disclosed under a non-disclosure agreement to CLAQ’s management and Board members for their review and evaluation.

Additionally, Nauticus is committed to complying with our disclosure obligations under federal securities laws. Any future material contracts that are of national security concern will be disclosed in redacted form (redacting only the information that is both not material and is of the type that Nauticus treats as private or confidential), and unredacted versions made available to the SEC’s staff for confidential, non-disclosable, review, in accordance with SEC regulations.

Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, has caused and could continue to cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.

We engage subcontractors on many of our contracts. We may have disputes with our subcontractors, including regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract or subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of the personnel of a subcontractor or vice versa or the subcontractor’s failure to comply with applicable law. In addition, there are certain parts, components, and services for many of our products, systems, technologies, and services that we source from other manufacturers or vendors. Some of our suppliers, from time to time, have experienced and may continue to experience financial and operational difficulties, which may impact their ability to supply the materials, components, subsystems, and services that we require. Tariffs recently imposed on certain materials and other trade issues may create or exacerbate existing materials shortages and may result in further supplier business closures. Our supply chain could also be disrupted by external events, such as natural disasters or other significant disruptions (including extreme weather conditions, medical epidemics, acts of terrorism, cyber-attacks and labor disputes), governmental actions and legislative or regulatory changes, including product certification or stewardship requirements, sourcing restrictions, product authenticity and climate change or greenhouse gas emission standards, or availability constraints from increased demand from customers. In addition, the ongoing COVID-19 pandemic has resulted in increased travel restrictions and extended shutdown of certain businesses across the globe. These or any further political or governmental developments or health concerns could result in social, economic, and labor instability. Any inability to develop alternative sources of supply on a cost-effective and timely basis could materially impair our ability to manufacture and deliver products, systems, and services to our customers. We can give no assurances that we will be free from disputes with our subcontractors; material supply constraints or problems; or component, subsystems, or services problems in the future. Also, our subcontractors and other suppliers may not be able to acquire or maintain the quality of the materials, components, subsystems, and services they supply, which may result in greater product returns, service problems and warranty claims and could harm our business, financial condition, results of operations and cash flows. In addition, in connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. government and we rely on our subcontractors and suppliers to comply with applicable laws, regulations and other requirements regarding procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials, including parts or materials they supply to us, and in some circumstances, we rely on their certifications as to their compliance. From time to time, there are components for which there may be only one supplier, which may be unable to meet our needs. Each of these subcontractor and supplier risks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

To date, Nauticus has encountered some supply chain disruptions stemming from limited availability of certain raw materials. Two such raw materials are aluminum and microchips. Aluminum is required for the vessel hulls of both the Aquanaut and Hydronaut. Recently supply chain disruptions have caused procurement delays of aluminum which has subsequently delayed our manufacturing of the Aquanaut and Hydronaut. While these supply chain disruptions have to date not resulted in contract modifications to adjust cost, as we work with our suppliers, we anticipate that some cost adjustments may be necessary.

Another crucial material we utilize, which remains in short supply, is microchip electronics. Microchips play a key role in the electronic subsystems of the Aquanaut and Argonaut. Due to the challenges we have encountered in sourcing this material/component, we have redesigned components of our subsystems in order to incorporate microchips that are more easily obtained.

These supply chain issues have affected some, but not all, of our subcontractors and their ability to procure raw materials in a cost effective and timely manner. This has been evidenced by schedule extensions in the expected delivery of the Aquanauts that are under contract for fabrication with International Submarine Engineering, Ltd. as well as the Hydronauts under contract for construction with Diverse Marine. Nauticus continues to monitor these contractor issues and works closely with the supply chain providers to adjust other elements of the project to minimize schedule impacts and ensure minimal to no disruption to its daily operations.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive a substantial portion of our revenue from contracts with U.S. Department of Defense agencies and may enter into additional contracts with the U.S. or foreign governments in the future. This subjects us to statutes and regulations applicable to companies doing business with the government, including the FAR. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•        specialized disclosure and accounting requirements unique to government contracts;

•        financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•        public disclosures of certain contract and company information; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits, and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents, or business partners.

We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the protection of export controlled or classified information, such as ITAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless or criminal acts, and we have been adversely impacted by such acts in the past, which have been immaterial in nature. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary penalties and suspension and debarment by the U.S. government and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation and could adversely impact our ability to continue to contract with the U.S. government.

Risks Related to Combined Company’s Common Stock

Because the Combined Company has become a public reporting company by means other than a traditional underwritten initial public offering, the Combined Company’s stockholders may face additional risks and uncertainties.

Because the Combined Company has become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, and, accordingly, the Combined Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, you must rely on the information included in this prospectus. Although CLAQ performed a due diligence review and investigation of Nauticus in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

In addition, because the Combined Company has not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s common stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Combined Company’s common stock. See “— Risks Related to Combined Company’s Common Stock — If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.”

The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•        the impact of COVID-19 pandemic on Nauticus’ business;

•        the inability to obtain or maintain the listing of the Combined Company’s shares of common stock on Nasdaq;

•        the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, Nauticus’ ability to grow and manage growth profitably, and retain its key employees;

•        changes in applicable laws or regulations;

•        risks relating to the uncertainty of Nauticus’ projected financial information;

•        risks related to the organic and inorganic growth of Nauticus’ business and the timing of expected business milestones; and

•        the amount of redemption requests made by CLAQ’s stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Combined Company’s common stock, regardless of the Combined Company’s actual operating performance.

Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.

The trading market for the Combined Company’s common stock depends, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.

Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Future sales of shares of the Combined Company’s common stock may depress its stock price.

Sales of a substantial number of the Combined Company’s common stock in the public market after the closing of the Business Combination, or the perception that these sales might occur, could depress the market price of the Combined Company’s common stock and could impair its ability to raise capital through the sale of additional equity securities.

The Combined Company is an emerging growth company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

After the completion of the Business Combination, the Combined Company will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the date (a) July 19, 2026, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of the Combined Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, the Combined Company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and the Combined Company’s periodic reports and proxy statements.

The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of Resale Shares set forth under “Selling Stockholders” to resell such Resale Shares. We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED FINANCIAL INFORMATION

CLAQ is providing the following unaudited pro forma condensed combined and consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of CLAQ and Nauticus adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The historical financial information of CLAQ was derived from the unaudited condensed consolidated financial statements of CLAQ as of June 30, 2022 and for the six months ended June 30, 2022 and the audited consolidated financial statements of CLAQ as of December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Nauticus was derived from the unaudited condensed financial statements of Nauticus as of June 30, 2022 and for the six months ended June 30, 2022 and the audited consolidated financial statements of Nauticus as of December 31, 2021, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of CLAQ and Nauticus, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with CLAQ’s and Nauticus’ audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CLAQ” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CLAQ is treated as the “acquired” company for financial reporting purposes. Nauticus has been determined to be the accounting acquirer because Nauticus, as a group, will retain a majority of the outstanding shares of the combined company as of the closing of the Business Combination, they have nominated eight of the nine members of the board of directors as of the closing of the Business Combination, Nauticus’ management will continue to manage the combined company and Nauticus’ business will comprise the ongoing operations of the combined company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination and related transactions occurred on June 30, 2022. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. CLAQ and Nauticus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information

Description of the Business Combination

On December 16, 2021, CleanTech Acquisition Corp., a Delaware corporation (“CleanTech” or “CLAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanTech (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (“Nauticus” or “Nauticus Robotics”) (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Nauticus will be effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the merger as a wholly owned subsidiary of CLAQ (the “Merger”).

At the closing of the Business Combination, the total consideration received by Nauticus Equity Holders from CLAQ will have an aggregate value equal to $300,000,000, payable, in the case of Nauticus Equity Holders, solely in new shares of Common Stock. The new shares of Common Stock will be deliverable to Nauticus Equity Holders and will be allocated pro rata after giving effect to the required conversion of all of the Nauticus securities into shares of Nauticus common stock immediately prior to, and contingent upon, the Closing. Based on the number of shares of Nauticus outstanding as of September 30, 2021 (together, solely for the purposes of this calculation, with additional Nauticus shares issued upon exercise of Nauticus Convertible Notes) on a fully-diluted and as-converted basis, taking into account the assumptions further described below, Nauticus Stockholders will receive an estimated 30,031,290 shares of Common Stock.

Following the closing of the Business Combination, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock Conversion and the Nauticus Contingently Convertible Notes Conversion) shall each be entitled to receive their pro rata share of up to 7,499,993 additional shares of CLAQ Common Stock (the “Earnout Shares”) if, within a 5-year period following the signing date of the Merger Agreement, the closing share price of the CLAQ Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”).

(i)     one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

(ii)    one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

(iii)   one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

The accounting treatment of the Earnout Shares is expected to be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend and since CLAQ will not have retained earnings, the issuance will be recorded within additional-paid-in-capital. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis. We expect to finalize our assessment of the accounting treatment prior to the Closing.

Subscription Agreements

In connection with the execution of the Merger Agreement, CLAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CLAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CLAQ has agreed to sell to the Subscribers, an aggregate of 3,100,000 shares of CLAQ Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $31.0 million. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Securities Purchase Agreement

Also in connection with the execution of the Merger Agreement, CLAQ and Nauticus entered into Securities Purchase Agreement, with certain parties purchasing up to an aggregate of $40.0 million in principal amount of the Debentures and warrants equal to 100% of the aggregate issued amount of the Debentures divided by the then conversion price, with an exercise price equal to $20.00 per share of CLAQ common stock, subject to adjustment. The exercise price of the associated warrant will be subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the associated warrant will be adjusted to such lower price, and the number of shares underlying the warrant will increase proportionately. In the event of a rights offering or dividend, the warrant holder will be treated as though the shares underlying the warrant he/she holds were outstanding. The obligations to consummate the transactions contemplated by the Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined and consolidated financial statements:

•        the consummation of the Business Combination and reclassification of cash held in CLAQ’ Trust Account to cash and cash equivalents, net of redemptions (see below);

•        issuance of Common Stock pursuant to the Rights;

•        the consummation of the Subscription Agreements;

•        the consummation of the Debt Financing;

•        the Bridge Loan (as defined in the Merger Agreement); and

•        the accounting for certain offering costs and transaction costs incurred by both CLAQ and Nauticus; and

•        the redemption of 15,805,510 shares of CLAQ common stock

Charter Amendment and Trust Amendment

As approved by CLAQ stockholders at a Special Meeting of Stockholders (the “Meeting”) on July 18, 2022, CLAQ entered into an amendment (the “Trust Amendment”) to the investment management trust agreement, dated as of July 14th, 2021, with Continental Stock Transfer & Company on July 19, 2022. Pursuant to the Trust Amendment, the Company has the right to extend the time to complete a business combination six (6) times for an additional one (1) month each time from July 19, 2022, to January 19, 2023, by depositing $100,000 to the trust account for each one-month extension.

As approved by CLAQ stockholders at the Meeting on July 18, 2022, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on July 19, 2022 (the “Charter Amendment”), giving the Company the right to extend the date by which it has to complete a business combination up to six (6) times for an additional one (1) month each time, from July 19, 2022 to January 19, 2023.

In connection with the stockholders’ vote at the Meeting, 15,466,711 shares were tendered for redemption.

On August 12, 2022, CLAQ extended the time it has to complete its initial business combination from August 19, 2022, to September 19, 2022 by depositing $100,000 to the trust account.

On September 6, 2022, CLAQ held a special virtual meeting of its stockholders of record (the “Special Meeting”), at which the Company’s stockholders of record voted on certain matters related to the business combination (the “Special Meeting”). As of September 1, 2022, the end of the redemption period for the shares of CLAQ common stock issued as part of the units in the CLAQ’s initial public offering consummated on July 19, 2021, an aggregate of 361,986 shares of CLAQ common stock was tendered for redemption in connection with the Special Meeting.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of CLAQ ordinary shares:

•        Assuming Minimum Redemptions:    This scenario, which we refer to as the “Minimum Redemption Scenario”, assumes that the only shares of common stock redeemed by the Public Stockholders are those that have already been redeemed prior to July 20, 2022.

•        Assuming Maximum Redemptions:    This scenario assumes that 1,444,490 CLAQ Common Stock subject to redemption are redeemed for an aggregate payment of approximately $8.4 million (based on an estimated per share redemption price of approximately $5.82 that was calculated using the $8.4 million of cash in the Trust Account divided by 1,444,490 CLAQ shares of Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). Under the terms of the Merger Agreement, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the PIPE Investment and after the payment of transaction expenses, must equal no less than $50.0 million. The Equity Financing will satisfy the closing condition related to the equity financing requirement for the Debt Financing and that the PIPE Investment alone will satisfy the Minimum Cash Condition under the Merger Agreement.

The following summarizes the pro forma ownership of common stock of CLAQ following the Business Combination and the PIPE Investment under both the minimum redemption and maximum redemption scenarios:

	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Nauticus stockholders(1)	30,031,290	75.6%	30,031,290	78.5%
CLAQ public stockholders(2)(3)	2,306,990	5.8%	862,500	2.3%
Initial Stockholders(4)	4,312,500	10.8%	4,312,500	11.3%
PIPE Investment investors	3,100,000	7.8%	3,100,000	8.1%
Pro forma Common Stock at June 30, 2022	39,750,780	100.0%	38,306,290	100.0%

____________

(1)      Excludes 7,499,993 Earnout Shares of Common Stock as the earnout contingency has not yet been met. Such shares will be deposited into escrow and will be subject to reduction or forfeiture in accordance with the terms of the Merger Agreement. The Nauticus stockholders in whose names the Earnout Shares are issued at Closing will maintain voting rights related to such shares unless forfeited.

(2)      Excludes 8,625,000 Public Warrants and includes the issuance of 862,500 shares of Common Stock pursuant to the Rights.

(3)      Reflects the redemption of 15,466,711 CLAQ Public Shares in connection with the Extension Amendment and the redemption of 338,799 CLAQ Public Shares in connection with the Special Meeting.

(4)      Excludes 7,175,000 Private Warrants. The founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, (i) 50% of the 4,312,500 founder shares will not be released from escrow until the earlier of (A) six (6) months after the closing of the Business Combination, or (B) the date on which the closing price of shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Business Combination; and (ii) the remaining 50% of the founder shares will not be released from escrow until six (6) months after the closing of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
BALANCE SHEET AS OF JUNE 30, 2022

	Cleantech (Historical)	Nauticus (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$172,785	$7,962,254	$18,334,425	C	$53,896,972	$(8,404,230)	L	$45,492,742
			66,800,000	D
			(23,459,992)	E
			(15,912,500)	K
Restricted certificate of deposit	—	251,236	—		251,236	—		251,236
Accounts receivable, net of allowance	—	1,605,152	—		1,605,152	—		1,605,152
Inventory	—	2,380,429	—		2,380,429	—		2,380,429
Contract assets	—	953,960	—		953,960	—		953,960
Other current assets	30,157	1,437,561	—		1,467,718	—		1,467,718
Total current assets	202,942	14,590,592	45,761,933		60,555,467	(8,404,230)		52,151,237
Investments held in Trust Account	174,483,243	—	(156,248,818)	A	—	—		—
			100,000	B
			(18,334,425)	C
Property and equipment, net	—	6,238,247	—		6,238,247	—		6,238,247
Right-of-use asset – operating lease	—	425,551	—		425,551	—		425,551
Other assets	—	247,209	—		247,209	—		247,209
Total assets	$174,686,185	$21,501,599	$(128,721,310)		$67,466,474	$(8,404,230)		$59,062,244
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$325,387	$3,715,184	$(50,000)	E	$3,990,571	$—		$3,990,571
Accrued liabilities	1,018,979	1,878,320	(1,100,990)	G	837,189	—		837,189
			(796,620)	E
			(162,500)	K
Accrued liabilities – related party	113,333	—	—		113,333	—		113,333
Franchise tax payable	100,000	—	—		100,000	—		100,000
Promissory note – related party	400,333	—	100,000	B	—	—		—
			(500,333)	E
Operating lease liabilities – current	—	396,012	—		396,012	—		396,012
Notes payable – current	—	25,058,179	(10,250,000)	G	—	—		—
			(14,808,179)	K
Noted payable, related parties – current	—	3,000,000	(3,000,000)	G	—	—		—
Total current liabilities	1,958,032	34,047,695	(30,568,622)		5,437,105	—		5,437,105
Warrant liability	5,056,000	—	—		5,056,000	—		5,056,000
Convertible senior secured notes	—	—	20,252,699	D	20,252,699	—		20,252,699
Operating lease liabilities – long-term	—	269,412	—		269,412	—		269,412
Other liabilities	—	268,093	(20,833)	K	247,260	—		247,260
Total liabilities	7,014,032	34,585,200	(10,336,756)		31,262,476	—		31,262,476
Common stock subject to possible redemption	174,370,884	—	(156,248,818)	A	—	—		—
			(18,122,066)	H
Stockholders’ equity (deficit)
Series A preferred stock	—	3,348	(3,348)	I	—	—		—
Series B preferred stock	—	7,254	(7,254)	I	—	—		—
Common stock	431	9,522	310	D	3,975	(144)	L	3,831
			86	F
			530	G
			144	H
			(7,049)	I
Treasury stock	—	(944,927)	944,927	I	—	—		—
Additional paid-in capital	—	34,546,691	46,546,991	D	92,870,550	(8,404,086)	L	84,466,464
			(11,968,000)	E
			(86)	F
			13,249,470	G
			18,121,922	H
			(927,276)	I
			(6,699,162)	J
Accumulated deficit	(6,699,162)	(46,705,489)	(10,145,039)	E	(56,670,526)	—		(56,670,526)
			1,100,990	G
			6,699,162	J
			(920,988)	K
Total stockholders’ equity (deficit)	(6,698,731)	(13,083,601)	55,986,330		36,203,998	(8,404,230)		27,799,768
Total liabilities, temporary equity, and stockholders’ (deficit) equity	$174,686,185	$21,501,599	$(128,721,310)		$67,466,474	$(8,404,230)		$59,062,244

UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022

	Cleantech (Historical)	Nauticus (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Service	$—	$5,032,124	$—		$5,032,124	$—	$5,032,124
Service – related party	—	193,400	—		193,400	—	193,400
	—	5,225,524	—		5,225,524	—	5,225,524
Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	—	4,439,223	—		4,439,223	—	4,439,223
Depreciation and amortization	—	228,405	—		228,405	—	228,405
Research and development	—	1,851,282	—		1,851,282	—	1,851,282
Operating costs	1,905,106	—	—		1,905,106	—	1,905,106
Franchise tax expense	96,761	—	—		96,761	—	96,761
General and administrative	—	3,917,179	—		3,917,179	—	3,917,179
Total operating costs	2,001,867	10,436,089	—		12,437,956	—	12,437,956
Operating loss	(2,001,867)	(5,210,565)	—		(7,212,432)	—	(7,212,432)
Other expense (income)
Net gain on investments held in Trust Account	(252,815)	—	252,815	AA	—	—	—
Change in fair value of warrant liabilities	(2,917,250)	—	—		(2,917,250)	—	(2,917,250)
Other (income) expense, net	—	(5,241)	—		(5,241)	—	(5,241)
Interest expense, net	—	1,655,634	(1,400,841)	CC	2,846,913	—	2,846,913
			2,592,120	DD
Total other (income) expense, net	(3,170,065)	1,650,393	1,444,094		(75,578)	—	(75,578)
Income (loss) before income taxes	1,168,198	(6,860,958)	(1,444,094)		(7,136,854)	—	(7,136,854)
Income taxes	(12,359)	—	—		(12,359)	—	(12,359)
Net income (loss)	$1,155,839	$(6,860,958)	$(1,444,094)		$(7,149,213)	$—	$(7,149,213)
Net income (loss) per share (Note 4)
Weighted average shares outstanding	21,562,500	680,600			39,750,780		38,306,290
Basic and diluted net income (loss) per share	$0.05	$(10.08)			$(0.18)		$(0.19)

UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

	Cleantech (Historical)	Nauticus (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Service	$—	$7,854,068	$—		$7,854,068	$—	$7,854,068
Product	—	242,637	—		242,637	—	242,637
Service – related party	—	332,767	—		332,767	—	332,767
Product – related party	—	162,068	—		162,068	—	162,068
	—	8,591,540	—		8,591,540	—	8,591,540
Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	—	6,850,248	—		6,850,248	—	6,850,248
Depreciation and amortization	—	365,097	—		365,097	—	365,097
Research and development	—	3,533,713	—		3,533,713	—	3,533,713
Operating and formation costs	1,201,383	—	—		1,201,383	—	1,201,383
Franchise tax expense	97,200	—	—		97,200	—	97,200
General and administrative	—	4,362,400	10,145,039	BB	14,507,439	—	14,507,439
Total operating costs	1,298,583	15,111,458	10,145,039		26,555,080	—	26,555,080
Operating loss	(1,298,583)	(6,519,918)	(10,145,039)		(17,963,540)	—	(17,963,540)
Other expense (income)
Transaction costs	155,037	—	—		155,037	—	155,037
Net gain on investments held in Trust Account	(5,428)	—	5,428	AA	—	—	—
Change in fair value of warrant liabilities	(1,077,750)	—	—		(1,077,750)	—	(1,077,750)
Change in fair value of over-allotment option liability	225,000	—	—		225,000	—	225,000
Other income	—	(1,601,568)	—		(1,601,568)	—	(1,601,568)
Loss on extinguishment of debt	—	9,484,113	—		9,484,113	—	9,484,113
Interest expense (income), net	—	725,166	(703,933)	CC	4,707,685	—	4,707,685
			4,686,452	DD
Total other (income)	(703,141)	8,607,711	3,987,947		11,892,517	—	11,892,517
Net income (loss)	$(595,442)	$(15,127,629)	$(14,132,986)		$(29,856,057)	$—	$(29,856,057)
Net income (loss) per share (Note 4)
Weighted average shares outstanding	11,781,678	678,406			39,750,780		38,306,290
Basic and diluted net income (loss) per share	$(0.05)	$(22.30)			$(0.75)		$(0.78)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED FINANCIAL INFORMATION

Note 1.  Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CLAQ will be treated as the “accounting acquiree” and Nauticus as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nauticus issuing shares for the net assets of CLAQ, followed by a recapitalization. The net assets of CLAQ will be stated at historical cost. Operations prior to the Business Combination will be those of Nauticus.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on June 30, 2022. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2022 gives effect to the Business Combination and related transactions as if they occurred January 1, 2021, the beginning of the earliest period presented. These periods are presented on the basis that Nauticus is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that CLAQ management believes are reasonable under the circumstances. The unaudited condensed combined and consolidated pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. CLAQ management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CLAQ and Nauticus.

Note 2.  Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined and consolidated financial statements, certain reclassifications were made to align CLAQ’s financial statement presentation with that of Nauticus.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CLAQ has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. CLAQ and Nauticus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of Nauticus’ ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

A.     Reflects the redemption payment totaling appropriately $160.0 million as a result of the redemption of 15,466,711 shares of CLAQ Common Stock in connection with the Extension Amendment and the redemption of 338,799 shares of CLAQ Common Stock in connection with the Special Meeting, inclusive of a $0.1 million deposit to the Trust Account, and $3.7 million of available interest at August 31, 2022.

B.     Reflects the deposit of $0.1 million to the Trust Account pursuant to the August 12, 2022 extension deposit and in accordance with the Charter Amendment. CLAQ financed the deposit to the Trust Account pursuant to a related party promissory note.

C.     Reflects the reclassification of $18.3 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that becomes available at closing of the Business Combination, assuming minimum redemptions.

D.     Represents cash proceeds of $66.8 million pursuant to the PIPE Investment. Pursuant to the PIPE Investment an aggregate of 3,100,000 shares of CLAQ Common Stock is issued at a purchase price of $10.00 per share and an aggregate purchase price of $31.0 million and corresponding offset to additional-paid-in-capital; in addition the issuance an aggregate of $36.5 million in principal amount of secured debentures and 2,922,425 Warrants for proceeds of $35.8 million. There will be an original issue discount of 2% from the issued amount of the debentures. Interest will accrue on all outstanding principal amount of the debentures at 5% per annum, payable quarterly. The Company determined that the Warrants will be equity-classified. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated fair value of the Warrants, $15.5 million will be recorded as a debt discount with an offset to additional-paid-in capital. The fair value of the Warrants was based on a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

E.      Represents estimated transaction costs and the repayment of the CLAQ related party promissory note. Of the estimate transaction costs $0.9 million has already been incurred and reflected in the historical financial statements of CLAQ. This adjustment reflects the settlement of estimated remaining transaction costs to be incurred as part of the Business Combination, including $0.1 million within accounts payable and $0.8 million within accrued liabilities of CLAQ, respectively. Estimated transaction costs is comprised of equity issuance costs of $12.0 million that was offset to additional-paid-in-capital, primarily consisting of $7.6 million pursuant to an amended and restated financial advisory agreement with Coastal, $2.1 million pursuant to a Financial Advisory Agreement with Chardan representing 6.0% of the gross proceeds received from the PIPE Investment, and $2.3 million in estimated legal costs estimated to be incurred by Nauticus that directly result from the Business Combination. Approximately $10.1 million estimated to be incurred by CLAQ was expensed as part of the Business Combination and recorded in accumulated deficit. This includes $6.0 million pursuant to a Business Combination Marketing Agreement with Chardan, $0.2 million in remaining estimated legal costs estimated to be incurred by CLAQ and $0.7 million pursuant to letter agreements with Roth and Lake Street, $1.9 million in insurance costs, $0.9 million in Nasdaq compliance costs, and approximately $0.4 million of miscellaneous and estimated printing and accounting services. On March 23, 2022, Nauticus also entered into an agreement with Cowen for Cowen to provide capital market advisory services. On August 11, 2022, this agreement was terminated by Cowen.

F.      Reflects the issuance of 862,500 shares of Common Stock pursuant to the 17,250,000 outstanding Rights. Each Right represents the right to receive one-twentieth (1/20) of one share of Common Stock upon the consummation of the Business Combination and related transactions.

G.     Represents the conversion of the outstanding principal and related accrued interest of the Nauticus Convertible Notes into shares of Nauticus Common Stock, in contemplation of the Business Combination and related transactions. Nauticus Common Stock is a component of Nauticus equity interests converted into shares of Common Stock pursuant to the Merger Agreement.

H.     Reflects the reclassification of approximately $18.1 million of Common Stock subject to possible redemption to permanent equity.

I.       Represents recapitalization of Nauticus’ outstanding equity as a result of the reverse recapitalization and the issuance of Common Stock to Nauticus Equity Holders as consideration for the reverse recapitalization.

J.       Reflects the reclassification of CLAQ’ historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

K.     Reflects the payment of the Term Loan Credit Agreement (the “Bridge Loan” as defined in the Merger Agreement) by and among Nauticus and RCB Equities #1, LLC dated December 16, 2021, as well as the elimination of accrued interest and associated debt discount. The Bridge Loan principal amount is $15.0 million. Nauticus agreed to pay the lender a commitment fee equal to 2.0% of the principal amount as well as an exit fee of 5% of amounts due upon payment. The Bridge Loan and exit fee is mandatorily payable upon closing of the Business Combination.

L.      Reflects a scenario in which 1,444,490 Public Shares are redeemed in connection with the Business Combination, for aggregate payments to redeeming Public Shareholders of approximately $8.4 million (assuming a redemption price of $5.82 per share), allocated to Common Stock and additional paid-in capital using par value $0.0001 per share. This adjustment is recorded after consideration that under the terms of the Merger Agreement, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the Subscription Agreements and after the payment of transaction expenses, must equal no less than $50.0 million.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2022 are as follows:

AA.  Reflects elimination of investment income on the Trust Account.

BB.   Reflects the estimated transaction costs of approximate $10.1 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.   Represents the elimination of the interest expense related to the conversion of the outstanding principal and related accrued interest of the Nauticus Convertible Notes into shares of Nauticus Common Stock, in contemplation of the Business Combination and related transaction as if they had occurred on January 1, 2021.

DD.   To reflect an adjustment to recognize interest expense and amortization of the debt discount associated with the original issue discount and Warrant pursuant to the secured debentures issued pursuant to the PIPE Investment as it is assumed that they would have been outstanding as if the Business Combination and related transactions had occurred on January 1, 2021 and interest being accrued on all outstanding principal amount of the debentures at 5% per annum.

Note 4.  Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared to present two alternative scenarios with respect to redemption of Common Stock by CLAQ Public Stockholders at the time of the Business Combination for the six months ended June 30, 2022 and the year ended December 31, 2022:

	Six Months Ended June 30, 2022(1)		Year Ended December 31, 2021(1)
	Assuming Minimum Redemptions	Assuming Maximum Redemptions	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(7,149,213)	$(7,149,213)	$(29,856,057)	$(29,856,057)
Weighted average shares outstanding – basic and diluted	39,750,780	38,306,290	39,750,780	38,306,290
Net loss per share – basic and diluted	$(0.18)	$(0.19)	$(0.75)	$(0.78)
Excluded securities:(2)
Public Warrants	8,625,000	8,625,000	8,625,000	8,625,000
Private Warrants	7,175,000	7,175,000	7,175,000	7,175,000
Earnout Shares	7,499,993	7,499,993	7,499,993	7,499,993
Nauticus Options	3,970,266	3,970,266	3,970,266	3,970,266
Debentures	2,922,425	2,922,425	2,922,425	2,922,425
Warrants	2,922,425	2,922,425	2,922,425	2,922,425

____________

(1)      Pro forma income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF NAUTICUS

The following discussion and analysis provide information that Nauticus’ management believes is relevant to an assessment and understanding of Nauticus’ results of operations and financial condition. The discussion should be read together with “Selected Summary Historical Financial Information of Nauticus,” the historical audited annual financial statements as of and for the years ended December 31, 2021 and 2020, the unaudited interim condensed financial statements as of June 30, 2022 and 2021 and for the six months ended June 30, 2022 and 2021, and the related respective notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with Nauticus’ unaudited pro forma financial information for the year ended December 31, 2021 and the six months ended June 30, 2022. See “Summary Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” This discussion may contain forward-looking statements based upon Nauticus’ current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Nauticus” refer to the business of Nauticus Robotics, Inc., a Texas corporation, prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Nauticus Robotics provides 21st century ocean robotic solutions to combat the global impacts on the world’s marine environment. The interconnected, purpose-built product ecosystem of both surface and subsea robots is powered by Nauticus’ autonomous software platform that affords our robots real machine intelligence, not just automation. This approach will transform the industry to an economically efficient and environmentally sustainable model.

Nauticus Robotics, Inc. (Nauticus) was initially incorporated as Houston Mechatronics, Inc. (HMI) on March 27, 2014 in the State of Texas. Nauticus” principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of subsea robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection, this offering permits significant operational flexibility and cost savings over the methods currently deployed in the marketplace. The full range of Nauticus subsea robot technologies combine to provide unique capabilities heretofore not seen in the commercial subsea market and delivered to the market at substantially reduced cost and environmental footprint.

Nauticus’ subsea robotic ecosystem is headlined by the Company’s flagship product, Aquanaut, a vehicle that begins its mission in a hydrodynamically efficient configuration which enables efficient transit to the worksite (i.e., operating as an autonomous underwater vehicle, or AUV). During transit (operating in survey mode), Aquanaut’s sensor suite provides capability to observe and inspect subsea assets or other subsea features. Once it arrives at the worksite, Aquanaut transforms its hull configuration to expose two work-class capable, electric manipulators that can perform dexterous tasks with (supervised), or without (autonomous), direct human involvement. In this intervention mode, the vehicle has capabilities similar to a conventional Remotely Operated Vehicles (ROV). The ability to operate in both AUV and ROV modes is a quality unique to Nauticus’ subsea robot and is protected under a US Patent. To take advantage of these special configuration qualities, Nauticus has developed underwater acoustic communication technology, called Wavelink, Nauticus’ over-the-horizon remote connectivity solution, which removes the need for long umbilicals to connect the robot with topside vessels. Eliminating these umbilicals and communicating with the robot through acoustic or other latent, laser, or RF methods reduces much of the system infrastructure that is currently required for ROV servicing operations and is at the heart of Nauticus’ value proposition.

The Argonaut, a derivative product of the Aquanaut, is aligned at non-industrial, government applications. This vehicle embodies many of the Aquanaut’s core technologies but varies in form and function necessary to perform specialized missions.

The component technologies that comprise the Aquanaut are also marketable to the existing worldwide ROV fleet. Aquanaut’s perception and control software technologies, combined with its sensor platform and electric manipulators, can be retrofitted on existing ROV platforms to improve their ability to perform subsea maintenance activities.

Nauticus’ robotic systems will be delivered to commercial and government customers primarily through a Robotics as a Service (“RaaS”) subscription business model, but also as direct product sales, where required — such as to the defense industries.

Our mission is to disrupt the current subsea service paradigm through the introduction and integration of advanced robotic technologies. These key technologies are autonomous platforms, acoustic communications networks, electric manipulators, AI-based perception and control software, and high-definition workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs over conventional methods.

Business Combination and Public Company Costs

On December 16, 2021, Nauticus entered into a Merger Agreement with CleanTech and Merger Sub pursuant to which, among other things, Merger Sub will merge with and into Nauticus, with Nauticus surviving the merger and becoming a wholly owned direct subsidiary of CleanTech. Thereafter, Merger Sub will cease to exist and CleanTech will be renamed Nauticus Robotics, Inc. Nauticus will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Nauticus’ financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CleanTech will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Nauticus’ balance sheet at December 31, 2021) of between approximately $50.2 million, assuming maximum stockholder conversions permitted under the Business Combination Agreement, and $224.5 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated to be approximately $21.7 million, of which Nauticus expects approximately $1.4 million to be expensed as part of the Business Combination and recorded in accumulated deficit, and the remaining approximately $20.2 million was determined to be equity issuance costs and offset to additional-paid-in-capital. See “Summary Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

Upon closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on the NASDAQ and trade under the ticker symbol “KITT.” As a majority of Nauticus’ current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Nauticus expects the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impacts from the Covid-19 Pandemic

The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2020. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19.

The impact of the COVID-19 pandemic on Nauticus Robotics can be traced to the beginning of February/March 2020. At the time, Nauticus and a private equity firm were finalizing a Series-C funding round when the initial lockdowns were put in place. As a result of the drop in the value of stocks due to the uncertainty of the pandemic, the Series-C offer was put on indefinite hold and eventually rescinded completely. This funding interruption caused Nauticus’ management to adjust its financial plan in order to sustain the business. The new financial plan delayed hardware purchases, froze hiring, and forced the company to focus on immediate contractual milestones. As the pandemic lingered on, the markets stabilized and Nauticus was able to find bridge investments to sustain its business.

Throughout the pandemic, Nauticus, like other manufacturing companies, has experienced significant delays in receiving parts and other materials, thus impacting the vehicle building schedules. During this time, long lead items were especially problematic, with parts normally delivered in weeks now being delivered in months. The unevenness of the deliveries further complicated vehicle assembly and integration activity.

Nauticus created and maintains an active COVID mitigation policy that is consistent with CDC guidelines to reduce infections in the workplace. The vaccination rate among employees is over 90% which has played a key role in reduced workplace infections and reduced absenteeism.

Nauticus will continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Key Factors Affecting Nauticus’ Operating Results

Nauticus believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Pricing, Product Cost and Margins.    Our pricing and margins will depend on market response to Nauticus’ innovative approach to subsea Inspection, Maintenance, and Repair (“IMR”) operations. This new and disruptive approach utilizes a substantially reduced infrastructure that is afforded by the implementation of AI technologies and acoustic, non-cabled communications system between the surface vessel and the subsea robotic vehicle. Nauticus will leverage its significantly reduced cost posture to provide reduced services pricing to the market while retaining current market margins. The technologies employed by Nauticus enable pricing flexibility across our various markets that improve competitive stature and enhance market acceptance.

Nauticus believes it has the opportunity to establish high margin unit economics while scaling the business to a global enterprise. Nauticus’ future performance will depend on our ability to deliver on the cost savings brought by advanced automation applied to subsea robotics. The reductions in manned labor cost in maritime operations combined with substantially reduced carbon footprint from smaller surface vessels yields lower operational costs that will enable widespread industry adoption. The Nauticus business model is well-positioned for scalability due to the ability to leverage the same product platform across multiple markets where enhancements developed for one market can be applied across the service fleet to other markets.

Nauticus expects to achieve and maintain high margins on its IMR services and vehicle sales offerings, however, macroeconomics conditions within the target industries as well as the emergence of competition with similar technical approaches may place downward pressure on pricing, margins, and market share. Reduced pricing and lower margins are typically associated with commodity products and services, Nauticus believes its unique technology complement provides a compelling value proposition for favorable margins and unit economics in the target markets. Should Nauticus fail to deliver market-ready autonomous and semi-autonomous capability in its subsea and surface vehicles in the planned market opportunity window, Nauticus may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Nauticus’ Stockholders.

Commercialization of autonomous/semi-autonomous subsea robotic service vehicles.    We believe that the market for subsea services can be disrupted through new technical approaches that offer cost savings to the customer and reducing the impact on the environment. However, the pace of market adoption of these technologies may not be linear and may fluctuate on a quarterly basis, at least over the near term. As market acceptance matures, these fluctuations will reduce and the recurring nature of Nauticus’ business model will stabilize revenue growth.

Nauticus expects to commercially launch its RaaS business model to the public at large by the end of 2022. To date, our product sales have been for HaloGuard, a red zone monitoring solution we developed. As of the date of this prospectus, Nauticus Robotics intends to quickly phase out the HaloGuard product, which process is underway. This shift in our revenue sources causes our reported financial information not to be indicative of future operating results or financial condition. A delay in the delivery and readiness of our core products or reduced commercial interest in the RaaS subscription model could delay or limit the generation of revenue.

Sales Volume.    Each of the products that Nauticus will sell to its customers in the target markets has a projected sales volume, pricing, and cost which factors in our view of the market acceptance and the delivery capacity of Nauticus. These projections depend on several factors, including market adoption of new technology-based approaches, Nauticus product capabilities, and the ability of Nauticus to meet market demand. In addition to end market demand, sales volumes will also depend on macroeconomic factors affecting our target industries. In certain cases, we may provide discounts or strategic customer pricing on sales of our products which in turn could adversely impact our gross margins. Nauticus’ ability to achieve profitability is dependent upon market acceptance, penetration, and increasing market share. Delays in market acceptance of the new Nauticus service paradigm could result in Nauticus being unable to achieve its revenue targets and profitability over the course of these projections.

Our operating results are impacted by our ability to manage costs and expenses while achieving a balance between making appropriate investments to grow revenue while driving increased profitability.    Cost and expense management will have a direct impact on our financial performance. We look to drive revenue growth through investments in marketing, technology, collaboration agreements with key partners, product and service offerings and ultimately market share. These efforts will need to be weighed against creating a more cost-efficient business to reduce operating expenses as a percentage of revenue.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2020. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Impact of supply chain disruptions on business operations.    Nauticus continues to work with our suppliers (i) to mitigate the effects of recent procurement shortages, (ii) to negate the impacts on costs, and (iii) to schedule for key product developments. Mitigation steps undertaken by Nauticus include design modifications that utilize parts and materials that are more readily available and expansion of Nauticus’ supply chain to form a wider procurement network to source products in short supply. To date, these mitigation steps have been successful at reducing the impact of supply chain disruptions while also maintaining Nauticus’ commitment to product quality and performance reliability. To date no new material risks have emerged as a result of these mitigation steps. Nauticus anticipates these supply chain challenges will continue to exist over the near term and plans to continually employ mitigation strategies to reduce the impact on future product deliveries.

Impact of Raw Material Shortages on Nauticus Fleet.    On April 26, 2022, Nauticus announced the initial production run of the Nauticus Fleet, a robotic navy of 20 Hydronaut — Aquanaut pairs. The first sets of robots were to be delivered in Q3 2022, with the remainder being fulfilled by the end of 2024. Nauticus has encountered some supply chain disruptions stemming from the limited availability of certain raw materials, which has caused the initial delivery of one Aquanaut to the Nauticus Fleet to be delayed to Q4 2022, two Aquanauts delayed to Q1 2023, and two Hydronauts to be delayed to Q2 2023. Nauticus will provide updates to investors as further information becomes available.

Inflation.    Nauticus continually monitors various global economic factors, including inflation, that affect its business and associated operational risks. In this period of high inflation, Nauticus has seen increases in labor and material costs caused by inflation that could potentially reduce margins. Notwithstanding these increases, the Nauticus pricing model reserves a large upside potential due to the significant reduction in service delivery costs over the status quo. Nauticus anticipates that the services it offers will be priced at a level that is accepted by the market and offsets the increases seen in the labor and material markets.

Components of Results of Operations

Revenue

The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee and firm fixed fee) or product sales.

Costs and Expenses

Cost of revenue

Cost of revenue principally includes direct material, direct labor and allocation of overhead associated with product development operations. Cost of revenue also includes the direct cost and appropriate allocation of overhead involved in execution of non-recurring engineering and technology services. Nauticus’ cost of revenue is expected to increase as its revenue continues to grow as customers reach commercialization.

Depreciation

Depreciation costs are related to the depreciation of the Company’s property and equipment which consists of leasehold improvements, equipment, and technology.

Research and development

Nauticus’ research and development efforts are focused on enhancing and developing additional functionality for its existing products and on new product development. Research and development expenses consist primarily of:

•        Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Nauticus’ research and engineering functions; and

•        Expenses related to materials, software licenses, supplies and third-party services.

Nauticus expenses research and development costs as incurred. Nauticus expects its research and development costs to increase for the near future as it continues to invest in research and development activities to achieve its product roadmap.

General and administrative expenses

General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Nauticus’ executive, finance, and information systems functions, as well as legal and accounting fees for professional and contract services. Nauticus expects its general and administrative expenses to increase for the near future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

General and administrative expenses also include selling and marketing expenses which consists of personnel and personnel-related expenses, including stock-based compensation of Nauticus business development team as well as advertising and marketing expenses. These include the cost of trade shows, promotional materials, and public relations. Nauticus expects to increase its sales and marketing activities, expand customer relationships, and increase market share. Nauticus also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.

Other income and expense

Other income and expense consist primarily of gain/(loss) on disposition of assets, miscellaneous non-operating income, miscellaneous receipts and reimbursements, and the forgiveness of loans pursuant to the SBA Paycheck Protection Program.

Interest expense (income), net

Interest expense (income), net consists primarily of income earned on Nauticus’ cash equivalents, investments in marketable securities, and interest incurred on the Company’s indebtedness. These amounts will vary based on Nauticus’ cash, cash equivalents and short-term investment balances as well as any changes in market rates.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2022 and June 30, 2021

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth summarized condensed financial information for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %
	2022	2021			2022	2021
Revenue
Service	$2,796,159	$793,213	$2,002,946	253%	$5,032,124	$954,691	$4,077,433	427%
Service – related party	193,400	176,113	17,287	10%	193,400	317,378	(123,978)	(39)%
Total revenue	2,989,559	969,326	2,020,233	208%	5,225,524	1,272,069	3,953,455	311%

Costs and Expenses
Cost of revenue (exclusive of items shown seperately below)	2,540,062	1,463,369	1,076,693	74%	4,439,223	2,162,257	2,276,966	105%
Depreciation & amortization	117,086	86,785	30,301	35%	228,405	174,501	53,904	31%
Research and development	583,870	466,824	117,046	25%	1,851,282	1,669,542	181,740	11%
General and administrative	2,271,138	637,169	1,633,969	256%	3,917,179	1,296,875	2,620,304	202%
Total costs and expenses	5,512,156	2,654,147	2,858,009	108%	10,436,089	5,303,175	5,132,914	97%

Operating loss	(2,522,597)	(1,684,821)	(837,776)	50%	(5,210,565)	(4,031,106)	(1,179,459)	29%

Other income	(19,301)	(686,735)	667,434	(97)%	(5,241)	(1,574,888)	1,569,647	(100)%
Interest expense, net	853,660	76,825	776,835	1011%	1,655,634	138,375	1,517,259	1096%
Net loss	$(3,356,956)	$(1,074,911)	$(2,282,045)	212%	$(6,860,958)	$(2,594,593)	$(4,266,365)	164%

Revenue

For the three months ended June 30, 2022, net revenue increased by $2.0 million, or 208%, to $3.0 million for 2022, as compared to $1.0 million for 2021. The increase in revenue is primarily attributable to the addition of revenue from three service contracts, including the continued lease of an Aquanaut vehicle, during 2022.

For the six months ended June 30, 2022, net revenue increased by $3.9 million, or 311%, to $5.2 million for 2022, as compared to $1.3 million for 2021. The increase in revenue is primarily attributable to the addition of revenue from three service contracts, including the continued lease of an Aquanaut vehicle, during 2022 offset with a $0.1 million decrease to a related party, Transocean Inc., due to product and engineering services.

Costs and expenses

Cost of revenue

For the three months ended June 30, 2022, cost of revenue increased by $1.1 million, or 74%, to $2.5 million for 2022, as compared to $1.5 million for 2021. The increase in cost of revenue is attributable to the addition of executing three service contracts from prior year discussed above.

For the six months ended June 30, 2022, cost of revenue increased by $2.3 million, or 105%, to $4.4 million for 2022, as compared to $2.2 million for 2021. The increase in cost of revenue is attributable to the addition of executing three service contracts from prior year discussed above.

Depreciation

For the three months ended June 30, 2022, depreciation increased by $30 thousand, or 35%, to $117 thousand for 2022, as compared to $87 thousand for 2021 primarily due to facility upgrades during first quarter 2022.

For the six months ended June 30, 2022, depreciation increased by $53 thousand, or 31%, to $228 thousand for 2022, as compared to $175 thousand for 2021 primarily due to facility upgrades during first quarter 2022.

Research and development

For the three months ended June 30, 2022, total research and development expenses increased by $0.1 million, or 25%, to $.6 million for 2022, as compared to $.5 million for 2021. The increase was due primarily to product research and development activity.

For the six months ended June 30, 2022, total research and development expenses increased by $.2 million, or 11%, to $1.9 million for 2022, as compared to $1.7 million for 2021. The increase was due primarily to product research and development activity.

General and administrative

For the three months ended June 30, 2022, total general and administrative expenses increased by $1.7 million, or 256%, to $2.3 million for 2022, as compared to $0.6 million for 2021. General and administrative expenses increased primarily due to an increase in company headcount, sales and marketing expense, professional fees and other costs incurred in preparation for the business combination transaction with CleanTech.

For the six months ended June 30, 2022, total general and administrative expenses increased by $2.6 million, or 202%, to $3.9 million for 2022, as compared to $1.3 million for 2021. General and administrative expenses increased primarily due to an increase in company headcount, sales and marketing expense, professional fees and other costs incurred in preparation for the business combination transaction with CleanTech.

Other income expense, net

For the three months ended June 30, 2022, other income decreased by $667 thousand to other net of $20 thousand for 2022 as compared to $687 thousand of income net in 2021. The decrease was due primarily to the recognition of the Paycheck Protection Program or (PPP) loan during the second quarter of 2021.

For the six months ended June 30, 2022, other income decreased by $1,570 thousand to other income net of $5 thousand for 2022 as compared to $1,575 thousand of income in 2021. The decrease was due primarily to the recognition of the Paycheck Protection Program or (PPP) loan during the first and second quarter of 2021.

Interest expense, net

For the three months ended June 30, 2022, interest expense, net increased by $777 thousand to $854 thousand for 2022 as compared to $77 thousand in 2021. Interest expense, net increased due to an increase in indebtedness entered into by the Company during the third and fourth quarter of 2021.

For the six months ended June 30, 2022, interest expense, net increased by $1,517 thousand to $1,656 thousand for 2022 as compared to $139 thousand in 2021. Interest expense, net increased due to an increase in indebtedness entered into by the Company during the third and fourth quarter of 2021.

Comparison of the Years Ended December 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth Nauticus’ results of operations data for the periods presented:

	Year ended December 31,		Change $
	2021	2020
Revenue
Service	$7,854,068	$3,184,629	$4,669,439
Product	242,637	—	242,637
Service – related party	332,767	619,883	(287,116)
Product – related party	162,068	189,928	(27,860)
Total revenue	8,591,540	3,994,440	4,597,100

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	6,850,248	4,059,991	2,790,257
Depreciation	365,097	400,432	(35,335)
Research and development	3,533,713	4,951,619	(1,417,906)
General and administrative	4,362,400	3,319,455	1,042,945
Total costs and expenses	15,111,458	12,731,497	2,379,961

Operating loss	(6,519,918)	(8,737,057)	2,217,139
Other income	(1,601,568)	(1,609,962)	(8,394)
Loss on extinguishment of debt	9,484,113	—	(9,484,113)
Interest expense, net	725,166	66,943	658,223
Net loss	$(15,127,629)	$(7,194,038)	$(7,933,591)

Revenue

Revenue increased by $4.6 million, or 115%, to $8.6 million for 2021, from $4.0 million for 2020. The increase in revenue is attributed to the addition of revenue from three service contracts, including the lease of an Aquanaut vehicle, during 2021. Revenue decreased by $1.8 million, or 31%, to $4.0 million for 2020, from $5.8 million for 2019. The decrease in revenue is attributed to the completion of various projects during 2019 which accounts for $2.7 million of the decrease and a reduction in sales from 2019 to 2020 of $1.2 million to a related party, Transocean Inc., due to lower demand of HaloGuard product and related services. These decreases are offset by an increase in revenue from 2019 to 2020 related to a new sales agreement executed at the end of 2019 resulting in $2.0 million of revenue in 2020.

Cost of Revenue

In fiscal year 2020, the Cost of Revenue exceeded Revenue, a trend which was subsequently reversed in fiscal year 2021 (as shown in the chart above). The causes related to the Cost of Revenue exceeding the total Revenue for fiscal year 2020 is directly related to the reduction in revenue associated with the COVID-19 pandemic and the retention of overhead staffing levels during this fiscal period. Nauticus Robotics was the recipient of the Paycheck Protection Program loan and used these funds to maintain staffing levels. The downturn in the commercial energy markets combined with the completion of and subsequent delays in the continuation of a defense related program resulted in a reduction in Revenue. The Cost of Revenue reflects the higher costs incurred by Nauticus Robotics by maintaining staffing levels in comparison to the reduced income experienced during fiscal year 2020.

In fiscal year 2021, follow-on defense contracts were awarded and the energy markets recovered leading to an increase in Revenue. Overhead staffing levels were maintained at 2020 levels but provided a better match to the improved revenue. These market trends are the reason why 2020 Cost of Revenue exceeds total Revenue and why it recovered as the pandemic effects were mitigated.

Products and Services

Historically, Nauticus has generated revenue through engineering service contracts while concomitantly investing internal resources toward the product development of its subsea robotics portfolio. These previously developed products are now, in 2022, emerging into a revenue generating status. The revenue chronology for Nauticus’ contract history is shown in the table below.

The Jacobi Motors service contract began in 2018 to assist in the development of an electric motor targeted for the electric motor market. This contract was completed in 2020. The beginning of the U.S. Department of Defense programs that Nauticus is currently participating in, each supporting the advancement in autonomy in subsea vehicles, was started in 2018 and continued to 2019. This effort gave rise to the larger program in 2019, with contractual milestones completed in 2020 and continuing to this day. The Office of Naval Research funded an effort with Aquanaut for more dexterous subsea manipulation activities and hardware in 2019 and 2020. Transocean, the lead investor for the Series B investment round, co-funded some product development activities for automated drill pipe handling (Spiral) and for a zone monitoring safety system (THEIA/HaloGuard). Although the Sprial project was completed in 2019, the HaloGuard system has been deployed to four (4) offshore drilling ships to enhance drill floor safety.

Current contracts support Nauticus’ core subsea vehicle products — Aquanaut and Argonaut. Nauticus has work ongoing with a Large Confidential Government Contractor for the manufacturing and commissioning of Argonaut, an Aquanaut-variant aimed specifically for U.S. defense and intelligence missions. The project was awarded to the joint team of a Large Confidential Government Contractor and Nauticus team in 2021 with the initial phase milestone running through December 2022. As part of the effort, the Aquanaut is leased to the program to support data collection and autonomous subsea manipulation operations; therefore generating revenue. In 2022, Nauticus’ Hydronaut surface vessel also generates revenue in support of the Aquanaut. Other Nauticus products currently generating revenue in 2022 also include the Olympic Arm (electric subsea manipulators), with the delivery of the first article to IKM Subsea expected in the third quarter of 2022, and ToolKITT, which is licensed as software to IKM Subsea and used in with the Defense Innovation Unit.

Nauticus’ project backlog includes continued work on a project under a subcontract to our partner, a Large Confidential Government Contractor, through 2022. Phase 2 of this project begins in January 2023 and will run for approximately 18 months. This next phase of the project includes an option to purchase an Argonaut vehicle. The Defense Innovation Unit contract will continue through 2022 and into 2023. Other items in the sales pipeline include Olympic Arm sales, commercial subsea service opportunities in the North Sea in late 2022 or early 2023, and a contract opportunity for maritime environmental surveillance using an Aquanaut with the Singaporean government.

Among the other items in the pipeline, Nauticus has also tendered a bid, in partnership with Schlumberger in Brazil, for work with Petrobras. Possible award for that multiyear/multimillion dollar contract is imminent. Nauticus is also under contract with Shell and progressing toward a service contract pilot in the Gulf of Mexico for fall 2022. Additionally, in April 2022, Nauticus signed a Memorandum of Understanding with Wood, Plc, an engineering and consulting firm in the United Kingdom for the purpose of jointly pursuing subsea inspection services for oil & gas and wind markets. Pursuant to the Memorandum of Understanding agreement, each party will utilize its expertise and capabilities to deliver subsea inspection services to specific targeted markets.

Lastly, Nauticus recently announced its intention to launch a “robotic navy” comprised of Hydronaut and Aquanaut pairs, which publicized Nauticus’ strategic plans to grow its commercial services fleet to markets in the North Sea, offshore Brazil, and the Asian-Pacific region. This initiative is part of an overall financial plan, which includes the production of these units in order to perform subsea services in strategically important regions around world. Nauticus is currently working with legal and financial firms in the United Kingdom to assist in the development of a regional operations center in Aberdeen, Scotland, United Kingdom as well as in Norway. In 2023, Nauticus plans to expand operations in Brazil as part of an opportunity presented through Petrobras. In 2024, the opening of an operations center in Singapore is planned to provide a logistics and operations hub for the Asia-Pacific market. The Houston office plans to support Gulf of Mexico operations as they develop over the near term.

HaloGuard

The HaloGuard product is a red-zone safety monitoring system that utilizes methods derived from robotic perception to locate and identify individuals that have crossed into a designated safety zone. If the individual that has entered a designated safety zone is not authorized for that entry, an alarm will alert the operator. The system is capable of not only warning the operator through audible alarms and computer displays but is also capable of shutting down equipment moving in the safety zone. The HaloGuard is comprised of a network of perception sensors (cameras and time of flight sensors that measure distance to objects), an electronics rack for housing the computer system, and the HaloGuard software that includes the user displays and integrates the elements together to form the functioning safety system. The purpose of this system is to improve the safety of human workers in and around hazardous equipment.

In terms of process and performance obligation, after the HaloGuard components are assembled, the equipment is set up in a test area at Nauticus Robotics. The customer inspects the components, and a functional checkout of the system is performed. The customer then accepts the product and takes ownership of the HaloGuard system. It is at this point that the “title and risk of loss” passes onto our customers. Nauticus Robotics stores the equipment until arrangements for installation of the HaloGuard on the drilling rig have been put in place. Nauticus Robotics dispatches trained personnel to go to the drilling rig and install the HaloGuard. Installation services are billed to the customer when performed and accepted by the customer.

At Nauticus, the HaloGuard product was initially developed under funding from Transocean and shown in the table below as “THEIA” in 2019. After this initial funding, Nauticus Robotics assumed the cost of further development. After completion of the first system, Transocean ordered 7 separate installations on their drilling rigs and this revenue is shown in the table below as “Transocean — HaloGuard”. In 2020, the HaloGuard was installed on the first Transocean drilling rig for testing and final acceptance. Subsequently, the HaloGuard was installed on 3 additional drilling rigs. The installation schedule was delayed due to the downturn in the energy market during the first year of the pandemic. As these systems have been installed, various purchase orders were negotiated with Transocean to improve the HaloGuard system, effect repairs, perform maintenance, etc. These revenues are shown in the table below as “Transocean NRE and Other”. Work under these contracts funded ongoing product support and maintenance at Nauticus Robotics. Recently, Nauticus Robotics delivered a computer rack, alarm tower, and provided five (5) perception sensors for Salunda for installation (by Salunda) at a customer site. That revenue is shown in the table below as “HaloGuard — Salunda”.

Contract terms for sales of this product to Transocean has been structured as a purchase of the various hardware and software elements of the system. Costs for installation and support are billed to Transocean separately.

As of the date of this prospectus, Nauticus Robotics intends to quickly phase out this product, which process is underway. As HaloGuard is a small market adjacency that was primarily executed as directed by Transocean, we are in the process of discontinuing our support relationship with this product and any further development. Nauticus has ceased all new operations with the product HaloGuard as of the beginning of the fiscal year 2022, and Nauticus will not have any legacy obligation to support this product after it is phased out.

Nauticus Revenue Generation by Service and Product Contract

Product/Contract	2021	2020	2019	Reason for Change
Jacobi Motors	—	69,029	1,276,758	Completed in 2020
DARPA	—	—	204,561	Completed in 2019
Exxon	—	—	140,000	Completed in 2019
Large Confidential Government Contractor	—	2,440,600	418,805	Completed in 2020 – Transition to project in 2021
Office of Naval Research	—	675,000	847,693	Completed in 2020
Transocean – HaloGuard	162,068	619,883	1,647,910	Fewer Orders Placed
Spiral	—	—	733,726	Completed in 2019
Transocean NRE and Other	332,767	189,928	122,963	Performed On As Needed Basis
Other	—	—	10,000	Performed On As Needed Basis
THEIA	—	—	420,377	Completed in 2019
Defense Innovation Unit	182,811	—	—	New Client in 2021
HaloGuard – Salunda	242,637	—	—	New Client in 2021
Large Confidential Government Contractor	2,614,221	—	—	Started in 2021
Large Confidential Government Contractor – Aquanaut Charter	756,666	—	—	Part of government contract
Large Confidential Government Contractor – Argonaut	4,300,370	—	—	Began Work in 2021
Total	8,591,540	3,994,440	5,822,793

Costs and expenses

Cost of revenue

Cost of revenue increased by $2.8 million, or 69%, to $6.9 million for 2021, from $4.1 million for 2020. The increase in cost of revenue is attributed to the addition of three service contracts for 2021.

Depreciation

Depreciation decreased by $35 thousand, or 9%, to $365 thousand for 2021, from $400 thousand for 2020 due to the aging of selected categories of fixed assets during 2021.

Research and development

Total research and development expenses decreased by $1.4 million, or 29%, to $3.5 million for 2021, from $5.0 million for 2020. The decline was due primarily to a reduction in overall research and development activity.

General and administrative

Total general and administrative expenses increased by $1.0 million, or 31%, to $4.4 million for 2021, from $3.3 million for 2020. General and administrative expenses increased primarily due to an increase in Company activity and professional and other costs related to the filing of Form S-4.

Other income

Other income decreased by $8 thousand to $1.6 million for 2021 from $1.6 million in 2020. The decrease was due primarily to the reduction in other miscellaneous receipts and refunds.

Loss on Extinguishment of Debt

The Company recognized a loss on extinguishment of debt of $9.5 million for 2021 due to an amendment of outstanding contingently convertible notes to allow the notes to be converted into Nauticus common stock as of the closing date of the Business Combination between CleanTech and Nauticus. The amendment was treated as an accounting extinguishment of debt. A loss was recognized for the difference between the carrying amounts of the notes and their fair values as of the date the notes were modified.

Interest expense, net

Interest expense, net increased by $0.6 million to $0.7 million for 2021 from $0.1 million in 2020. Interest expense, net increased due to an increase in indebtedness during 2021.

Liquidity and Capital Resources

Sources of Liquidity

Nauticus’ capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. As of June 30, 2022, Nauticus had cash and cash equivalents totaling $8.0 million. The cash equivalents consist of money market funds. To date, Nauticus’ principal sources of liquidity have been proceeds received from the issuance of debt, equity funding from its principal owners and cash flow from operations.

At this time Nauticus does not generate sufficient revenue from its sales of subsea robots, services, and software to cover operating expenses, working capital and capital expenditures. However, Nauticus expects funds raised in a Business Combination from a merger agreement with CleanTech Acquisition Corporation, a special purpose acquisition company, including the PIPE private placement, to fund cash needs. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of the Post-Combination Company’s common stock subsequent to the Business Combination. If Nauticus raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Nauticus Common Stock. The terms of debt securities or borrowings could impose significant restrictions on Nauticus’ operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

Nauticus has incurred negative cash flows from operating activities and losses from operations in the past as reflected in its accumulated deficit of $46.7 million as of June 30, 2022. Nauticus had total current assets of $14.6 million and total current liabilities of $34.0 million as of June 30, 2022. Management believes cash on-hand, including the funds raised in the Business Combination, together with revenue from the Company’s existing and new contracts will be sufficient to meet its obligations for at least one year from the filing date of this document.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Year ended December 31,		Six months ended June 30,
	2021	2020	2022	2021
Net cash provided by (used in):
Operating activities	$(5,923,190)	$(4,499,775)	$(9,910,414)	$(3,812,057)
Investing activities	$(922,487)	$996,482	$(3,080,199)	(3,008)
Financing activities	$24,500,364	$2,539,909	—	$6,339,256

Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $4.5 million. The primary factors affecting Nauticus’ operating cash flows during this period were Nauticus’ net loss of $7.2 million, offset by a customer advance of $1.8 million, non-cash expenses of depreciation and amortization of $0.4 million and stock-based compensation of $0.4 million, the non-cash impact of lease accounting implementation of $0.2 million, and net cash outflows of $0.2 million from changes in operating assets and liabilities.

For the year ended December 31, 2021, net cash used in operating activities was $5.9 million. The primary factors affecting Nauticus’ operating cash flows during this period were its net loss of $15.1 million offset by the noncash loss of $9.5 million related to extinguishment of debt, non-cash expenses of stock-based compensation of $0.4 million, depreciation expense of $0.4 million, a $2.3 million increase in accounts payable and accrued liabilities and a $1.4 million reduction in contract liabilities.

For the six months ended June 30, 2022, net cash used in operating activities was $9.9 million. The primary factors affecting Nauticus’ operating cash flows during this period were its net loss of $6.9 million, accounts receivable of $0.8 million, inventories of $2.4 million and other assets of $1.4 million offset by non-cash expenses of stock-based compensation of $0.4 million, depreciation expense of $0.2 million, amortization of debt discount of $0.3 million, $1.0 million increase in accounts payable and accrued liabilities and a $0.4 million reduction in contract liabilities.

Investing Activities

For the year ended December 31, 2020, net cash provided by investing activities was $1.0 million primarily due to the proceeds from short-term investments.

For the year ended December 31, 2021, net cash used in investing activities was $0.9 million due to the purchase of equipment.

For the six months ended June 30, 2022, net cash used in investing activities was $3.1 million due to the purchase of property and equipment.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $2.5 million. The primary factor affecting Nauticus’ financing cash flows during this period were proceeds from a notes payable of $3.0 million offset by payments of notes payable of $0.5 million.

For the year ended December 31, 2021, net cash provided by financing activities was $24.5 million. The primary factor affecting Nauticus’ financing cash flows during this period were proceeds from a notes payables of $25.0 million offset by payments on notes payable of $0.5 million.

For the six months ended June 30, 2022, the Company had no net cash provided by or used for financing activities.

Contractual Obligations

Contingently Convertible Promissory Note

The following promissory notes were amended as of December 16, 2021 to allow the note to be converted into Nauticus common stock as of the closing date of the Business Combination between CleanTech and Nauticus. The notes also include an option permitting the notes to be converted into shares of preferred stock in the event of an additional financing by Nauticus. More information about each of these notes is included in Note 4 to Nauticus’ financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this filing.

Schlumberger Technology Corp. Contingently Convertible Promissory Note — In July 2020, the Company issued an unsecured convertible promissory note to Schlumberger Technology Corp. in the amount of $1,500,000, bearing interest at 4.25%, and was amended to extend the maturity date to December 31, 2022.

Transocean Inc. Contingently Convertible Promissory Note — In December 2020, the Company issued an unsecured convertible promissory note to Transocean Inc. in the amount of $1,500,000, bearing interest at 10%, and was amended to extend the maturity date to December 31, 2022.

Goradia Capital, LLC Contingently Convertible Promissory Note — On June 19, 2021, the Company issued an unsecured convertible promissory note to Goradia Capital, LLC in the amount of $5,000,000, bearing interest at 10%, and maturing on December 31, 2022.

Material Impact Fund II, L.P. Contingently Convertible Promissory Note — On August 3, 2021, the Company issued an unsecured convertible promissory note to Material Impact Fund II, L.P. in the amount of $5,000,000, bearing interest at 5%, and maturing on December 31, 2022.

In-Q-Tel, Inc. Contingently Convertible Promissory Note — On October 22, 2021, the Company issued an unsecured convertible promissory note to In-Q-Tel, Inc. in the amount of $250,000, bearing interest at 5%, and maturing on December 31, 2022.

Term Loan Credit Agreement

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, the Company entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bears interest at 13% per annum and is payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and is presented as a debt discount. There is also a 5% exit fee totaling $750,000 is payable at the maturity date and is being accrued over the note term. The effective interest rate on the loan is approximately 17.7%.

Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation. More information about each of this lease is included in Note 6 to Nauticus’ financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this filing.

Off-Balance Sheet Arrangements

As of June 30, 2022, Nauticus has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Related Party Transactions

As of June 30, 2022, Schlumberger owns 30% and Transocean owns 31% of the stock of Nauticus. See section above related to Contingently Convertible Promissory Notes above for more detail. In 2020, HMI issued convertible promissory notes to Schlumberger and Transocean, each with an amount of $1,500,000.

There are revenues, accounts receivable balances, and contract asset amounts from Transocean. Refer to Note 11 — Related Party Transactions in Nauticus’ financial statements for the years ended December 31, 2021 and 2020 and Note 9 in Nauticus’ financial statements for the six months ended June 30, 2022 and 2021 included elsewhere in this filing for more details.

Critical Accounting Policies and Estimates

Nauticus prepares its financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts Nauticus reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Nauticus bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Nauticus’ actual results could differ significantly from these estimates under different assumptions and conditions. Nauticus believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Nauticus recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is the vesting period of the award. Nauticus elected to recognize the effect of forfeitures in the period they occur. Nauticus determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Expected Term — Nauticus uses the option’s expected term

•        Expected Volatility — As Nauticus’ stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the robotics and ROV technology industries.

•        Expected Dividend Yield — The dividend rate used is zero as Nauticus has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Nauticus Common Stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Based on Nauticus’ early stage of development and other relevant factors, it was determined that an Option Pricing Model (“OPM”), specifically the Black-Scholes OPM, was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Nauticus Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.

Accounting Extinguishments of Debt

The December 16, 2021 modifications of the five contingently convertible notes discussed above were treated as extinguishments of debt for accounting purposes because the conversion options were considered substantive. A loss on the extinguishment of debt totaling $9.5 million was recognized for the difference between the carrying amounts of the notes and their fair values as of the modification date. Because the fair values of the notes included a substantial premium above their face values and the contingently convertible options did not require bifurcation, the premium was recorded to additional paid-in capital.

The fair values of the contingently convertible notes were determined by an independent valuation specialist whose model considered the stated terms of the notes, the Company’s effective borrowing rate for debt having similar terms and valuation of each of the convertible options. The conversion options were valued using the Black-Scholes option pricing model which is impacted by the following assumptions:

•        Expected Term — Nauticus used the expected term of the Notes

•        Expected Volatility — Since there is no public market for the Company’s common stock, the expected volatility for options was determined based on a peer group of publicly traded companies. In evaluating similarity of this peer group, the Company considered factors such as stage of development, risk profile, enterprise value and position within the industry.

•        Expected Dividend Yield — The dividend rate used is zero as Nauticus has never paid any cash dividends on its common stock and at the modification date had no plans to do so.

•        Risk-Free Interest Rate — The risk-free rate was based on the U.S. Treasury yield curve in effect at the modification date for the time until maturity of the notes.

•        CleanTech Stock Price — Nauticus used the publicly traded price of Cleantech’s common stock at the modification date in valuing the conversion option in the event the merger is consummated.

•        Nauticus Stock Price — Nauticus used the estimated fair value of the Company’s common stock as of the modification date.

The Company referenced its recent term loan borrowing with RCB to estimate its effective borrowing rate for debt having similar terms. The effective rate used was 17.7%.

The fair values of each component of the contingently convertible notes were probabilistically weighted to determine the overall fair value of each note. This probability weighting considered the likelihood that the planned merger of Nauticus and Cleantech will be completed, the probability of additional financing as well as the probability of a cash repayment of the notes at maturity if the conversion options are not exercised.

Revenue Recognition

The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee or firm fixed fee) or product sales and typically have terms of up to 18 months. The Company has limited product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution we developed.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. The products and services in our contracts are typically not distinct from one another. Accordingly, our contracts are typically accounted for as one performance obligation.

The Company’s performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on the Company’s results of operations.

Cost plus fixed fee contracts are largely used for development projects.

Firm-fixed price contracts provide products or services generally over an agreed upon time frame for a predetermined amount. Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

Service revenue included equipment operating lease income in 2021 recognized based on the contractual cash lease payments for the period.

Performance obligations for product sales typically are satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract liabilities include billings in excess of revenue recognized and accrual of certain unsatisfied performance obligations.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CleanTech is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of CleanTech Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the IPO closing date, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to Nauticus’ financial statements for the six months ended June 30, 2022 and 2021 or years ended December 31, 2021 and 2020 included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Internal Control Over Financial Reporting

Nauticus has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Nauticus’ ability to report its results of operations and financial condition accurately and in a timely manner.

Nauticus management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Nauticus’ management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls. Nauticus has identified a material weakness in its internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Nauticus’ annual or interim financial statements will not be prevented or detected on a timely basis.

Nauticus identified certain deficiencies in internal control over financial reporting including a lack of segregation of duties within the accounting function and systems, and inadequate procedures for the accounting close process including obtaining information supporting significant accounting estimates and judgments affecting the financial statements on a timely basis. As a result, Nauticus management concluded that a material weakness existed in its internal control over financial reporting. As a result of this material weakness, Nauticus’ management concluded that its internal control over financial reporting was not effective as of December 31, 2021.

To address this material weakness, Nauticus has engaged a technical accounting and financial reporting consulting firm to assist the company with (i) its financial accounting close, (ii) the application of technical accounting literature, (iii) the preparation of its financial statements, and (iv) the independent audit of its financial statements. Nauticus’ plan is to employ additional financial and accounting personnel in key finance and accounting positions. The company has identified some new personnel and expects to secure their full-time employment by the end of third quarter 2022. As of August 31, 2022, Nauticus filled positions of Senior Accountant and Accounts Receivable to remediate this weakness in its internal controls. In addition, Nauticus added a Chief Financial Officer and transition one contracted personnel to Vice President of Accounting to strengthen its internal controls and financial reporting. Nauticus also plans to transition one other current contracted personnel to a position of Corporate Controller. Nauticus is also strengthening internal controls over financial reporting by implementing an Enterprise Resource Planning system (“ERP”), a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. The Company expects to complete the ERP implementation by year end December 2022.

The resulting fully integrated system will enhance financial reporting and transactional interfaces. Nauticus will also add RaaS operations personnel as required when the production Aquanauts are completed, commissioned, and put into service. Nauticus’ management will make an assessment of these remediation steps and add additional staff, if necessary to remediate the weakness. In 2022, we expect to complete implementation of a new enterprise resource planning system supporting day-to-day business activities including accounting, procurement, project management, supply chain and operations. Finally, we have taken steps to strengthen our financial close process and ensure information is obtained timelier to support preparation of our financial statements in accordance with U.S. GAAP.

We expect to incur on-going significant costs to meet the corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of the NASDAQ, with which we are not required to comply presently as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time for our board of directors and management and will significantly increase our costs and expenses.

While we believe these actions will address the reported material weakness, we can give no assurance that these will remediate this deficiency in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements and cause us to fail to meet our reporting obligations.

Any failure to maintain such internal control could adversely impact Nauticus’ ability to report its financial position and results from operations on a timely and accurate basis. If Nauticus’ financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if after the Business Combination, Nauticus’ financial statements are not filed on a timely basis, Nauticus could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities. In either case, it could result in a material adverse effect on Nauticus’ business. Ineffective internal controls could also cause investors to lose confidence in Nauticus’ reported financial information which could have a negative effect on the trading of Nauticus stock.

Nauticus can give no assurances that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to failure to implement and maintain adequate control over financial reporting or circumvention of these controls. In addition, even if Nauticus is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair preparation and presentation of our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Nauticus has not, to date, been exposed to material market risks given its early stage of operations. Upon the significant increase in commercial operations, Nauticus expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Foreign Currency Exchange Risk

There was no material foreign currency risk for the six months ended June 30, 2022 and 2021, or years ended December 31, 2021 and 2020.

INFORMATION ABOUT NAUTICUS ROBOTICS, INC.

The following discussion should be read in conjunction with the information about Nauticus contained elsewhere in this prospectus, including the information set forth in Nauticus’ consolidated financial statements and the related notes. Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to Nauticus’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Nauticus Robotics, Inc., a Texas corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the post-combination company and its subsidiaries following the consummation of the Business Combination.

Overview

Nauticus Robotics provides 21st century ocean robotic solutions to combat the global impacts on the world’s marine environment. The interconnected, purpose-built product ecosystem of both surface and subsea robots is powered by Nauticus’ autonomous software platform that affords our robots real machine intelligence, not just automation. This approach will transform the industry to an economically efficient and environmentally sustainable model. Nauticus Robotics, Inc. was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014, in the State of Texas. Nauticus’ principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of ocean robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection. This offering permits significant operational flexibility and cost savings over the methods currently deployed in the marketplace.

The full range of Nauticus ocean robot technologies combine to provide unique capabilities heretofore not seen in the commercial ocean market and delivered to the market at substantially reduced cost and reduced environmental footprint. Under the current subsea service paradigm, large vessels are deployed with ROVs/AUVs and supporting equipment to the work area. A large surface presence is required to control the robot through direct teleoperation of the vehicle and through robotic manipulators; including the launch, recovery, and transport of the asset to and from the worksite. Direct contact must be maintained with the ROV to provide the teleoperators with sufficient video feedback and transmit control signals. The direct communication requires a tether that is spooled on the deck and reaches depths in excess of 3,000m. The size of this equipment dictates the size of the surface vessel. A larger surface vessel results in a complex infrastructure that creates additional excessive costs. For example, a larger vessel requires more crew members to manage and operate the vessel while on station at a worksite (including transit to and from the work location. Additionally, from an environmental perspective, the GHG emissions from this style of operation can be as high as 70MT of CO2 per day.

Unlike the current subsea service paradigm, Nauticus’ approach features a system without the need for a high-capacity network (fiber) with a traditional ROV. This allows software and autonomy control most of the actions of the machines through a supervised autonomous acoustic network given that in communication is limited to low bandwidth signaling between our small surface ship (Hydronaut) and Aquanaut. These signals are transmitted through satellite communication or other mobile networks (e.g., 4G/LTE/5G) to a shore-based control center where operators “supervise” the actions of the Aquanaut. However, they are not in real time control as in the current paradigm. With no tether required, the ship only carries the Aquanaut and can, therefore, be much smaller. Smaller ships burn far less fuel and thereby (i) incur significantly less expenses, and (ii) reduce greenhouse gas emissions by a significant margin.

Products and Services

Nauticus’ ocean robotic ecosystem is headlined by the Company’s flagship product, Aquanaut, a vehicle that begins its mission in a hydrodynamically efficient configuration which enables efficient transit to the worksite (i.e. operating as an autonomous underwater vehicle, or AUV). During transit (operating in survey mode), Aquanaut’s sensor suite provides capability to observe and inspect subsea assets or other subsea features. Once it arrives at the worksite, Aquanaut transforms its hull configuration to expose two work-class capable, electric manipulators that can perform dexterous tasks with (supervised), or without (autonomous), direct human involvement. In this intervention mode, the vehicle has capabilities similar to a conventional Remotely Operated Vehicles (ROV). The ability to operate in both AUV and ROV modes is a quality unique to Nauticus’ subsea robot and is protected under a US Patent. To take advantage of these special configuration qualities, Nauticus has developed underwater acoustic communication technology, called Wavelink, Nauticus’ over-the-horizon remote connectivity solution, that removes the need for long umbilicals to connect the robot with topside vessels. Eliminating these umbilicals and communicating with the robot through acoustic or other latent, laser, or RF methods reduces much of the system infrastructure that is currently required for ROV servicing operations and is at the heart of Nauticus’ value proposition.

The Argonaut, a derivative product of the Aquanaut, is aligned at non-industrial, government applications. This vehicle embodies many of the Aquanaut’s core technologies but varies in form and function necessary to perform specialized missions.

The component technologies that comprise the Aquanaut are also marketable to the existing worldwide ROV fleet. Aquanaut’s perception and control software technologies, combined with its sensor platform and electric manipulators, can be retrofitted on existing ROV platforms to improve their ability to perform subsea maintenance activities.

Nauticus’ robotic systems will be delivered to commercial and government customers primarily through a Robotics as a Service (“RaaS”) subscription business model (a business model planned for future commercial services but not yet implemented), but also as direct product sales, where required — such as to the defense industries.

Nauticus’ mission is to disrupt the current ocean service paradigm through the introduction and integration of advanced robotic technologies. These key technologies are autonomous platforms, acoustic communications networks, electric manipulators, AI-based perception and control software, and high-definition workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs over conventional methods.

Nauticus’ portfolio of robotics systems include:

•        Aquanaut.    The Aquanaut is designed to be launched from shore or off the back of an autonomous surface vessel to operate as a free-swimming subsea vehicle that is controlled through an acoustic communication system and capable of performing a wide range of inspection and manipulation tasks. The defining capability of Aquanaut is to operate in two separate modes — Inspection and Intervention. The Inspection mode involves the use of sensors during vehicle transit and the Intervention mode uses work class manipulators (Nauticus’ Olympic Arms) to perform work in the subsea environment.

The Aquanaut will be offered through RaaS (a business model planned for future commercial services but not yet implemented) and through direct sales to strategic clients. Nauticus has produced two units, one developmental and one is under contract in service with a Department of Defense customer. Three units are in production and were expected to be completed by the end of the third quarter of 2022. However, due to supply chain disruptions one of the Aquanauts is to be delivered in Q4 2022 and the remaining two (2) Aquanauts are to be delivered in Q1 2023 and commissioned in early 2023. The current production timeline for a single Aquanaut is six months, but Nauticus expects that timeline to decrease to three months in coming years, with production efficiency gains and economies of scale. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet each Aquanaut within a maximum of 90 days of completed production.

•        Argonaut.    A derivative of the Aquanaut vehicle is the Argonaut which has enhanced capabilities for transit and autonomous operations. This vehicle has been orchestrated to provide Nauticus’ government-facing customers with the capabilities to perform their specialized mission scenarios. The Argonaut is completing final assembly in our facility. Upon completion, expected in the third quarter of 2022, the first Argonaut vehicle will undergo commissioning in the Gulf of Mexico leading to its acceptance by the customer, a Large Confidential Government Contractor, for further use in US government applications. Specifically, this vehicle will be used by a Large Confidential Government Contractor, in conjunction with Nauticus, to perform under a current contract. This product and other variants are already available for direct sales to U.S. Department of Defense entities, contractors, and is planned for future commercial services through a RaaS contract for ongoing services.

Since there is very little difference between Argonaut and Aquanaut except for the outer mold line (“OML”), and minor navigational and other sensors, the current production timeline for a single Argonaut is also six months. But Nauticus expects that timeline to similarly decrease to three months in coming years. Nauticus expects that it will be able to sell or lease an Argonaut within 90 days of completed production.

•        Olympic Arm.    An all-electric, work-class manipulator built to serve ROV and hovering and resident AUV markets, providing an electric advantage that allows for more perception-driven decision making for semi-autonomous tasking. The current existing hydraulic solutions are undesirous for both operating costs and environmental concerns. Fully electric systems that make use of advanced sensing and control techniques will increase reliability and reduce time-on-task (vessel days saved). Further the all-electric architecture helps prevent hydraulic oil spills for the current offering for more environmentally sensitive areas. (e.g., North Sea, Canada, etc.).

The Olympic Arm is currently offered as both a standalone product and as a component to both the Aquanaut and in future models of the Argonaut. As such, the Olympic Arm is offered both through direct sales and is planned for future commercial services through RaaS. As a standalone product, Nauticus is preparing to deliver the first unit to the first customer, IKM Subsea, followed by a second unit to an additional customer by the end of the first quarter of 2023. The current production timeline for a single Olympic Arm is two months, but Nauticus expects that timeline to decrease to one month in coming years, with production efficiency gains. Nauticus expects that it will be able to sell or lease an Olympic Arm, or incorporate it into an existing product order, within 90 days of completed production.

•        ToolKITT.    This software suite is a multi-layered, multi-tool, software platform that can operate the Aquanaut, Argonaut, Olympic Arm, or other 3rd party ocean robotic vehicles through all mission phases. Its capabilities include navigational guidance, vehicle, and manipulator control as well as perception and planning and execution of tasks. ToolKITT is currently generating revenue through a Defense Innovation Unit contract. Under this contract, the ToolKITT operates and controls a 3rd party ROV called a VideoRay Defender (a “Defender ROV”) to perform a set of tasks in support of subsea defense operations. Upon the successful completion of this contract, Nauticus will have the opportunity to license ToolKITT to the U.S. Department of Defense for use on their existing fleet of Defender ROVs.

•        Hydronaut.    A small, optionally crewed autonomous surface vessel that will support the real-time operations of Aquanaut in long range and deep water commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizons communications link to shore.

The first Hydronaut is currently fulfilling charter days for a Large Confidential Government Contractor, related to a Department of Defense customer. The lease agreement for Hydronaut 1 was based on a usage rate of $6,000 per day, with no fixed number of operational days, beginning on January 31, 2022. Through the four months ended April 30, 2022, the vessel had only been utilized three (3) days for a total revenue of $18,000. Hydronaut will support the RaaS model, when implemented, for Aquanaut. Nauticus will also independently offer Hydronaut through RaaS, when available, and currently offers Hydronaut through direct sales. Nauticus currently has one Hydronaut in service. It also has two more Hydronauts in production with Diverse Marine, in the UK, which were expected to be completed by the end of the first quarter of 2023. However, due to supply chain disruptions the two Hydronauts are expected to be completed and commissioned in Q2 2023. Nauticus expects that it will be able to sell, lease, or add to its commercial service fleet, a Hydronaut within 90 days of completed production.

Nauticus has an experienced team with deep operational expertise in bringing emerging technologies to market. Nauticus’ engineering and design efforts are led by a highly experienced robotics team with over 200 years of cumulative robotics experience. Nauticus’ core engineering team has been working together for over 10 – 15 years and has designed and deployed advanced robotics systems for both public and private market applications.

Nauticus’ engineering process is a blend of Agile principles and a traditional phase-gate development workflows. The nature of robotics is highly intra- and multidisciplinary, containing both hardware and software components and requires a blend of both design methodologies. On the hardware side, Nauticus has created two design workflows (Standard Design and Simplified Design) that allow for quick-turn development as well as rigorous and detailed engineering work. Nauticus has also implemented a modified Agile Scrum workflow that allows for continual delivery of value, ability to change priorities, and resolve problems quickly.

Nauticus’ principal executive offices are located at 17146 Feathercraft Lane, Suite 450, Webster, TX 77598. Our telephone number in the USA is (281) 942-9069. Additional company and product information is available at www.nauticusrobotics.com.

Current Operations and Transitions

Nauticus Robotics is transforming from a business where revenue was primarily generated through engineering service contracts, with both government and commercial customers, to a company that performs subsea robotic services through various technology-based products. Aquanaut is currently under a services contract with the government, through a Large Confidential Government Contractor, as a robotic platform for a government customer. In addition, Hydronaut 1 is also chartered under a Large Confidential Government Contractor, for program operations as a surface support vessel during Aquanaut subsea testing. The Olympic Arm product is being commissioned for its first delivery to IKM Subsea for acceptance testing under a purchase order agreement. The ToolKITT software is currently undergoing testing and trials with the Defense Innovation Unit on the VideoRay Defender ROV platform. The successful outcome of this testing will lead to the deployment of ToolKITT on the existing Defender ROV fleet (possibly resulting in 99 licenses) used by the U.S. Navy. These initial orders substantiate our belief that these products are emerging into a revenue generating status, although it is recognized by Nauticus that further commercial maturity will be required as these products are introduced and scaled into the market. The status of these products is “early stage” since the development of commercial success is concomitant with further improvements to these products based on additional market feedback.

Nauticus Robotics has successfully performed under previous projects and continues to advance subsea vehicles, manipulation, and autonomy technology space. Nauticus leverages its relationship with advanced technology areas of the U.S. Department of Defense to improve the capabilities of its products and advance their state-of-the-art.

Nauticus currently uses its surface vessel, the Hydronaut, for transport and communications node for the Aquanaut as it performs subsea tasks. This paradigm substantially reduces the size of the surface expression of the support infrastructure and thereby significantly reduces burning of hydrocarbon fuels during the work campaigns. Using these substantially smaller support vessels, with far fewer crew members (and eventually zero crew members), dramatically reduces costs. The autonomous/semi-autonomous operating modes of vehicles like the Aquanaut improve robot performance and reduce the time for task completion. Each of these key operational characteristics improves the efficiency of the service delivery and makes for a more environmentally sustainable operation.

Industry Background

Evolution of Aquatic Robotics

The modern ocean robotic vehicles known as unmanned underwater vehicles (UUVs) can be traced to work performed by the US Navy in the 1960’s. As this technology developed through the 1970’s and 80’s, the oil and gas industry began to utilize this technology to support exploration projects in water depths that exceeded the capability of human divers. Since these beginnings, remotely operated vehicles (ROVs) and autonomous underwater vehicles (AUVs) have expanded their reach into many fields beyond the ocean energy marketplace. These robotic vehicles have played a key role in exploration and discovery as well as ocean rescue missions. Today, these vehicles are routinely used to perform a wide variety of tasks in support of many fields of use including offshore wind energy and aquaculture.

UUVs generally have two missions: data gathering or manipulation. They are operated in two distinct classifications — remotely operated or autonomous. The current vehicle designs are optimized and limited to performing one mission or the other. The long-range observation and data gathering missions are often oceanographic data, communication cable inspections, or subsea topographical surveys. These vehicles are usually AUVs and are non-hovering, tetherless ‘submarine shaped’ hulls optimized for long range cruising. Not only do these platforms neglect any manipulation, it also makes them less than ideally suited for tasks requiring high maneuverability. There are some hovering AUVs and even some that offer limited manipulation. However, these hydraulic arms are very rudimentary add-on features incapable of complex coordination or more advanced concepts like goal directed, impedance-force control.

On the other hand, most manipulation missions are performed by ROV designs. These tethered robots are specifically aimed at subsea manipulation which are attached to topside support vessels for power and communication. As such, they take advantage of high data rates and the power rich environment afforded by the tether. Although operator fatigue is a notorious problem, most ROV operators are paid ‘by the hour’ and that has unfortunately held down advancing the state of the art in operational efficiency, control, or manipulation sophistication. And it is these exact technology advancements that are required in a communication poor, power limited environment.

There is an emerging need for the hybrid operation: a highly maneuverable platform that can perform manipulation work and also travel efficiently for tens of kilometers. This might include deployment from shore or from some other vehicle and then traveling large distances to then perform manipulation or observation work or both.

Market Opportunity

Although AUV and ROV technology has progressed over the years, the fundamental solution architecture has not changed from its beginning. Servicing missions at depth requires a large surface ship and for intervention tasks, tether spooling systems to be mounted and controlled from the vessel. Beyond the obvious mobilization/demobilization and operating costs of the ship, the tether system introduces its own set of operational challenges and constraints to account for entanglement and sea current-induced disturbances. The size and complexity of the tether system contributes to the size requirements of the vessel. The current paradigm typically includes onboard crew to operate the ROV, further increasing the vessel requirements. The current architecture drives the high cost of this service through the large size of the surface vessel combined with the encumbrance of the connecting cable between the surface vessel and the ROV.

The Nauticus Robotics solution addresses the primary factors that drive the cost of the current servicing paradigm. Eliminating the need for the several thousand meters of cable and therefore the onsite vessel and people using acoustic communications substantially reduces the cost of operations. In addition to removing the cost and maintenance of the cable, the surface vessel does not need to accommodate the size and complexity of this system, reducing its size and associated cost. Reducing the size of the surface vessel yields cost savings through reduced crew and vessel operating cost. Importantly, reducing the size of the surface vessel also substantially reduces the carbon expression during servicing operations.

Removing the cable, which provides high bandwidth communications between the surface and the ROV, while still performing dexterous manipulation tasks has been a central technical achievement of Nauticus Robotics. Increasing the autonomy of the ROV through artificial intelligence enables the full set of capabilities required by the market but achieved through low bandwidth data links. In this new control paradigm, high-bandwidth teleoperation gives way to low-bandwidth supervised autonomy. Taking the responsibility for robotic interventions from a real-time operator and placing it with the robot itself also improves performance of the system by reducing task completion times. This benefit results when the robot, not the operator, compensates for local disturbances while completing tasks in the workspace.

Another key benefit provided by Nauticus Robotics’ Aquanaut is its unique ability to transform its hull to optimize performance during different phases of the mission. The AUV-style, hydrodynamically efficient hull configuration enables the robot to traverse long distances when performing subsea pipe or cable inspections. After this transit, the vehicle can transform its shape to expose workclass-capable manipulators to interact with its environment. This ability to transit long distances and then perform manipulation tasks is enabled by both the vehicle design as well as the freedom from a cabled surface connection. This unique capability of the Aquanaut brings new capacity to subsea robotic interventions and further disrupts the status quo.

Nauticus Robotics believes that these new technical advances will redefine how ocean intervention services are performed. However, it is possible that these beliefs will prove incorrect. For additional discussion of risks relating to operational and financial projections, please see “Risk Factors — Nauticus’ operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, Nauticus’ actual operating results may be materially different from its forecasted results.”

The new and unique capabilities of the Aquanaut represent a significant market opportunity for Nauticus Robotics to disrupt the ocean services marketplace, especially given the lack of comparable systems.

The market for this technology is vast and covers several independent market segments including offshore renewables, oil & gas, telecommunications, aquaculture, mining, defense, ports, and shipping just to name a few. The worldwide energy (O&G & Wind) IMR services market is projected to grow based on aging assets with O&G, and asset growth with Offshore Windfarms.1 Over the next 4 years, there will be tremendous growth of wind farm infrastructure installed into the global offshore market.2 Currently, 25GW of offshore renewables are installed off the coast of Europe with expectations to double by 2030. The Biden Administration announced the installation of 30GW of offshore

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1        Source: https://www.westwoodenergy.com/reports/world-rov-operations-market-forecast-2019-2023.

2        Source: https://gwec.net/global-offshore-wind-report-2021/.

renewables by 2030 to be installed off American shores. In total, that would include around 15,000 more wind turbines to be installed in just the United States and Europe. Today these markets are served by service companies offering Vessel based services with the cost of these services being split substantially on the cost to operate the vessel over the ROV.

Overall, the Defense market is expected to perform strongly in the next 5 years as geopolitical tensions continue to indicate that peer competitor and near-peer competitor engagements are likely in the ocean domain. The U.S. Department of Defense periodically issues Offset Strategy reports that summarize strategic planning and analysis as guidance for future technology investments. As highlighted in the 3rd Offset Strategy, unmanned systems especially in the maritime domain will be front and center and see heavy investment. Highlighted by the inherent stealth of the undersea domain presents, this will see sharp increase in development spending and acquisitions. In general, the geo-political tension drives defense spending for reconnaissance and covert littoral battlefield, and deepwater assets such as Aquanaut and our customers have affirmed this belief. COVID-19 has had a minimal effect on defense spending on our products. We have seen some increase in discretionary spending even while COVID-19 has caused a decrease in government spending in other areas. We do not expect a reduction in spending from supporting agencies.

The use of technology like Aquanaut is a significant topic in port security and management but is difficult to properly assess through industry reports alone. Due to this, our findings through target customer interactions is the size of the port and security market and expected adoption in the next 3 – 5 years will be substantial. As a point of reference, there are over 800 major ports worldwide and Aquanaut can address the work required to assess port seabed conditions, vessel hull anomalies, sensor placements and retrievals, change detection monitoring and unauthorized vessel detection. We plan to have multiple service offerings for the Port and Harbor Security Market through vehicle sales and leases to the customer, including all equipment necessary to conduct Aquanaut missions. This will lead to Autonomy as a Service, using the ToolKITT and a behavior development license agreements for our customer base. Aquanaut is an excellent multi-tool, but many of the ‘tools’ required for the vehicle are software based. Due to the specific nature of security requests, we believe that custom development will be a requirement. We plan to provide over the air updates from our Houston based engineering team will ensure that vehicles are equipped and qualified with the latest behaviors in our autonomy framework. We believe we will have a residual revenue opportunity through a long term license for the autonomy updates.

Aquaculture is expected to increase significantly. With the world’s population on course to reach 9.7 billion by 2050, the global demand for protein is expected to grow by 40%.3 One way to meet our protein needs is to sustainably maintain both wild fish reserves and farmed fish. Furthermore, the rising trend of smart fishing and the increase in seafood trade is also propelling the demand for aquaculture products. Major factors driving the growth of the market include rising demand for protein rich aqua food across the world, rapid adoption of advanced technologies — IoT, artificial intelligence (AI), feeding robots, and underwater remotely operated vehicles (ROVs) on aquaculture farms; increasing investment and rising R&D expenditure in aquaculture technology worldwide; and the growing popularity of land-based recirculating aquaculture systems.

The most addressable portion of this market today is associated with how Salmon is farmed in both Norway and Chile, South America. Regular net cleaning is important to maintaining the health of the fish and the current man in the loop semi-automated cleaners damage the netting over time and nets break. When the nets break the fish are lost, but the farmers are also fined for allowing farm fish to escape into the wild population of fish. Aquanaut-type and Aquanaut technologies could reside within the farm, clean the net more regularly, in a less aggressive manner that reduces net wear. This robot could also use its machine vision technology to measure and classify the net wear characteristics over time which would trigger preventative maintenance in order to avoid nets break, and by doing so avoid the fine.

The Nauticus Robotics Solution

We are developing a portfolio of ocean robotic vehicles and manipulators controlled by our multi-layered software suite. This software provides sensed perception of the environment combined with guidance, navigation, and control of the vehicle. Additionally, the software suite provides cutting-edge intelligence to control the dual arm manipulators to perform dexterous tasks. Complex task execution without a high-bandwidth tether to the robot necessitates a command-and-control architecture that permits local command authority as well as a level of self-sufficiency to execute high-level, human-directed tasks. Many studies have demonstrated that naive implementation of autonomy can

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3        Source: Henchion M, Hayes M, Mullen AM, Fenelon M, Tiwari B. Future Protein Supply and Demand: Strategies and Factors Influencing a Sustainable Equilibrium. Foods. 2017;6(7):53. Published 2017 Jul 20. doi:10.3390/foods6070053.

result in opaque systems unless a focus of the system architecture is the interdependence between human and robotic system. Besides basing our success metrics on operator mental burden, advances in three key areas will differentiate this architecture. Those areas are automatic task planning, probabilistic-based perception, and novel data compression.

Our technological innovations also include:

•        A subsea vehicle that can transform its hull shape from a hydrodynamic transit vehicle to a working ROV mode that exposes two workclass manipulators

•        A multi-layered software subsystem that handles vehicle control, perception, and manipulation that are supported through machine learning paradigms

•        An acoustic-based mesh network communication system that provides multi-point communication capabilities between multiple subsea vehicles and the sea surface

We believe the primary drivers towards the adoption of Nauticus Robotics’ products include:

•        Substantial reduction in the cost to deliver subsea inspection, maintenance, and repair services will yield disruptive cost savings to customers

•        Reduced carbon footprint provided by the reduction in size of the surface vessels required to perform work

•        Reduced number of crew exposed to offshore work hazards

•        Additional cost savings through fewer vessel days due to improved operational efficiencies

•        Reduction of hydraulic fluid leaks

We believe the benefits of our robotic systems will have clear implications across many industries including offshore wind, port security, aquaculture, traditional energy, subsea mining, and telecommunications.

Competitive Strengths

Differentiated and Proprietary Technology

Several key technical advances underpin the Nauticus Robotics ocean technology and service offering. Namely, an acoustic communication protocol and capability to control ocean robots and perform complex tasks without the need for a high-bandwidth, cabled connection between the operator and robot. The freedom from constraining tethers enables a freedom of movement that is unprecedented in previous ocean robotic archetypes. Taking advantage of a tetherless control paradigm motivates a vehicle that can transit long distances and then interact with objects in the workspace. This new type of subsea robotic archetype, which we call an Autonomous Underwater Robotic Vehicle (AURV) is capable of a changeable hull configuration that is efficient for transit and then transforms to expose manipulators used to perform tasks at a designated worksite. This new robotic vehicle archetype is protected for Nauticus Robotics by US patent.

Early Mover Across Key Markets

Nauticus Robotics has market tested its product portfolio through demonstrations to potential customers and discussions with industry leaders in the target markets. Prospective customer response has been positive and this has been reflected in the numerous paid studies under contract with major energy customers to detail the Nauticus solution to their use cases. Nauticus Robotics has organized an Advisory Panel with high-level representatives from commercial and defense markets that also serves as a focus group to test and guide Nauticus product development activities. Each of these members have offered their positive feedback regarding product features and capabilities.

Visionary and Experienced Management

We have an experienced team with deep operational expertise in bringing emerging technologies to market. Our team is led by Nicolaus A. Radford, our Chief Executive Officer who has over 20 years of experience with robotics and technical leadership. Our engineering and design efforts are led by a highly experienced robotics team with over 200 years of cumulative robotics experience, with our core engineering team trained in high-tech robotics at NASA and working together for over 15 years.

The nominees for the board of directors of the post-combination company have extensive experience across a wide array of disciplines including the industries that Nauticus intends to serve. This technical and commercial expertise will guide the production and delivery of complex hardware and software solutions to the market. For more information about the expected composition of the board of directors following the consummation of the Business Combination, see the section entitled “Management of the Combined Company.”

Strategic Collaborators

We collaborate with market leaders in complementary technologies such as energy storage and sensors while nurturing market relationships with key customers. Our collaborations with high profile industry leaders provide valuable feedback that we believe will enhance our early mover advantage. We also expect that these relationships will provide us enhanced credibility and better lead generation and conversion of additional potential customers.

Growth Strategy

The key elements of our growth strategy include:

Accelerate the Development of our Robotic Systems

Nauticus Robotics is committed to the development of a complete ocean eco-system of robotic technologies. Each product is developed from an advanced automation perspective with focus on increased performance, lower cost, and environmentally friendly operations. The Nauticus product portfolio includes a new archetype of subsea vehicle, the AURV we call Aquanaut, that can change its configuration to optimize performance during various transit and manipulation phases of the mission. Our expertise in dexterous manipulation supports the deployment of electric, subsea manipulators that will be used by Nauticus for its own vehicles, but that also address a market need to retrofit existing ROV’s with manipulators that have both workclass strength and reach envelopes. ToolKITT integrates total robot and vehicle functions that simplify operational control through ‘mouse clicks’, not joysticks. This superior approach to operational control of robots reduces both task times and mission cost. The Nauticus acoustic communication technology serves as a many-to-many data connection between multiple mobile assets in the marine environment. This technology enables multiple robotic actors to participate in complex servicing activities with over-the-horizon control by remote operators. These products combine to minimize mission execution cost, enhance safety, and enable the application of state-of-the-art robotic technologies to the needs of the ocean customer.

Continued Investment in Innovation

We will continue to invest significant resources in developing proprietary technologies across hardware, firmware, software, and controls to commercialize our robotic systems. We expect our research and development activities to focus on various sizes of vehicles and manipulators to meet different market needs. Improving network data communication to include both acoustic and optical modalities that optimize bandwidth over the near and far range is also a part of the development roadmap.

Our Product Platforms

We expect to offer a range of robotic systems that draw on our intellectual property, years of expertise, and innovative core technologies.

Aquanaut

The Aquanaut represents a new type of subsea vehicle that takes advantage of new subsystem technologies to bring best-in-class performance to the ocean realm.

We believe the following to be the key capabilities of the Aquanaut:

•        Transformable hull design that enables efficient operations in transit (AUV mode) and at the worksite (ROV mode)

•        All-electric design for both propulsion and manipulation

•        Capable of operating under supervised autonomy and fully autonomous vehicle control modes

•        Multi-modal sensor suite capable of creating a high resolution 3-D map of the near-space environment to support manipulation

•        Onboard navigation that enables extended transit to a worksite

Hydronaut

An 18m long, optionally crewed vessel that will support the real-time operations of Aquanaut in commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizons communications link to shore.

ToolKITT

ToolKITT is a cloud software platform consisting of interrelated products for ocean sensing, manipulation, autonomous behaviors, survey, search & recovery, and manual intervention. This functionality encompasses robotic controls, user interfaces, sensor integration, simulation, data analysis, and communication frameworks purposely built to enable work subsea. This software unifies all of Nauticus’ products into a single control architecture. This system includes a communications middleware that orchestrates vehicle activities, performs updates, and enables multi-agent interaction and mission planning. However, the software platform can also be used across other robotic platforms in the ocean space and, theoretically, outside of the ocean domain as well.

This product embodies a complete command and control suite of software components that provide the intelligence necessary to transit and perform work with minimal interventions. Although the entire suite is comprised of the following components, each one is capable of existing independently, being seamlessly integrated into existing customer platforms and systems:

•        Helmsman — Safe, efficient, reactive, on-board control system for maritime robotic platforms

•        Commander — Mission planning, autonomy, and direct commanding of maritime robotic platforms

•        Wayfinder — Perception-based mapping and world modelling

•        Wavelink — Disruption-tolerant, secure, communication network for maritime robotic platforms

•        Loggerhead — Data collection and analysis for customer data products and diagnostics

Olympic Arm

The Olympic Arm is an all-electric, work-class manipulator built to serve the remotely operated vehicle (ROV) as well as the hovering and resident AUV markets. These manipulators provide an electric advantage that allows for more perception-driven decision making for semi-autonomous tasking. The existing hydraulic solutions cannot achieve this and therefore will be replaced in the pending recapitalization of the market. In other words, fully electric systems make use of advanced sensing and control techniques that will increase reliability and reduce time-on-task (vessel days saved). Further the all-electric architecture helps prevent hydraulic oil spills for the current offering for more environmentally sensitive areas. (e.g. North Sea, Canada, etc). This arm has similar kinematic characteristics to workclass ROV hydraulic arms currently used in the market and can be retrofitted into existing ROV designs.

•        6 – 7 actuated degrees of freedom

•        All-electric design

•        Force sensing and control

•        Autonomous tasking and tool change capability

HaloGuard

The HaloGuard system is a restricted access monitoring and control system powered by deep Learning algorithms that are deployed into hazardous operational areas. HaloGuard is currently deployed for redzone management in offshore platforms.

Competition

Current Solutions:

Ocean Services utilizing AUVs/ROVs are based on vessel companies contracting two ways with clients — Long Term Annual Contracts and Spot Market Contracts. ROV Vessels — the price ranges from $40k/day to $100k/day depending upon specification of vessel with ROVs at $8k/day to $10k/day. These vessel companies either own their own fleet of AUV/ROVs or they subcontract with an AUV/ROV services providers. The mobilization and demobilization costs of the equipment is an additional service fee, the majority of the time. AUVs are utilized within the market differently than ROVs with smaller survey vessels used that do not have crane systems or DP2 position control classification. These types of vessels will cost up to $60k/day with the AUV related costs being between $10 – 20k/day.

Sample of Traditional Energy Market Service Providers:

•        Oceaneering*

•        Subsea 7*

•        Fugro*

•        DOF

•        C-Innovations

•        Helix

•        Saipem*

(*build their own ROVs and buy Hugin AUVs from Kongsberg).

Sample of Platform Manufacturers (Product Sales):

•        Forum

•        TechnipFMC (now moving into services)

•        SMD

•        SAAB

(Products are sold to service providers with a margin rate ranging from 30 – 50%.)

Sample of Autonomous Surface Vessel coupled to Subsea Platform Assets:

•        Ocean Infinity

•        Reach Subsea

•        Fugro

Drawbacks to the current business model:

Contracting is based on discrete services being rendered, and value gets converted into a day rate. There is an emphasis on how the job is done and not what job is done, and it is billable accordingly. For example, the entire work process is broken down into steps and phases and the service contactor bills for each step. There are mobilization costs, trip costs, stand by costs, actual onsite costs, costs for tooling, demobilization costs, etc.

Customers and Partners

Nauticus Robotics is actively engaged in the development of specialized ocean vehicles for the U.S. Government interests. In this work, we are teaming with a Large Confidential Government Contractor to deliver ocean vehicles that meet the challenging objectives of the US Services. At times, we are a direct performer for the Defense Advanced Research Projects Agency for the development of advanced ocean capabilities.

For go to market in commercial ocean services, Nauticus Robotics has teamed with local service providers in the North Sea to leverage their relationships with customers operating in this active region for ocean energy services. Through our investment relationship with both Transocean, Inc. and Schlumberger, we have in place a global footprint of opportunities to pursue and infrastructure that can be leveraged to expedite service deployments.

Customers

Nauticus Robotics currently has developed two models of subsea robots — Aquanaut and Argonaut. The vehicles both exhibit the ability to traverse long distances, transform its hull to expose dual robotic manipulators, perform robotic tasks, and then return to the launch site or other predetermined location. The Aquanaut is designed to meet commercial requirements related to performing inspection, maintenance, and repair work in subsea oil and offshore wind energy applications. Its capabilities also satisfy the requirements established for port security and maintenance, aquaculture, and telecommunications or subsea mining markets. In this setting, the vehicle performs a variety of tasks, including inspection, maintenance, and repair of customer assets. The Argonaut is designed for a different mission set that is driven by the needs of the U.S. Department of Defense. The Argonaut is distinguished from the Aquanaut in several ways, but most importantly, this vehicle is capable of extended range during transit. Other distinguishing features include a different sensor complement and improved autonomous behaviors. Nauticus has created two separate vehicles for two important markets in order to allow each vehicle to evolve to meet the requirements of their respective market. But more importantly, the Argonaut contains technology that makes it ITAR restricted whereas the Aquanaut does not contain such technology.

The Aquanaut is currently under contract, through Nauticus’ subcontract with a Large Confidential Government Contractor, for a government customer. The initial Aquanaut commercial fleet is planned to begin deliveries to the United Kingdom in the fourth quarter of 2022, where it will be tested and qualified in the North Sea. The two (2) remaining Aquanauts are to be delivered in the first quarter of 2023. Initial opportunities for commercial work will be through Ramfjord Technologies and/or Stinger Technology. Nauticus Robotics has executed a Memorandum of Understanding (MOU) with both of these companies to pursue opportunities in the North Sea.

In addition, Transocean, Inc., the world leader in offshore drilling for oil exploration and production, has been an invested partner with Nauticus since 2018. Opportunities to deploy Aquanauts off Transocean drilling rigs has already been extensively discussed between Nauticus and Transocean.

The first Argonaut is in testing and is scheduled for acceptance in late 2022 by a Large Confidential Government Contractor. The Argonaut is outfitted with special sensors and equipment to support its deployment on specialized missions for various U.S. defense and intelligence agencies.

Nauticus also plans to leverage its Collaboration Agreement with a Large Confidential Government Contractor to pursue business opportunities in these markets. The Collaboration Agreement was entered into on December 4, 2020, for a term of two years. The Collaboration Agreement covers the design, integration, and assembly of a modified vehicle and integrated systems.

The Collaboration Agreement serves to give Nauticus Robotics access to classified markets within the government and defense industries. This access to the classified markets is greatly simplified by the Collaboration Agreement as at present Nauticus does not easily possess access to this particular customer base, which includes U.S. government intelligence agencies. The Collaboration Agreement subsequently will foster and provide Nauticus with greater access to contracts with U.S. government agencies and entities (among other opportunities within the classified defense/governmental arena). The Collaboration Agreement establishes a mutually beneficial arrangement that provides an administrative buffer between Nauticus Robotics and the eventual end customer requiring special security oversight and data controls. This agreement is also competition sensitive. A copy of the Collaboration Agreement is included as Exhibit 10.31 hereto.

In addition to the subsea vehicles, Nauticus has signed a Purchase Agreement with IKM Group in Norway for an Olympic Arm — Nauticus’ all-electric, work-class, subsea manipulators. This robotic arm is set to be delivered to the IKM Group by the end of the third quarter of 2022 and undergo work in Norway. These manipulators are targeted for the existing ROV fleet of commercial subsea service providers, such as Oceaneering International, SMD, and Fugro.

Nauticus has also developed a full featured software stack, called ToolKITT, that provides autonomous and semi-autonomous control modes covering all aspects of subsea vehicle missions. This software, although indigenous to Nauticus’ own subsea vehicles, can also be deployed in existing ROV’s to enhance and expand their operational capabilities. This software is currently showcased in the Defense Innovative Unit contract as the intelligent machine driving the VideoRay Defender ROV. At the conclusion of this contract, Nauticus will have the opportunity to deploy this software system under license to the U.S. Navy for use on their existing Defender ROVs.

Material Contracts

Nauticus has derived significant revenue from its U.S. Department of Defense related contracts and customers. Recently, due to security clearance implications, these contracts have primarily functioned as a subcontractor to a traditional U.S. government contracting company, whereby that Large Confidential Government Contractor administers the contract and handles any sensitive and classified access to the information and mission sets. Most recently, a particular phase of the U.S. Department of Defense program that we have been involved with for a couple of years was subcontracted to a Large Confidential Government Contractor, which began in June 2021 and will run through December 2022. Subsequent phases of this contract will run to mid-2024. This contract is to develop highly advanced autonomous subsea vehicles that provide autonomous navigation and manipulation capabilities for use on Nauticus’ Aquanaut and Argonaut vehicles. In this contracted program, the U.S. Department of Defense has also signalled its intent to purchase an additional Argonaut vehicle from Nauticus for $10.69mm. Additionally, the contract leases the Aquanaut subsea vehicle for data collection, manipulation autonomy, and operational use in support of this program.

Nauticus is also a prime contractor for the Defense Innovation Unit and has a contract to integrate the Nauticus ToolKITT software platform with the VideoRay Defender ROV platform. This software will substantially improve the VideoRay Defender’s autonomy and capability to perform specialized missions for the U.S. Navy.

These contracts mentioned herein are included as Exhibits 10.24 and 10.25 to this prospectus.

In addition to these material contracts, Nauticus is also the counterparty of various manufacturing and supply agreements that are included herein as Exhibits 10.20, 10.21, 10.22, 10.23, and 10.24. A summary of their key terms are included in the chart below.

Exhibit	Agreement	Key Terms
10.20	Battery Supplier Agreement, dated as of January 18, 2021	Purpose: Li-ion subsea battery supply Term: Approximately 1 year from quote to delivery Termination: Contract delivery complete
10.21	Fabrication Agreement, dated as of January 17, 2022	Purpose: Outsourced Manufacture of Aquanauts Term: 9 months (Time and Materials) Termination: 7 days notice
10.22	Construction Agreement, dated February 14, 2022	Purpose: Fabrication of two Hydronaut vessels Term: Approximately 1 year Termination: By written notice, subject to breach of fundamental terms, insolvency, and other requirements therein.
10.23	Commercial Proposal, dated December 6, 2021

Purpose: Purchase of Drix vehicle for use with Aquanaut

Term: Approximately 7 months

Termination: Upon breach (without remedy within 30 calendar days), termination of order, and other requirements therein.

10.24	Defense Innovation Unit Agreement, dated August 10, 2021	Purpose: Purchase order of supplies/services Term: Approximately 24 months Termination: By government with written notice and other requirements therein.

Research and Development

The Nauticus Robotics engineering team includes multi-disciplinary skills in mechanical engineering, electrical engineering, artificial intelligence, systems engineering, and computer science. The technical team is composed of research engineers from NASA’s Johnson Space Center robotics lab and balanced by roboticists from the subsea energy and commercial robotics sectors. Key technical elements of solutions for space robotics are migrated by this engineering team to the ocean realm and applied to the Aquanaut platform. The focus of this team is the development of ocean vehicles that can perform dexterous manipulation with limited and latent communication between the robot and operator.

Our Agile-based research and development processes emphasize rapid prototyping, testing, and design iterations to meet market-driven requirements.

Sales and Marketing

Our commercial sales and marketing efforts will be direct to customers as well as through teaming agreements with complementary service providers. The North Sea, Gulf of Mexico, Southeast Asia, and offshore Brazil are all areas where near term business is anticipated through commitments from customers and service providers. The sales of Argonaut will take advantage of our existing relationships within the defense industry, both direct to government officials as well as through our ability to subcontract through other government contractor organizations.

We intend to operate on a RaaS business model (a business model planned for future commercial services but not yet implemented) for commercial services supported by the Aquanaut platform. This approach emphasizes the recurring revenue model for extended service contracts and transfers customer expenditures from capital to operating expenses.

Manufacturing and Suppliers

As part of the original development of engineering prototypes, Nauticus Robotics has established supplier relationships with key COTS and custom part manufacturers. Consideration is given within our international supply chain for redundancy, where possible. In cases of limited supplier options, Nauticus Robotics initiates procurement early in the manufacturing schedule to mitigate risk of supply interruption.

Currently, Nauticus manages a supply chain with many suppliers that specialize in parts aimed toward subsea vehicles. A shared and key component of Aquanaut and Argonaut subsea vehicles is the energy storage system — a Li-ion battery. There are a variety of suppliers available to provide this battery subsystem. One battery, in particular, that Nauticus uses is from SubCTech, a German company. The batteries are a long lead time item and are ordered well in advance of the time they are required to be integrated into the vehicle. A copy of the most recent SubCTech battery contract is included as Exhibit 10.20. However, there are suitable replacement battery systems, and Nauticus is not dependent on SubCTech necessarily (e.g. Kracken). In the most extreme event that battery suppliers are unable to produce battery packs for Nauticus, Nauticus might and could resort to pulling that subsystem vertical and producing batteries for the subsea vehicles in house. Nauticus has tremendous battery design, manufacturing, and assembly expertise and former NASA energy systems division experts are on staff.

For parts and fabricated components, Nauticus is using an outsourced manufacturing strategy to fabricate Aquanauts (subsea vehicle) and Hydronauts (optionally crewed surface vessel). This strategy reduces in-house manufacturing and allows Nauticus to perform the final integration and functional acceptance test of the Aquanaut prior to shipping. Nauticus has three (3) Aquanauts that are under a fabrication contract with International Submarine Engineering (ISE) a British Columbia, Canadian company. Two (2) Hydronauts are under contract with Diverse Marine in the United Kingdom. The contracts for the ISE Aquanaut fabrication and the Diverse Marine Hydronaut vessel builds are included as Exhibits 10.21 and 10.22.

Nauticus also has a purchase contract with iXBlue (France) to purchase a Drix unmanned surface vessel. This vessel also pairs with the subsea Aquanaut as a communications node in place of the Hydronaut. A copy of the contract is included here as Exhibit 10.23.

As we progress toward production of our ocean vehicles, trade studies will be conducted to identify subassembly outsourcing options that will reduce the number of parts required in-house for final assembly at our facility. We recognize that the outsourcing trades may have advantages in limiting required lease space, tooling, and manpower requirements, but these benefits may be offset by quality control or other issues leading to full in-house assembly of the vehicles. Nauticus Robotics is committed to exploring the options that will lead to the most capital efficient manufacturing process and support our sales driven build schedule.

Government Regulation

In addition to our compliance regarding federal regulations affecting businesses of this type, Nauticus Robotics also maintains compliance with the International Traffic in Arms Regulations (ITAR) and Export Administration Regulations (EAR) governing the sale of our technology products. In addition to these commercial regulations, compliance with the U.S. Department of Defense requirements for safeguarding data and other sensitive information is a main focus of the organization.

Intellectual Property

The ability to obtain and maintain intellectual property protection through patent and trademark filings is important to our business. Nauticus Robotics utilizes a combination of the protections afforded to the owners of patents, copyrights, trade secrets, and trademarks to secure its intellectual property. In addition, Nauticus Robotics requires employment agreements which stipulate IP protections for the company. For external relationships, non-disclosure agreements and other contractual restrictions are used to establish and protect our intellectual property.

Nauticus Robotics will file for patent protection if the invention is believed to be patentable and the resulting patent will be beneficial in protecting the invention in the marketplaces. Consideration is also given, particularly with respect to software, as to the benefits of seeking a patent against the associated market risks of providing public exposure of the invention. In many cases with our software, Nauticus Robotics holds this code and algorithms as trade secrets.

Nauticus Robotics has patented its reconfigurable hull design for subsea vehicles. This approach protects the company’s vehicle configuration that enables it to transit long distances and then transform into a working robot once at the worksite. This capability is key to exploiting the vehicle architecture and its tetherless operational modes. Similarly, Nauticus Robotics has applied for patent protection for its all-electric, workclass robotic manipulators. These manipulators are the first in their market class and utilize specialized actuation systems to achieve the strength performance necessary for workclass systems. Since this application is still in process, there is no assurance that the patent application will be accepted in its present form and may require adjustments to the present claims.

Nauticus Robotics has also filed for protection of our Company name and brand under trademark registration in the United States.

Legal Proceedings

Nauticus Robotics is not engaged in any legal proceedings and there is no legal action anticipated by the company.

Human Capital

Currently, Nauticus employs 90 personnel. These employees can be categorized into the following groups:

• Management:	11
• Business Administration:	12
• Business Development:	2
• Mechanical Engineering:	13
• Electrical Engineering:	8
• Software Engineering:	26
• Technicians:	16
• Interns:	2

Facilities

We operate in a corporate and manufacturing facility in Webster, Texas, USA. We currently occupy a facility that is has approximately 30,000 square feet of office, development, and manufacturing space pursuant to a lease that, under options to extend, we expect to expire in April, 2024. Should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

MANAGEMENT OF THE COMBINED COMPANY

Information about Directors

The following persons are the executive officers and directors of the Combined Company, which has been renamed “Nauticus Robotics, Inc.” following the Merger:

Name	Age	Position
Nicolaus Radford	44	Co-Founder, Chief Executive Officer and Director
Rangan Padmanabhan	47	Chief Financial Officer
Donnelly A. Bohan	49	Chief Operating Officer
John D. Yamokoski	44	Chief Technology Officer
M. Dilshad Kasmani	45	General Counsel
Mark Mey	58	Director
Lisa Porter	54	Chairman of the Board
Jim Bellingham	60	Director
Adam Sharkawy	57	Director
John W. Gibson, Jr.	64	Director
Joseph W. Dyer	75	Director
Eli Spiro	50	Director

Nicolaus A. Radford.    Nicolaus A. Radford is the Co-Founder, Chief Executive Officer, and a director of Nauticus. Mr. Radford co-founded Nauticus Robotics and joined the company in 2014. Mr. Radford has been continuously employed at Nauticus since its inception in 2014. Prior to that, Mr. Radford led NASA’s humanoid robotics efforts for both Space Station and future Mars missions, including both Valkyrie and Robonaut. Additionally, he was also the principal investigator (“PI”) for NASA in the Defense Advanced Research Projects Agency’s (“DARPA”) advanced electric machine research for robotics. Mr. Radford led NASA’s efforts in exoskeleton research for the International Space Station (“ISS”) crew exercise and mobility assistance and initially served as Co-PI for NASA on DARPA’s Warrior Web program, which focused on wearable robotics for military applications. He has extensive experience leading multidisciplinary teams in challenging development timeline environments. During Mr. Radford’s tenure at NASA, he was the recipient of numerous patents, design awards, and commendations for his expertise and leadership that ultimately culminated in him receiving NASA’s Outstanding Leadership Medal. He has been published several times on a multitude of topics relating to spaceflight robotics and contributed to Springer’s Humanoid Robotics Handbook. Mr. Radford earned his B.S. and M.S. from Purdue University in Electrical and Computer Engineering.

Donnelly A. Bohan.    Donnelly Bohan has served as Nauticus’ Chief Operating Officer since April 2022. Prior to joining Nauticus, Ms. Bohan served as Vice President, Division Manager for the Mission Operations and Infrastructure Protection Division at Leidos, Inc. (“Leidos”), where she oversaw the day-to-day operations of a $340 million and 850 plus person line organization providing electronic and integrated security systems for base defense, access control, and counter-small unmanned aerial systems. From December 2016 to February 2021, Ms. Bohan served as Vice President, Division Manager for the Maritime Systems Division at Leidos, where she oversaw day-to-day operations of a $185 million and 500 person team focused on autonomous surface and subsurface solutions; advanced system architecture; sensor design; integration, and other capabilities that help global customers meet mission imperatives. From June 2016 to December 2016, Ms. Bohan worked directly with the Executive Vice President of Business Development and Strategy, focused on the corporate strategic vision for Leidos with an emphasis on our global presence, products, and M&A. From 2015 to June 2016, Ms. Bohan served as Vice President, Deputy Operations Manager for the Missions Systems Integration Operation (MSIO) at Leidos.

Ms. Bohan earned a Bachelor of Science in Community Health, Health Planning and Administration from the University of Illinois at Urbana-Champaign in 1995. She also earned an MBA from R.H. Smith School of Business from the University of Maryland at College Park in 2009.

Rangan Padmanabhan.    Rangan Padmanabhan has served as Nauticus’ Chief Financial Officer since May 2022. Prior to his role at Nauticus, Mr. Padmanabhan served as the co-founder and as the Chief Financial Officer of Rad Capital Ventures LLC, the management company of a hedge fund involved in the trading of fixed transmission rights in North American electricity markets, from May 2020 to May 2022. During his time at Rad Capital Ventures LLC, Mr. Padmanabhan oversaw the accounting, regulatory and audit functions of the fund while maintaining investor relations and communications with dozens of the fund’s accredited investors, corporate investors, and family offices.

Since December 2020, Mr. Padmanabhan also has served as a consultant at Veritas Total Solutions, where he is a risk management subject expert for the implementation of the Quant Portal at Shell Oil Company. From October 2021 to December 2021, Mr. Padmanabhan served as a consultant at Houston Mechatronics, Inc., where he built and validated forecasting models and financial statement summaries. From January 2014 to December 2019, Mr. Padmanabhan served as Managing Partner at Solaris Asset Management, Inc., where he managed a multi-strategy hedge fund.

In addition, Mr. Padmanabhan has vast public company experience through his various previously held roles at, including but not limited to, (i) Duke Energy, (ii) Sonat Inc. (subsequently acquired by El Paso Corporation and Kinder Morgan, Inc.), (iii) FPL Group, Inc. (rebranded as NextEra Energy Inc.), and (iv) CMS Energy Corporation.

Mr. Padmanabhan graduated Magna Cum Laude from Rice University with a degree in Economics and Management. He attained the Financial Risk Manager (FRM) certification in 1998 and received the Chartered Financial Analyst (CFA) charter in 2001. Mr. Padmanabhan is a frequent guest lecturer for graduate classes at Rice University on various topics pertaining to capital markets. He also serves on the Advisory Board of the Center for Computational Finance and Economic Systems (CoFES) at Rice University.

John D. Yamokoski. Mr. Yamokoski has served as Nauticus’ Chief Technology Officer since August 2022. Before his current role, Dr. Yamokoski served in several other positions at Nauticus Robotics. From 2020-2022, Dr. Yamokoski was Vice President of Defense Technology and Sponsored Research, where he served as Principal Investigator on Nauticus’ defense projects and also organized capture teams for new research opportunities. From 2015-2020, he was a Principal Robotics Engineer. In that role, he was project manager for several robotics technology programs as well as the Director of Software for the company from 2018-2020.

Before joining Nauticus, Dr. Yamokoski was a robotics researcher at NASA’s Software, Robotics and Simulation Systems Division at the Johnson Space Center from 2010 to 2015. While at NASA, he led engineering and research teams for control system development of NASA’s Robonaut 2 project and the software architecture and development of NASA’s Valkyrie program.

Dr. Yamokoski earned a B.S. degree in Mechanical Engineering from Purdue University in 1999 and M.S. and PhD. degrees in Mechanical Engineering from University of Florida in 2005 and 2009 respectively.

M. Dilshad Kasmani.    M. Dilshad Kasmani has served as Nauticus’ General Counsel and Corporate Secretary since April 2022. Before joining Nauticus, Mr. Kasmani served as President of ManifestSeven Holdings Corporation from June 2020 to April 2022 and its Chief Legal Officer from September 2019 to April 2022. Mr. Kasmani served as Associate General Counsel and Assistant Secretary of the general partner of American Midstream Partners, LP from November 2018 to September 2019. Mr. Kasmani served as Associate General Counsel and Company Secretary of Cardtronics plc from May 2016 to February 2018, and Associate General Counsel and Assistant Secretary of its predecessor, Cardtronics, Inc., from January 2014 to May 2016. Mr. Kasmani began his legal career as an attorney for Andrews Kurth LLP and then Paul Hastings LLP, representing clients on various corporate, capital markets, private equity, and other transactional matters.

Before his legal career, Mr. Kasmani held various local and state government positions between August 1997 and October 2006, ending as the Chief Economist and Deputy Tax Assessor-Collector of Harris County, Texas. Mr. Kasmani has served in the U.S. Navy Reserves since October 2003 and currently holds the rank of Commander. Mr. Kasmani earned a Bachelor of Arts in Economics and Political Science in 1999 and a Master of Arts in Economics in 2003 from the University of Houston. He also earned a Doctor in Jurisprudence from the South Texas College of Law in 2007.

Mark Mey.    Mark Mey currently serves as the CFO of Transocean which he joined in May 2015. He previously served as Executive Vice President and Chief Financial Officer of Atwood Oceanics (“Atwood”) from August 2010 to May 2015. Including his almost five years at Atwood, he has over 28 years of experience in the energy and financial services industries in both the United States and South Africa. Prior to Atwood, from August 2005 to July 2010 Mr. Mey was Senior Vice President, Chief Financial Officer, and a Director of Scorpion Offshore Ltd. He also held positions of increasing responsibility from February 1994 to August 2005 during his 12 years with offshore driller Noble Corporation, including Vice President and Treasurer. He served on the Board of Directors of Transocean Partners LLC from June 2015 to December 2016.

Mr. Mey earned an Advanced Diploma in Accounting and a Bachelor of Commerce degree from the University of Port Elizabeth, South Africa. He is a Chartered Accountant and attended the Harvard Business School Executive Advanced Management Program.

Lisa Porter.    Lisa Porter is the Co-Founder and Co-President of LogiQ, Inc., a company providing high-end management, scientific, and technical consulting services, which she co-founded in July 2020. She was previously the Deputy Under Secretary of Defense for Research and Engineering from October 2018 to July 2020, and in that role, she shared responsibility with the Under Secretary for the research, development, and prototyping activities across the Department of Defense.

In prior roles she served as Executive Vice President of In-Q-Tel (IQT) and Director of IQT Labs from April 2017 to September 2018, Director of Lab41 and Executive Vice President and Director of CosmiQ Works from October 2015 to March 2017, the President of Teledyne Scientific & Imaging from July 2013 to September 2015, the first Director of the Intelligence Advanced Research Projects Activity (IARPA) in the Office of the Director of National Intelligence (ODNI) from February 2008 to May 2012, the Associate Administrator for the Aeronautics Research Mission Directorate at NASA from October 2005 to January 2008, and as a program manager and senior scientist at the Defense Advanced Research Projects Agency (DARPA) from April 2002 to July 2005.

She holds a bachelor’s degree in nuclear engineering from the Massachusetts Institute of Technology and a doctorate in applied physics from Stanford University. She received the Office of the Secretary of Defense Medal for Exceptional Public Service, the NASA Outstanding Leadership Medal, the National Intelligence Distinguished Service Medal, the Presidential Meritorious Rank Award, and the Department of Defense Medal for Distinguished Public Service.

Jim Bellingham.    Mr. Bellingham concurrently serves as a research professor in the Whiting School’s Department of Mechanical Engineering and as a senior advisor in APL’s Asymmetric Operations Sector. He joined Johns Hopkins from the Woods Hole Oceanographic Institution (WHOI) where he was founding Director of the Consortium for Marine Robotics since 2014. There, he led a range of initiatives to advance robotics innovations working with regional, national and global partners; these included creating the DunkWorks advanced design and prototyping center, revitalizing the Pressure Test Facility, and initiating the Arctic Long-Range AUV program focused on oil-spill response. Under his direction, the Consortium organized a range of high-impact initiatives including the Ocean Worlds Catalyst Program, which teams with NASA’s Jet Propulsion Laboratory to develop the science and technology for exploring oceans on other worlds, and the successful Marine Robotics Entrepreneurship Forum that fostered a range of programs including US Department of Energy-funded aquaculture activities.

Bellingham serves on a number of institutional boards and advisory boards including Science Robotics, American Association for the Advancement of Science; the Naval Studies Board, National Academies of Sciences Engineering Medicine; OceanX, Dalio Philanthropies; the Institute of Marine Research, Norway; and MARUM Center for Marine Environmental Sciences, University of Bremen, Germany. He has served on the Naval Research Advisory Committee including as chair, and on Secretary of the Navy Advisory Panel and several National Academies studies.

His honors include election to the National Academy of Engineering (induction October 2021), the Navy Superior Public Service Award, and the Lockheed Martin Award for Ocean Science and Engineering. Mr. Bellingham has authored dozens of scholarly papers. He received a B.S., an M.S., and a Ph.D., in physics from the Massachusetts Institute of Technology.

Adam Sharkawy.    Adam Sharkawy has been a Founder and Managing Partner at Material Impact, a unique venture fund that focuses on investing in and building successful companies with novel products based on innovations in the underlying material, hardware, and manufactured goods technologies, since January 2016. He additionally serves as member of the Board of Directors for 11 companies including Soft Robotics, Inc, Orbion Space Technologies, 6K, LynQ, NextGen Jane, BloomerTech, Nohbo and JumpAero.

Mr. Sharkawy has held a series of executive operating roles in publicly traded healthcare companies. These include Sr. Vice President of the Medicines Company and Head of their Surgery and Perioperative Care Global Business Unit, where he led the integration of four acquisitions along with a legacy fifth business into a global unit with products spanning the spectrum of acute surgical care.

Prior to his large corporate roles, Mr. Sharkawy was an entrepreneur. He helped start Ventrica, Inc., a privately held medical device company until the acquisition of its technology by Medtronic. While at Ventrica, he also spun off a new venture in collaboration with the German government, Ventrigraft, GMBH. Prior to that, Mr. Sharkawy served in several technology development roles for Heartport (acquired by Johnson and Johnson) and Advanced Cardiovascular Systems (acquired by Eli Lilly) and then spun out as publicly traded Guidant. Mr. Sharkawy has also been a consultant to or on the Advisory Board of companies spanning industries such as aerospace, oil & gas, battery, and medical device.

Mr. Sharkawy received his Ph.D. from Duke University in Biomaterials / Biomedical Engineering. He also holds a Masters Degree from Texas A&M University from the Institute of Innovation and Design in Engineering. Adam received his Bachelor of Science in Mechanical Engineering from the American University, Cairo and before that, studied pre-medicine and Biology at the Honors Program at the University of Delaware. He is a scientific inventor and holds 23 issued U.S. patents and numerous international patents.

John W. Gibson, Jr.    Mr. Gibson has served as Chairman of the Board of Directors, Chief Executive Officer, and President of Flotek Industries since January 2020. John is a recognized leader with more than 35 years of global experience in the energy technology, oil and gas services and exploration and production sectors of the energy industry. John also currently serves as a member of the Nauticus Robotics Advisory Board, as well as Director of Bluware Inc.

Prior to Flotek, Mr. Gibson served as Chairman of Energy Technology, from May 2017 to December 2019, at Tudor, Pickering, Holt & Company (“TPH”), an energy-focused investment bank headquartered in Houston. In this role, he led a team focused on opportunities in emerging oil and gas technologies. Prior to TPH, Mr. Gibson served as President and Chief Executive Officer of Tervita Corporation (“Tervita”), a major Canadian-based environmental and oilfield services company. Prior to Tervita, he was President and Chief Executive Officer of Paradigm Geophysical and Landmark Graphics Corporation, as well as President of Halliburton Company’s Energy Services Group. Mr. Gibson also served as the former head of subsurface research at Chevron Corporation.

Mr. Gibson also served as President and Chief Executive Officer of Tervita Corporation from July 2010 to May 2015, where he successfully executed a $2.6 billion debt restructuring, coincident with an aggressive growth and diversification strategy.

He is currently a member of University of Texas at Austin’s Bureau of Economic Geology Visiting Committee, a member of the Advisory Board of Montrose Lane and a director of the National Board of KickStart for Kids. Mr. Gibson also serves as the Honorary Consulate for Kazakhstan for the State of Texas.

He holds a Bachelor of Science in Geology from Auburn University and Master of Science in Geology from the University of Houston.

Joseph W. Dyer.    Joseph W. Dyer has served a consultant in the technology, aerospace, and defense markets since 2013. John operates at the intersection of technology, finance, and risk management. He participated in the Congressionally directed “Space Force” study and the NDAA Section 809 Commission on Acquisition Streamlining. Prior to his consultant roles, John chaired NASA’s Aerospace Safety and Advisory Panel for almost 13 years. At the NASA’s Aerospace Safety and Advisory Panel, he was significantly engaged in the development of commercial space companies.

From 2003 through 2013, Mr. Dyer was President, Chief Operating Officer, and Chief Strategy Officer of the Business Unit at iRobot Corp. He transitioned to iRobot from a career in the U.S. Navy where his last assignment was as the three-star Commander of the Naval Air Systems Command (“NAVAIR”). At NAVAIR, he was responsible for contracting, researching, developing, testing and evaluating, engineering and overseeing logistics for naval aircraft, unmanned systems, air launched weapons, electronic warfare, as well as tactical and Intelligence, Surveillance, and Reconnaissance (“ISR”) sensors. He was the U.S. Navy’s senior, uniformed acquisition/procurement official. His naval career also included positions as naval aviation’s chief engineer, Commander of the Naval Air Warfare Center, Aircraft Division, and F/A-18 program manager.

As recognition for his outstanding engineering achievement in aerospace, Mr. Dyer received the James H. Doolittle award. Joseph is also an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. Mr. Dyer holds a bachelor’s degree in chemical engineering from North Carolina State University and a master’s degree in finance from the Naval Postgraduate School in Monterey, California.

Eli Spiro.    Eli Spiro is the Chief Executive Officer of CLAQ and will be a member of the Combined Company’s Board of Directors. Mr. Spiro has over 23 years of capital markets experience. Since 2010, Mr. Spiro has served as the Chief Executive Officer of Axxcess Capital Partners, a boutique investment banking firm he co-founded. At Axxcess, Mr. Spiro has closed over $1.5 billion of transactions since inception. He was involved in a number of transactions in the clean energy space including his role as President of Axxcess Energy Group, investing in a business applying proprietary technology to reduce energy expenses. Mr. Spiro was also involved in the development of an organic, hydroponic greenhouse business producing leafy greens. He worked with clients on several multi-stage waste-to-energy projects that focus on transforming waste to energy to end products and services, as well as carbon credit mitigation and monetization. Notable public transactions that Mr. Spiro led include Facebank - buyside advisor in conjunction with acquisition of FUBOTV (NYSE:FUBO) and Service Finance — sellside advisor in connection with its sale to Element Capital (TSX:ECN). Prior to Axxcess, Mr. Spiro was an investment banker at Goldman Sachs where he was a Vice President in the Financial Institutions Group advising multiple clients on sellside and buyside M&A transactions. Prior to Goldman Sachs, Mr. Spiro was Managing Director & National Sales Manager at GE Commercial Finance. He was responsible for over $4.2 billion of high-profile acquisitions across a number of GE Capital business units. From January 2020 through October 2020, Mr. Spiro served on the Board of Directors of JourneyPure, LLC, a healthcare provider focused on addiction treatment. Mr. Spiro received his B.AS. in Business Administration from York University in Toronto and received his joint LLB/MBA from Osgoode Hall Law School and the Schulich School of Business in Toronto.

Family Relationships

Nauticus’ Co-Founder and former Executive Vice President of Business Operations, Reginald B. Berka, is married to Nauticus’ Vice President of Finance, Angela Berka. On July 29, 2022, Reginald B. Berka retired as an employee and executive officer of Nauticus but remained on the private board of Nauticus.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Merger, each of Lisa Porter, Jim Bellingham, Adam Sharkawy, John W. Gibson, Jr., Josephy W. Dyer, and Eli Spiro will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with Nauticus and will have with the combined company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors consists of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the merger will consist of John W. Gibson, Jr., Joseph W. Dyer, and Eli Spiro, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. John W. Gibson Jr. will serve as chairman of the Audit Committee. Our Board has determined that John W. Gibson Jr. qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Our Compensation Committee consists of Eli Spiro, Jim Bellingham, and Adam Sharkawy, each of whom is an independent director. Eli Spiro will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of John W. Gibson, Jr., Joseph W. Dyer, and Adam Sharkawy, each of whom is an independent director under Nasdaq’s listing standards. Joseph W. Dyer will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Ethics and Conduct

We have adopted a new Code of Business Ethics and Conduct Policy for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.NauticusRobotics.com. The Combined Company will make a printed copy of the Code of Business Ethics and Conduct Policy available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: legal@nautic.us, Attention: Legal Department.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Ethics and Conduct Policy, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Ethics and Conduct Policy that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.NauticusRobotics.com. The information on this website is not part of this prospectus.

Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize, and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Combined Company’s Board and specifically through a compensation committee that the Combined Company’s Board will establish.

Executive Compensation

The policies of the Combined Company with respect to the compensation of its executive officers and following the Business Combination will be administered by the Combined Company’s Board and specifically through the compensation committee that the Combined Company’s Board will establish. We expect that the compensation policies followed by the Combined Company will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Company and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

The Combined Company’s Board and the compensation committee may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

As more fully described in the section entitled “Directors and Executive Officers of Nauticus — Narrative Disclosure to Summary Compensation Table — Employment Agreements — New Employment Agreement,” Mr. Radford, the Company entered into an employment agreement with Mr. Radford, dated December 16, 2021, which will become effective upon the closing of the Business Combination.

Incentive Award Plan

Following the Business Combination, we expect the Combined Company to use incentive awards in future years to encourage the profitability and growth of the Combined Company through short-term and long-term incentives that are consistent with the Combined Company’s objectives, give participants an incentive for excellence in individual performance, promote teamwork among participants, and give the Combined Company a significant advantage in attracting and retaining key employees, non-employee directors and consultants.

Director Compensation

It is anticipated that the Combined Company’s Board will determine the annual compensation to be paid to the members of the Combined Company’s Board upon completion of the Business Combination. In connection with the consummation of the Business Combination, the Combined Company’s Board intends to adopt a non-employee director compensation policy that will be applicable to each of its non-employee directors and that will be consistent with industry standards and practice.

2021 Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to the Company by our NEOs for the year ended December 31, 2021.

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nicolaus Radford	2021	250,000	—	688,412	18,075.56	956,487.56
Co-Founder, Chief Executive Officer and Chairman
Reginald B. Berka	2021	250,000	—	91,065	18,075.56	359,140.56
Co-Founder, Chief Operations Officer and Director
Todd Newell	2021	225,000	10,000	278,802	6,750.04	520,552.04
Senior Vice President of Business Development

____________

(1)      The amounts in this column represent the aggregate grant date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus — Critical Accounting Policies and Estimates — Stock-Based Compensation” for a discussion of assumptions made by us in determining the grant date fair value of our equity awards.

(2)      The amounts in this column for Messrs. Radford and Berka represent 401(k) plan safe harbor contributions and automobile and cellphone allowance. The amounts in this column for Mr. Newell represent 401(k) safe harbor contributions.

Narrative Disclosure to Summary Compensation Table

Employee Benefits

Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We provide a safe harbor contribution in an amount not less than 3% of each participant’s eligible compensation, subject to limitations imposed under the Code. We may also make discretionary matching and profit-sharing contributions.

Employment Agreements

Existing Employment Agreements

Mr. Radford is a party to an employment agreement with the Company, dated August 28, 2015 (the “Existing Radford Employment Agreement”), pursuant to which he is employed on an at-will basis and which provides that he is to be compensated with an annual base salary. Under the Existing Radford Employment Agreement, Mr. Radford is not eligible to receive any severance payments in the event of termination of Mr. Radford’s employment.

Mr. Berka was a party to an employment agreement with the Company, dated April 25, 2016 (the “Berka Employment Agreement”), pursuant to which he was employed on an at-will basis and which provided that he was to be compensated with an annual base salary. Under the Berka Employment Agreement, Mr. Berka was not eligible to receive any severance payments in the event of termination of Mr. Berka’s employment. On July 29, 2022, Mr. Berka retired as an employee and executive officer of Nauticus but remained on the private board of Nauticus.

Mr. Newell is party to an employment agreement with the Company, dated June 22, 2020 (the “Existing Newell Employment Agreement”), pursuant to which he is employed on an at-will basis and which provides that he is to be compensated with an annual base salary. Under the Existing Newell Employment Agreement, Mr. Newell is not eligible to receive any severance payments in the event of termination of Mr. Newell’s employment. In addition to the stock option grants outlined above in the section titled “Stock Option Awards” of this Directors and Executive Officers of Nauticus section, Newell’s Offer Letter provides for a discretionary bonus.

New Employment Agreement

The Company entered into an employment agreement with Mr. Radford, dated December 16, 2021, which will become effective upon the closing of the Business Combination (the “New Radford Employment Agreement”). Under the New Radford Employment Agreement, Mr. Radford will serve as the Combined Company’s Chief Executive Officer. The New Radford Employment Agreement provides for an annual base salary of $375,000 and target annual bonus opportunity equal to 75% of Mr. Radford’s then-current annual base salary, subject to the achievement of certain performance goals set by the board of directors, the board of directors’ assessment of achievement of those goals and the terms and conditions of the bonus plan to be approved by the board of directors. The New Radford Employment Agreement also provides that Mr. Radford is entitled to receive an annual grant of incentive equity awards pursuant to any plans or arrangements the Combined Company may have in effect from time to time subject to the discretion of the board of directors. Additionally, pursuant to the terms of the New Radford Employment Agreement, Mr. Radford is entitled to receive a one-time cash bonus equal to $1,000,000 following the closing of the Business Combination.

In the event that Mr. Radford’s employment is terminated without cause or Mr. Radford resigns for good reason following the closing of the Business Combination other than in connection with a change in control, he is eligible to receive (i) continued salary payments and COBRA premiums for twelve months following his termination of employment or resignation; and (ii) payment of his annual bonus for the fiscal year immediately preceding the year in which he is terminated or resigns to the extent such annual bonus is unpaid. In the event that Mr. Radford’s employment is terminated without cause or Mr. Radford resigns for good reason following the closing of the Business Combination and within three months prior to a change in control or within twelve months following a change in control, he is eligible to receive (i) continued salary payments and COBRA premiums for eighteen months following his termination of employment or resignation; (ii) payment of his annual bonus for the fiscal year immediately preceding the year in which he is terminated or resigns, to the extent such annual bonus is unpaid; (iii) a lump-sum payment equal to 100% of the higher of (1) his annual bonus as in effect for the fiscal year in which the change in control occurs or (2) his bonus as in effect for the fiscal year in which his termination of employment occurs; and (iv) acceleration of 100% of his outstanding unvested equity awards on the date of his termination (if however, an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement).

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Nicolaus Radford(2)	—	37,798	—	35.52	December 16, 2031
Reginald B. Berka(3)	—	5,000	—	35.52	December 16, 2031
Todd Newell(4)	—	20,000	—	27.57	September 1, 2031

____________

(1)      25% of these stock options vest on the first anniversary of the applicable grant date and the remaining 75% of these stock options vest in thirty-six (36) successive equal monthly installments measured from the first anniversary of the grant date, subject to continued service with the Company through each such vesting date. No stock option is exercisable more than 10 years after the grant date.

(2)      Granted on December 16, 2021.

(3)      Granted on December 16, 2021.

(4)      Granted on September 1, 2021.

Director Compensation

None of the Company’s non-employee directors have received any compensation for services rendered to the Company for 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of July 20, 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by CLAQ to be the beneficial owner of more than 5% of shares of our common stock as of July 20, 2022 (pre-Business Combination) or of shares of our common stock upon the closing of the Business Combination;

•        each of CLAQ’s executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, CLAQ had 6,095,789 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, CLAQ believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 63,819,560 shares of our common stock to be outstanding upon consummation of the Business Combination, inclusive of the Earnout Shares, the 3,530,000 shares to be issued in connection with the Equity Financing, the 7,175,000 shares underlying the Private Warrants and the 862,500 shares to be issued upon conversion of the CLAQ Rights at the closing of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CLAQ’s existing stockholders in CLAQ will be different.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Minimum Redemptions” assumes that the only shares of common stock redeemed by the Public Stockholders are those that have already been redeemed prior to July 20, 2022, and none of the 1,783,289 shares of Public Common Stock currently outstanding are redeemed.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes that all of the 1,783,289 shares of the Public Common Stock currently outstanding are redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming Minimum Redemptions		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Five Percent Holders of CLAQ and the Combined Company
CleanTech Sponsor I LLC(2)	2,595,000	42.6%	7,307,333	11.4%	7,307,333	11.8%
CleanTech Investments(3)	1,437,500	23.6%	3,829,167	6.0%	3,829,167	6.2%
Transocean Inc.(8)	—	—	11,159,694	19.7%	11,159,694	20.3%
Schlumberger Technology Corporation(9)	—	—	10,664,083	18.8%	10,664,083	19.4%
Angela Berka(10)	—	—	4,824,012	8.5%	4,824,012	8.8%
Material Impact Fund II, L.P.(11)	—	—	2,749,271	4.9%	2,749,271	5.0%
Directors and Named Executive Officers of CLAQ
Eli Spiro(2)	2,595,000	42.6%	2,595,000	11.4%	2,595,000	11.4%
Richard Fitzgerald(4)	—	—	30,000	*	30,000	*
Louis Buffalino(5)	—	—	20,000	*	20,000	*
Ankur Dhanuka(6)	—	—	21,000	*	21,000	*
Jon Najarian	50,000	*	50,000	*	50,000	*
Governor Bill Richardson	100,000	*	100,000	*	100,000	*
Brendan Riley	30,000	*	30,000	*	30,000	*
Britt E. Ide	20,000	*	20,000	*	20,000	*
Jonas Grossman(3)	1,437,500	23.6%	1,437,500	6.0%	1,437,500	6.0%
Douglas Cole	20,000	*	20,000	*	20,000	*
All Directors and Executive Officers of CLAQ as a Group (10 individuals)	4,252,500	19.7%
Directors and Named Executive Officers Post-Business Combination
Nicolaus Radford(7)	—		4,824,010	8.5%	4,824,010	8.5%
Donnelly A. Bohan	—		—		—
Rangan Padmanabhan	—		—		—
Dilshad Kasmani	—		—		—
Mark Mey	—		11,159,694	19.7%	11,159,694	20.3%
Lisa Porter	—		—		—
Jim Bellingham	—		—		—
Adam Sharkawy	—		2,749,271	4.9%	2,749,271	5.0%
John W. Gibson Jr.	—		—		—
Joseph W. Dyer	—		—		—
John D. Yamokoski	—		887,746	1.6%	887,746	1.6%
Eli Spiro	—		7,307,333	11.4%	7,307,333	11.8%
All Directors and Executive Officers post-Business Combination as a group (11 individuals)

____________

*        Less than 1%.

(1)      The business address of each of the individuals is c/o CleanTech Acquisition Corp., 207 West 25th Street, 9th Floor, New York, NY 10001.

(2)     Consists of shares of common stock owned by CleanTech Sponsor I LLC, for which Eli Spiro is the managing member. Assuming the conversion and exercise of 8,625,000 Public Warrants issued in the IPO, 7,175,000 Private Warrants (of which 4,783,333 Private Warrants sold to the CleanTech Sponsor I LLC), 3,970,266 Nauticus Options, 3,036,735 shares of Common Stock pursuant to the conversion of the Debentures and 3,036,735 shares of Common Stock pursuant to the full exercise of the Warrants, post-dilution ownership would be approximately 10.0%, 10.0%, 10.1%, 10.2% and 10.2% under the Minimum Redemptions, 10% Redemption, 50% Redemption, 75% Redemption, and Maximum Redemption scenarios, respectively.

(3)      Consists of shares of common stock owned by CleanTech Investments, for which Jonas Grossman is the managing member. Assuming the conversion and exercise of 8,625,000 Public Warrants issued in the IPO, 7,175,000 Private Warrants (of which 2,391,667 Private Warrants sold to the CleanTech Investments), 3,970,266 Nauticus Options, 3,036,735 shares of Common Stock pursuant to the conversion of the Debentures and 3,036,735 shares of Common Stock pursuant to the full exercise of the Warrants, post-dilution ownership would be approximately 5.2%, 5.2%, 5.2%, 5.3% and 5.3% under the Minimum Redemptions, 10% Redemption, 50% Redemption, 75% Redemption, and Maximum Redemption scenarios, respectively. CleanTech Investments is an affiliate of Chardan Capital Markets, LLC.

(4)      This represents the number of shares Mr. Fitzgerald expects to receive from CleanTech Sponsor I LLC at the closing of the Business Combination.

(5)      This represents the number of shares Mr. Buffalino expects to receive from CleanTech Sponsor I LLC at the closing of the Business Combination.

(6)      This represents the number of shares Mr. Dhanuka expects to receive from CleanTech Sponsor I LLC at the closing of the Business Combination.

(7)      Includes (i) Earnout shares and (ii) 1,065,295 shares of common stock transferred to Inna Radford and 63,916 shares of common stock transferred to Dennis Radford and Karen Radford.

(8)      The business address of Transocean Inc. is 1414 Enclave Parkway, Houston, Texas 77077.

(9)      The business address of Schlumberger Technology Corporation is 300 Schlumberger Drive, Sugar Land, Texas 77478.

(10)    The business address of Angela Berka is 11522 Orchard Mountain Drive, Houston, Texas 77059.

(11)    The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CLAQ Related Person Transactions

Founder Shares

In July 2020, CleanTech Sponsor was issued 5,000,000 shares of founder shares for an aggregate price of $25,000. In February 2021, CLAQ effected a 1.4375-for-1 stock split of its issued and outstanding shares of common stock, resulting in an aggregate of 7,187,500 shares of common stock issued and outstanding.

On February 16, 2021, CleanTech Sponsor paid $16,667 to CLAQ, which amount was paid to CleanTech Investments, LLC to cancel 4,791,667 of its founder shares that it previously held and immediately thereafter CLAQ issued 4,791,667 founders shares to CleanTech Sponsor. As a result, CleanTech Sponsor owns 4,791,667 founder shares and CleanTech Investments owns 2,395,833 founder shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which CLAQ cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founder shares and CleanTech Investments owns 1,437,500 founder shares. Subsequently, CleanTech Sponsor transferred an aggregate of 280,000 founder shares to CLAQ officers, directors and certain advisors, retaining only 2,595,000 shares of founder shares.

On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, (i) 50% of the 4,312,500 founder shares will not be released from escrow until the earlier of (A) six (6) months after the closing of the Business Combination, or (B) the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Business Combination; and (ii) the remaining 50% of the founder shares will not be released from escrow until six (6) months after the closing of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Warrants

Simultaneously with the closing of the IPO, CLAQ consummated in a private placement the sale of 4,333,333 Private Warrants at a price of $1.00 per warrant to the CleanTech Sponsor and 2,166,667 Private Warrants to CleanTech Investments, generating total gross proceeds of $6,500,000. In connection with the underwriters’ exercise of their over-allotment option, CLAQ also consummated the sale of an additional 450,000 Private Warrants to CleanTech Sponsor and 225,000 Private Warrants at $1.00 per Private Warrant to CleanTech Investments, generating additional gross proceeds of $675,000. Each Private Warrant is exercisable to purchase one share of Common Stock of CLAQ at $11.50 per share.

Promissory Note

On March 1, 2021, CLAQ issued an unsecured promissory note to CleanTech Sponsor (the “Promissory Note”), pursuant to which CLAQ could borrow an aggregate of up to $250,000 to cover expenses related to its IPO. The Promissory Note was non-interest bearing and is payable on the earlier of (i) the date on which CLAQ consummates an initial public offering of its securities or (ii) the date on which CLAQ determines not to conduct an initial public offering of its securities. The outstanding balance under the Promissory Note was $182,856 on June 30, 2021. On July 28, 2021, the Company repaid the outstanding balance under the Promissory Note.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, CLAQ’s Co-Sponsors, or the officers and directors may, but are not obligated to, loan the Company funds as may be required. If CLAQ consummates the initial Business Combination, it would repay such loaned amounts. The notes would either be paid upon consummation of CLAQ’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional Private Warrants to purchase shares of common stock at a conversion price of $1.00 per Private Warrant (which, for example, would result in the holders being issued Private Warrants to purchase 500,000 shares of common stock if $500,000 of notes were so converted). Such Private Warrants will be identical to the Private Warrants issued at the closing of the IPO. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into Private Warrants, and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into Private Warrants.

On March 23, 2022, CLAQ entered into a Promissory Note with CleanTech Sponsor pursuant to which CLAQ could borrow up to an aggregate of $267,000. On March 23, 2022, CLAQ drew down $267,000 under this promissory note. On May 5, 2022, CLAQ entered into a Promissory Note with the CleanTech Investments pursuant to which CLAQ could borrow up to an aggregate of $133,000. On May 5, 2022, CLAQ drew down $133,000 under this promissory note. On July 18, 2022, CLAQ entered into a Promissory Note with CleanTech Sponsor I and CleanTech Investments for $300,000 and $150,000, respectively. All these promissory notes are non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which CLAQ determines that it is unable to effect a Business Combination. CleanTech Investments is an affiliate of Chardan, and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Administrative Support Agreement

CLAQ entered into an agreement, commencing on the July 14, 2021, to pay Chardan up to $10,000 per month for office space, administrative and support services. Upon the completion of an initial Business Combination, CLAQ will cease paying these monthly fees. CleanTech Investments is an affiliate of Chardan, and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Business Combination Marketing Agreement

CLAQ engaged Chardan as an advisor in connection with the initial Business Combination to assist it in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce CLAQ to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist CLAQ in obtaining stockholder approval for the Business Combination and assist CLAQ with press releases and public filings in connection with the Business Combination. CLAQ will pay Chardan a marketing fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the underwriters’ over-allotment option. As a result, Chardan will not be entitled to such fee unless CLAQ consummates the initial Business Combination. CleanTech Investments is an affiliate of Chardan, and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Securities Purchase Agreement

As of the date of this prospectus, ATW is the only purchaser for the Debentures and associated Warrants in the Debt Financing. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan, and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation as a result of ATW’s participation in the Debt Financing.

Financial Advisory Agreement

CLAQ also engaged Chardan as (i) the exclusive financial advisor with respect to a business combination involving CLAQ and at least one or more potential targets, and (ii) the exclusive placement agent of any private placement of securities in connection with the business combination. In return for its services under the Financial Advisory Agreement, Chardan will be paid a placement fee of 6.0% of the aggregate gross proceeds received from the PIPE Investment that is not sold to an affiliate of Chardan, at Closing. As a result, Chardan will not be entitled to such fee unless CLAQ consummates the initial Business Combination. Pursuant to the Financial Advisory Agreement, Chardan also has a right of first refusal to act as a book-running manager with minimum economics of 15% for the first two public or private equity offerings by CLAQ or any successor or subsidiary of CLAQ. CleanTech Investments is an affiliate of Chardan, and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Related Party Policy

CLAQ’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Nauticus Related Person Transactions

Stock Options

Pursuant to Nauticus’ 2015 Equity Incentive Stock Option Agreement (the “Nauticus Equity Incentive Plan”), Nauticus awards stock options to its employees, officers, and directors. All options issued by the Company vest on the following schedule: 25% of the shares vest one year after the vesting commencement date. The balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measuring from the first anniversary of the vesting commencement date.

Convertible Notes

On July 28, 2020, Nauticus entered into a $1,500,000 convertible promissory note with Schlumberger Technology Corporation (“Schlumberger,” and such note, the “Schlumberger Convertible Note”). The Schlumberger Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of Nauticus’ next sale of Nauticus Series C Preferred Stock (the “Next Equity Financing”), (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and bears interest at a rate of 4.25% per annum. The Schlumberger Convertible Note is convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On December 7, 2020, Nauticus entered into a $1,500,000 convertible promissory note with Transocean Inc. (“Transocean,” and such note, the “Transocean Convertible Note”). The Transocean Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of the Next Equity Financing, (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and bears interest at a rate of 10% per annum. The Transocean Convertible Note is convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On June 19, 2021, Nauticus entered into a $5,000,000 convertible promissory note with Goradia Capital, LLC (“Goradia,” and such note, the “Goradia Convertible Note”). The Goradia Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of a Nauticus Series C Preferred Stock equity financing (a “Qualified Financing”), (b) the closing of a transaction where any person or group of persons becomes a beneficial owner, directly or indirectly, of 51% or more of the outstanding equity interests of Nauticus (a “Change of Control Transaction”), and (c) December 31, 2022, unless earlier accelerated following an event of default, and bears interest at a rate of 10% per annum. The Goradia Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On August 3, 2021, Nauticus entered into a $5,000,000 convertible promissory note with Material Impact Fund II, L.P. (“Material Impact,” and such note, the “Material Impact Convertible Note.”) The Material Impact Convertible Note is unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and bears interest at a rate of 5% per annum. The Material Impact Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On October 22, 2021, Nauticus entered into a $250,000 convertible promissory note with In-Q-Tel, Inc. (“In-Q-Tel,” and such note, the “In-Q-Tel Convertible Note”). The In-Q-Tel Convertible Note is unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and bears interest at a rate of 5% per annum. The In-Q-Tel Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On December 16, 2021 and in connection with the signing of the Merger Agreement, Nauticus entered into (i) the First Amendment to Convertible Promissory Note with Schlumberger (the “Amended Schlumberger Convertible Note”), (ii) the First Amendment to Convertible Promissory Note with Transocean (the “Amended Transocean Convertible Note”), (iii) the First Amendment to Unsecured Convertible Promissory Note with Goradia (the “Amended Goradia Convertible Note”), (iv) the First Amendment to Unsecured Convertible Promissory Note with Material Impact (the “Amended Material Impact Convertible Note”), and (v) the First Amendment to Unsecured Convertible Promissory Note with In-Q-Tel (the “Amended In-Q-Tel Convertible Note,” and, together with the Amended Schlumberger Convertible Note, Amended Transocean Convertible Note, Amended Goradia Convertible Note, and Amended Material Impact Convertible Note, the “Amended Convertible Notes”). The Amended Convertible Notes provide for, among other things, the automatic conversion of such Amended Convertible Notes immediately prior to the Effective Time into shares of Nauticus Common Stock at a specific conversion price, which shares will then be exchange for CleanTech Common Stock in connection with the Business Combination. The Amended Convertible Notes established fixed outstanding balances for each not, which will remain unchanged until their conversion.

As a result of the Merger, an aggregate of 5,299,543 shares of CLAQ Common Stock will be issued to the holders of Nauticus Convertible Notes.

Transocean

Transocean, Inc. (“Transocean”) is an investor in Nauticus Robotics, Inc. since March 2018, holding 31% equity in the form of preferred stock in the company. As a preferred investor, Transocean, Inc. is represented on the Nauticus Board of Directors by Roddie Mackenzie. Transocean also provided a note of $1.5MM of convertible stock on maturity of the note.

Transocean, Inc. has contracted with Nauticus in two (2) technology projects since their initial investment in 2018 — “Spiral” and “HaloGuard”. The Spiral project involved methods for automating the handling of drilling pipe on a drilling rig. The Spiral contract resulted in $734K in revenue in 2019. The project was discontinued by Transocean due to a number of factors within the oil & gas market. HaloGuard involved the development of a zone monitoring safety system to detect personnel in hazardous areas of the drilling rig. This project began as a project code named THEIA, later renamed to HaloGuard, with initial funding provided by Transocean. Nauticus assumed all funding of the project in 2020. Nauticus has sold 7 HaloGuard safety systems to Transocean and is in the process of installing the remaining systems on Transocean’s drilling ships. Nauticus’ revenue from the sales of the HaloGuard system, including installation service fees, are approximately $2,429,861. As of the date of this prospectus, Nauticus and Transocean are negotiating an end to Nauticus’ support on the product line in order to focus more on the mainline revenue generating items for Nauticus.

Stock Repurchase Agreements

On May 12, 2021, Nauticus entered into Amended and Restated Founder’s Stock Repurchase Agreements with certain key employees, officers and directors of Nauticus (each, a “Stock Repurchase Agreement” and, together, the “Stock Repurchase Agreements”). Pursuant to the Stock Repurchase Agreements, among other things, upon the termination of employment with Nauticus, Nauticus has the right (but not the obligation) to purchase and each such signatory has the obligation to sell, all of their Nauticus Common Stock to Nauticus. Additionally, the key employees, officers and directors signatory to the Stock Repurchase Agreements are subject to repurchase if the owners of more than fifty percent (50%) of the outstanding Nauticus Common Stock receive an offer to purchase their shares of Nauticus Common Stock and which offer is contingent on the offeror’s ability to purchase 100% of the Nauticus Common Stock outstanding.

Series A Financing

On August 28, 2015, pursuant to a Series A Preferred Stock Purchase Agreement by and between Nauticus and Schlumberger (the “Series A Stock Purchase Agreement”), Nauticus issued and sold an aggregate of 3,348 shares of Nauticus Series A Preferred Stock at a purchase price of $896.00 per share for aggregate consideration of approximately $3,000,000 (the “Series A Financing”).

The participant in the Series A Financing was a holder of more than 5% of Nauticus’ capital stock. The following table sets forth the aggregate number of Nauticus Series A Preferred Stock issued to Schlumberger in the Series A Financing:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Schlumberger Technology Corporation	3,348	$2,999,808.00

Series B Financing

On March 20, 2018, pursuant to a Series B Stock Purchase Agreement, by and among Nauticus, Schlumberger, and Transocean (the “Series B Stock Purchase Agreement”), Nauticus issued and sold an aggregate of 725,426 shares of Nauticus Series B Preferred Stock at a purchase price of $27.57 per share for aggregate consideration of approximately $20,000,000 (the “Series B Financing”).

The participants in the Series B Financing included certain holder of more than 5% of Nauticus’ capital stock. The following table sets forth the aggregate number of Nauticus Series B Preferred Stock issued to these related parties in the Series B Financing:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Schlumberger Technology Corporation	181,356	$4,999,984.92
Transocean, Inc.	544,070	$15,000,009.90

Following the Series B Financing, Nauticus filed a Second Amended and Restated Certificate of Formation (the “Amended and Restated Nauticus Charter”) with the Texas Secretary of State, pursuant to which the Nauticus Series A Preferred Stock underwent a 100-for-1 stock split.

Related Person Transaction Policy

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to the Combined Company;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, determines in the good faith exercise of its discretion.

DESCRIPTION OF capital stock

The following summary sets forth the material terms of our securities following the consummation of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Combined Company’s amended and restated bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Charter and the Combined Company’s amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities following the consummation of the Business Combination.

Authorized and Outstanding Stock

The Combined Company’s Charter (the “Charter”) authorizes the issuance of 635,000,000 total shares, consisting of (a) 625,000,000 shares of common stock, and (b) 10,000,000 shares of preferred stock. It is expected that 55,123,783 shares of common stock will be issued and outstanding immediately following the consummation of the Business Combination, assuming no redemptions and excluding shares issuable upon exercise of outstanding warrants. No shares of preferred stock are outstanding as of the date of this prospectus.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of the Combined Company’s directors and all other matters requiring stockholder action. Holders of the common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of the Combined Company’s preferred stock, the holders of the common stock, as such, shall be entitled to the payment of dividends on the common stock when, as and if declared by the board of directors of the Combined Company in accordance with applicable law. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. It is the present intention of the board of directors to retain all earnings, if any, for use in the Combined Company’s business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of the Combined Company’s preferred stock, in the event of any liquidation, dissolution or winding up of the Combined Company, whether voluntary or involuntary, the funds and assets of the Combined Company that may be legally distributed to the Combined Company’s stockholders shall be distributed among the holders of the then outstanding the common stock pro rata in accordance with the number of shares of the common stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and the amended and restated bylaws of the Combined Company (the “Bylaws”) limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the Closing, CLAQ purchased a tail policy with respect to liability coverage for the benefit of former CLAQ officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Combined Company’s Charter and Bylaws

The Charter and Bylaws contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire the Combined Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Combined Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Delaware Law

The Combined Company is governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of the Combined Company not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Nauticus within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Certain amendments to the Charter require the affirmative vote of at least 66⅔% of the voting power of all shares of our common stock then outstanding. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our common stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of the Combined Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. The terms of Class I, Class II and Class III directors end at our 2023, 2024 and 2025 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66⅔% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

Warrants

As of the date of this prospectus, 8,625,000 Public Warrants are outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Public Warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any warrants underlying the additional Units we issued to officers, directors or their affiliates in payment of working capital loans made to us, are identical in all material respects to the Public Warrants underlying the public Units except that (i) each Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Warrants purchased by CleanTech Investments will not be exercisable more than five years from July 14, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

Concurrent with the Closing and pursuant to the Securities Purchase Agreement, Nauticus issued [•] warrants to certain investors (the “SPA Warrants”). The SPA Warrants are immediately exercisable upon issuance and entitle the registered holder to purchase one share of common stock at a price of $20.00. If a registration statement covering the shares of common stock issuable upon exercise of the SPA Warrants is not effective upon the registered holder’s election to exercise their SPA Warrants, the registered holder may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise their SPA Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The SPA Warrants will expire ten years after their initial issuance date, or earlier upon redemption or liquidation.

Redemption

We may call the outstanding Public Warrants for redemption (excluding the Private Warrants and SPA Warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the Public Warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants, however, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your Warrants remained outstanding. Historical trading prices for our common stock have not exceeded the $16.50 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.

In the event we determined to redeem our Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in our warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, dated July 14, 2021 (the “Warrant Agreement”). Specifically, in the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the Warrant Register. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of common stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the consummation of the Business Combination).

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited, and the Warrants may expire worthless.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of common stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contractual Arrangements with respect to the Certain Warrants

We have agreed that so long as the Private Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants, and we will allow the holders to exercise such warrants on a cashless basis. However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants were issued in a private transaction, the holders and their transferees are allowed to exercise the private warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such Warrants is not effective and receive unregistered shares of common stock.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our common stock and Warrants are listed on Nasdaq under the symbols “KITT” and “KITTW”.

selling stockholders

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders in connection with the Business Combination. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock, as of ________, 2022.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Schlumberger Technology Corporation(1)	750,000	750,000	0
Transocean Inc.(2)	750,000	750,000	0
Material Impact Fund II, L.P.(3)	250,000	250,000	0
Harvard Management Private Equity Corporation(4)	500,000	500,000	0
Goradia Capital LLC(5)	100,000	100,000	0
AeroVironment, Inc.(6)	10,000	10,000	0
David Brothman(7)	10,000	10,000	0
Shari Brothman(8)	15,000	15,000	0
Robert Jacobs(9)	15,000	15,000	0
JARD Fund I, LLC(10)	10,000	10,000	0
RCB Equities #1, LLC(11)	500,000	500,000	0
GMBR Capital USA Inc.(12)	100,000	100,000	0
Mark Neuman(13)	10,000	10,000	0
Samuel Gniwisch(14)	10,000	10,000	0
Joseph AB Investment Holdings LLC(15)	20,000	20,000	0
Sari Gordon-Spiro(16)	10,000	10,000	0
Andrew Abrams(17)	10,000	10,000	0
Jay Friedman(18)	10,000	10,000	0
Timothy Snodgrass(19)	10,000	10,000	0
The Edstrom Family Trust(20)	10,000	10,000	0

____________

(1)      Since Schlumberger Holdings Corporation (“SHC”) controls Schlumberger Technology Corporation (“Schlumberger”), it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger B.V. controls SHC, it is deemed to beneficially own the shares held directly by Schlumberger. Since Schlumberger Limited controls Schlumberger B.V., it is deemed to beneficially own the shares held directly by Schlumberger. Schlumberger Limited, Schlumberger B.V., SHC and Schlumberger have shared voting power and shared dispositive power over the shares of Class A Common Stock held directly by Schlumberger. The business address of Schlumberger Limited for purposes of this prospectus is 5599 San Felipe, 17th Floor, Houston, Texas 77056. The business address of Schlumberger B.V. is Parkstraat 83, 2514 JG, The Hague, Netherlands. The business address of each of SHC and Schlumberger is 300 Schlumberger Drive, Sugar Land, Texas 77478.

(2)      Colin Berryman is the President of Transocean Inc., whose address is 36C Dr. Roy’s Drive, 4th Floor, PO Box 10342, George Town, Grand Cayman, Cayman Islands.

(3)      Adam Sharkawy is the managing member of Material Impact Partners II, LLC, general partner of Material Impact Fund II, L.P., whose address is 131 Dartmouth Street, Floor 3, Boston, MA 02116.

(4)      The address is 600 Atlantic Ave, Boston, MA 02210.

(5)      The address is 16825 Northchase Dr #1400, Houston, TX 77060, USA.

(6)      The address is 241 18th Street South, Suite 415, Arlington, VA 22202.

(7)      The address is Itamar Ben Avi #1 Suite 32, Jerusalem, Israel.

(8)      The address is 1290 Trafalgar Street, Teaneck, NJ 07666.

(9)      The address is 61 Viewmount Avenue, Toronto, Ontario M6B 1T5.

(10)    The address is 35 Joyce Ln, Woodbury, NY 11797.

(11)    Brian Dror is the manager of the company, whose address is 5862 W. 3rd Street, Los Angeles, CA 90036.

(12)    The address is 8 Sharon Ct, Lakewood, NJ 08701.

(13)    The address is 4 Jay Ct, Monsey, NY 10952.

(14)    The address is 6750 Westbury St. Montreal, QC H3W 2X6, Canada.

(15)    The address is 171 Shelborne Ave, Toronto, ON M6B2M9.

(16)    The address is 94 Prue Avenue, Toronto, ON M6B1.

(17)    The address is 181 Daphne St, Encinitas, CA 92024.

(18)    The address is 56 Hillmount Ave, Toronto, ON M6B1X4.

(19)    The address is 3056 Via Romaza, Carlsbad, CA 92009.

(20)    The address is 13847 Deergrass Court, Poway, CA 92064.

plan of distribution

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by Nauticus. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Experts

The consolidated financial statements of CleanTech Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Nauticus Robotics, Inc. as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

Winston & Strawn LLP, Houston, Texas, will pass upon the validity of the securities offered hereby.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

CLEANTECH ACQUISITION CORP.

Page
Consolidated FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7

Nauticus Robotics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

CleanTech Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CleanTech Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 19, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 29, 2022

PCAOB ID Number 100

CLEANTECH ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$518,905	$25,000
Prepaid expenses	73,865	—
Total current assets	592,770	25,000
Investments held in Trust Account	174,230,428	—
Total Assets	$174,823,198	$25,000

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$153,601	$—
Accrued expenses	29,500	1,000
Accrued expenses – related party	53,333	—
Franchise tax payable	97,200	—
Total current liabilities	333,634	1,000
Warrant liabilities	7,973,250	—
Total Liabilities	8,306,884	1,000

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 17,250,000 and 0 shares issued and outstanding at redemption value at December 31, 2021 and December 31, 2020, respectively	174,225,000	—

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 4,312,500 shares issued and outstanding (excluding 17,250,000 and 0 shares subject to possible redemption) at December 31, 2021 and December 31, 2020	431	431
Additional paid-in capital	—	24,569
Accumulated deficit	(7,709,117)	(1,000)
Total Stockholders’ (Deficit) Equity	(7,708,686)	24,000
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIIBLE REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY	$174,823,198	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Operating and formation costs	$1,201,383	$1,000
Franchise tax expense	97,200	—
Loss from operations	(1,298,583)	(1,000)
Transaction costs allocated to warrant liabilities	(155,037)	—
Net gain on investments held in Trust Account	5,428	—
Change in fair value of warrant liabilities	1,077,750	—
Change in fair value of over-allotment option liability	(225,000)	—
Net loss	$(595,442)	$(1,000)

Basic weighted average shares outstanding	11,781,678	3,750,000
Basic net loss per share of Common Stock	$(0.05)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM JUNE 18, 2020 (INCEPTION)
THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at June 18, 2020 (Inception)	—	$—	$—	$—	$—
Sale of 4,312,500 Founder Shares	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance at December 31, 2020	4,312,500	431	24,569	(1,000)	24,000
Net proceeds from Initial Public Offering allocated to Rights	—	—	3,845,970	—	3,845,970
Excess of cash received over fair value of private placement warrants	—	—	4,161,500	—	4,161,500
Change in fair value of over-allotment option liability	—	—	—	225,000	225,000
Accretion of Common Stock to possible redemption amount	—	—	(8,032,039)	(7,337,675)	(15,369,714)
Net loss	—	—	—	(595,442)	(595,442)
Balance at December 31, 2021	4,312,500	$431	$—	$(7,709,117)	$(7,708,686)

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(595,442)	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Transaction costs allocated to warrant liabilities	155,037	—
Net gain on investments held in Trust Account	(5,428)	—
Change in fair value of warrant liabilities	(1,077,750)	—
Change in fair value of over-allotment option liability	225,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(73,865)	—
Accounts payable	153,601	—
Accrued expenses	28,500	1,000
Accrued expenses – related party	53,333	—
Franchise tax payable	97,200	—
Net cash used in operating activities	(1,039,814)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(174,225,000)	—
Net cash used in investing activities	(174,225,000)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	188,302	—
Repayment of promissory note – related party	(188,302)	—
Payment to related party for cancellation of Founder Shares	(16,667)	—
Proceeds from initial public offering, net of underwriter’s discount paid	169,050,000	—
Proceeds from sale of private placement warrants	7,175,000	—
Payment of offering costs	(466,281)	—
Proceeds from sale of Founder Shares	16,667	25,000
Net cash provided by financing activities	175,758,719	25,000

Net change in cash	493,905	25,000
Cash – beginning of period	25,000	—
Cash – end of period	$518,905	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CleanTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 18, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Common Stock included in the Units sold, the “Public Shares”), at $10.00 per unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Sponsor (the “Sponsor”), and 2,166,667 warrants (together, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Investments, an affiliate of the Sponsor (the “Co-sponsor”), generating gross proceeds of 6,500,000, which is described in Note 4.

The Company granted the underwriters in the Initial Public Offering (the “Underwriters”) a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 675,000 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $675,000.

Following the closing of the Initial Public Offering and the over-allotment, an amount of $174,225,000 from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and was invested only in U.S. government treasury obligations with maturities of 183 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $3,916,281, consisting of $3,450,000 of underwriting fees and $466,281 of other costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company seeks stockholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the initial public offering. Furthermore, in order for a public stockholder to have his, her or its shares redeemed for cash in connection with any proposed Business Combination, the Company may require that the public stockholders vote either in favor of or against a proposed Business Combination. If required to vote pursuant to the procedures specified in the proxy statement to stockholders relating to the Business Combination, and a public stockholder fails to vote in favor of or against the proposed Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have his, her or its shares of Common Stock redeemed to cash in connection with such Business Combination.

The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their founder shares and public shares that they have purchased during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to its founder shares if the Company fails to consummate the initial Business Combination within 12 months (or up to 18 months, as applicable) from the closing of the offering. However, if the initial stockholders acquire public shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such public shares if the Company fails to consummate the initial Business Combination within the required time period.

If the Company does not complete a business combination within 12 months (or up to 18 months, as applicable) from the closing this offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the Business Combination within the time period.

In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On December 16, 2021, the Company entered into an Agreement and Plan of Merger, as amended on January 30 and June 6, 2022 through Amendment No. 1 (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanTech (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (“Nauticus” or “Nauticus Robotics”). Pursuant to the terms of the Merger Agreement, a business combination between CleanTech and Nauticus will be effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the merger as a wholly owned subsidiary of CleanTech (the “Merger”). The Board of Directors of CleanTech (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of CleanTech.

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Nauticus Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into shares of Nauticus Common Stock, par value $0.01 per share (the “Nauticus Common Stock”), in accordance with its Certificate of Incorporation (collectively, the “Nauticus Preferred Stock Conversion”). An aggregate of 15,062,524 shares of CLAQ Common Stock will be issued to the holders of Nauticus Preferred Stock.

Convertible Notes.    Immediately prior to the Effective Time, each of (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”) shall automatically convert into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note (collectively, the “Nauticus Convertible Notes Conversion”). An aggregate of 5,299,543 shares of CLAQ Common Stock will be issued to the holders of Nauticus Convertible Notes.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Common Stock.    At the Effective Time, following the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, but excluding shares of the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive the applicable Per Share Merger Consideration (as defined below) and the Earnout Shares (as defined below). An aggregate of 9,669,216 shares of CLAQ Common Stock will be issued to the holders of Nauticus Common Stock.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Nauticus Common Stock (a “Nauticus Option”), whether or not then vested and exercisable, will be assumed by CLAQ and converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the CLAQ’s Common Stock equal to the number of shares determined by multiplying the number of shares of the Nauticus Common Stock subject to such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio (as defined below), which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio. Options to purchase an aggregate of 4,055,704 shares of CLAQ Common Stock will be issued to the holders of Nauticus Options.

Earnout Shares.    Following the closing of the merger, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock conversion and the Nauticus Convertible Notes conversion) shall be entitled to receive their pro rata share of up to 7,500,000 additional shares of CleanTech Common Stock (the “Earnout Shares”) if, within a 5-year period following the signing date of the Merger Agreement, the closing share price of the CleanTech Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”).

(i)     one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

(ii)    one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

(iii)   one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

On or about December 14, 2021, CLAQ entered into subscription agreements, with certain investors pursuant to which, among other things, CLAQ agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 3,530,000 shares of our common stock for $10.00 per share for a total of $35.3 million (the “Equity Financing”). On December 16, 2021, CLAQ entered into a Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants substantially concurrently with the closing of the Business Combination. The number of shares of common stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of common stock into which the associated warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). There will be an original issue discount of 2% from the issued amount of the Debentures. Interest will accrue on all outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures will be secured by first priority interests, and liens on, all present and after-acquired assets of the Combined Company, and will mature on the fourth anniversary of the date of issuance. As of the date of these financial statements, ATW Special Situations I LLC (“ATW”) is the

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

only purchaser and has subscribed for Debentures in the an aggregate principal amount of $37,959,184 which is convertible into 3,036,735 shares of the Combined Company’s common stock and associated warrants for an additional 3,036,735 shares of the Combined Company’s common stock. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation for ATW’s participation in the Debt Financing.

It is anticipated that upon completion of the Business Combination, CLAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 28.5% in the Combined Company, the PIPE Investment investors will own approximately 5.6% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 34.1% of the Combined Company), the Co-Sponsors, officers, directors and other holders of founder shares will retain an ownership interest of approximately 6.8% of the Combined Company and the Nauticus stockholders will own approximately 59.1% (including the 7,500,000 Earnout Shares) of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the CLAQ’s public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2015 Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the CLAQ stockholders will be different.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) consolidated financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for CleanTech and Nauticus to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of CleanTech, approvals of the restated certificate of incorporation, the share issuance under Nasdaq rules and the omnibus incentive plan. CleanTech has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

CleanTech has agreed to approve and adopt a 2022 omnibus incentive plan (the “Incentive Plan”) to be effective as of the closing and in a form mutually acceptable to CleanTech and Nauticus. The Incentive Plan shall provide for an initial aggregate share reserve equal to 10% of the number of shares of CleanTech Common Stock on a fully diluted basis at the closing. Subject to approval of the Incentive Plan by CleanTech’s stockholders, CleanTech has agreed to file a Form S-8 Registration Statement with the SEC following the Effective Time with respect to the shares of CleanTech Common Stock issuable under the Incentive Plan.

Each of CleanTech and Nauticus has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of CleanTech and Nauticus has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the CleanTech stockholder approval and Nauticus stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order,

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) CleanTech having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to CleanTech, (A) the representations and warranties of Nauticus being true and correct to applicable standards applicable and each of the covenants of Nauticus having been performed or complied with in all material respects and (B) the approval of the conversion of the convertible notes and (vii) solely with respect to Nauticus, (A) the representations and warranties of CleanTech being true and correct to applicable standards applicable and each of the covenants of CleanTech having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of CleanTech Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of CleanTech, (D) the amount of Minimum Cash Condition (as defined in the Merger Agreement) being equal to or exceeding $50,000,000.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Support Agreements

In connection with the execution of the Merger Agreement, CleanTech Sponsor I LLC and CleanTech Investments, LLC (each, a “Sponsor,” and collectively, the “Co-Sponsors”) entered into a support agreement (the “Sponsor Support Agreement”) with Nauticus pursuant to which the Sponsors have agreed to vote all shares of CleanTech Common Stock beneficially owned by them in favor of the Merger.

In addition, in connection with the execution of the Merger Agreement, certain stockholders of Nauticus owning approximately 88.8% of the voting power of Nauticus entered into a support agreement (the “Nauticus Support Agreement”) with CleanTech and Nauticus pursuant to which the stockholders agreed to vote all shares of Nauticus beneficially owned by them in favor of the Merger.

Subscription Agreements

In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CleanTech Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CleanTech has agreed to sell to the Subscribers, an aggregate of 3,530,000 shares of CleanTech Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $35.3 million. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Securities Purchase Agreement

In connection with the execution of the Merger Agreement, CleanTech and Nauticus entered into Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of Debentures and Warrants. The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the aggregate issued amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the associated Warrants are exercisable is equal to 10% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20.00, subject to adjustment (“Debt Financing”). The obligations to consummate the transactions contemplated by the Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and all conditions precedent to the Merger set forth in the Merger Agreement shall have been satisfied or waived.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Amended and Restated Registration Rights Agreement

In connection with the Closing, Nauticus, CleanTech and certain stockholders of each of Nauticus and CleanTech who will receive shares of CleanTech Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to CleanTech and Nauticus, which will become effective upon the consummation of the Merger.

Lock-up Agreement and Arrangements

In connection with the Closing, the Sponsors and certain Nauticus stockholders will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CleanTech, pursuant to which each will agree, subject to certain customary exceptions, not to:

(i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of CleanTech Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii) enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech; during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including,

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

without limitation, securities acquired in the PIPE or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time.

Director Nomination Agreement

In connection with the Closing, CleanTech, the Sponsors and Nauticus will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which CleanTech will agree to nominate an individual designated by the Sponsors to the Board of Directors of the combined company, effective as of immediately prior to the Closing.

Director Designation Agreement

In connection with the execution of the Merger Agreement, CleanTech, Nauticus and certain Nauticus stockholders entered into a director designation agreement with Transocean, Inc. (“Transocean”) to take all necessary action to cause a member designated by Transocean (the “Transocean Designee”) to remain on, or otherwise be appointed to, the Board, from and after the effective time of the Merger, as a Class III member of the Board, for an initial term expiring at the third annual meeting following the date of the Second Amended and Restated Certificate of Incorporation to be adopted in connection with the Merger.

Indemnification Agreements

In connection with the Closing, CleanTech has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to CleanTech and Nauticus, with the individuals who will be nominated and, subject to stockholder approval, elected to CleanTech’s board of directors effective as of the Closing.

Going Concern Consideration

As of December 31, 2021, the Company had $518,905 in cash held outside of the Trust Account and working capital of $259,136. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through July 19, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management plans to address this uncertainty through the Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

At December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gains (losses) on investments held in Trust Account in the accompanying consolidated statements of operations. Interest and dividend income on these securities is included in net gain on investments held in Trust Account in the accompanying consolidated statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as shareholders’ equity. The Company’s Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 17,250,000 Common Stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2021, the Common Stock reflected in the balance sheet is reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(6,037,500)
Proceeds allocated to Public Rights	(3,934,879)
Issuance costs allocated to common stock	(3,672,335)
Plus:
Accretion of carrying value to redemption value	15,369,714
Common stock subject to possible redemption	$174,225,000

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $3,916,281 as a result of the Initial Public Offering (consisting of a $3,450,000 underwriting discount and $466,281 of other offering costs). The Company recorded $3,672,335 of offering costs as a reduction of equity in connection with the redeemable Common Stock included in the Units. The Company recorded $88,910 of offering costs as a reduction of permanent equity in connection with the Rights classified as equity instruments. The Company immediately expensed $155,037 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. For the initial valuation, the Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model (see Note 10). The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market under the ticker CLAQW was used.

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has no expectation of a change in the above for a period of time within one year after the date that the consolidated financial statements are issued.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share of Common Stock

Net loss per share of Common Stock is computed by dividing net earnings by the weighted-average number of shares of Common Stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 562,500 shares of Common Stock held by the Sponsor that were subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full). The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 15,800,000 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per share of Common Stock (in dollars, except per share amounts):
	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Basic and diluted net loss per share:
Numerator:
Net loss	$(595,442)	$(1,000)
Denominator:
Basic weighted average shares outstanding	11,781,678	3,750,000
Basic net loss per share of Common Stock	$(0.05)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.
Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021 using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the consolidated financial statements for the fiscal year ended December 31, 2021.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering which was consummated on July 19, 2021, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Common Stock, $0.0001 par value, one right entitling the holder thereof to receive one-twentieth (1/20) of one share Common Stock upon the consummation of an initial business combination (the “Rights”), and one-half of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of Common Stock and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 (see Note 7).

On July 26, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 2,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000 on July 28, 2021.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Co-Sponsor purchased an aggregate of 6,500,000 Private Warrants at a price of $1.00 per Private Placement Warrant ($6,500,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of Common Stock at a price of $11.50 per share.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 4. PRIVATE PLACEMENT (cont.)

Simultaneously with the sale of Over-Allotment Units, the Company consummated a private sale of an additional 675,000 Private Warrants at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $675,000. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor was issued 5,000,000 shares of Common Stock (the “Founder Shares”) for an aggregate price of $25,000. In February 2021, the Company effected a 1.4375-for-1 stock split of its issued and outstanding shares of Common Stock, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. The Founder Shares include an aggregate of up to 562,500 shares of Common Stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On February 16, 2021, CleanTech Sponsor paid $16,667 to the Company, which amount was paid to CleanTech Investments LLC to cancel 4,791,667 of its Founder Shares that it previously held and immediately thereafter the Company issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor owns 4,791,667 Founders Shares and CleanTech Investments LLC owns 2,395,833 Founder Shares. CleanTech Sponsor and CleanTech Investments LLC will both participate in the purchase of the Private Warrants based their pro rata ownership of Founder Shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which the Company cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founder shares and CleanTech Investments owns 1,437,500 founder shares. The founder shares include an aggregate of up to 562,500 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per-share amounts have been retroactively restated to reflect the share forfeiture.

The underwriter exercised the over-allotment option on in full July 28, 2021; thus, no Founders Shares are subject to forfeiture.

Administrative Services Agreement

The Company entered into an agreement, commencing on the July 14, 2021, to pay Chardan Capital Markets, LLC up to $10,000 per month for office space, administrative and support services. The total amounts of administrative service fees incurred and outstanding for the year ended December 31, 2021 were $53,333. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Promissory Note — Related Party

On March 1, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and is payable on the earlier of Promptly after the date on which the Maker consummates an initial public offering of its securities or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $188,302 was repaid on July 23, 2021. The promissory note is no longer available to the Company.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor, Co-Sponsor, or an affiliate of the Sponsor or the officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company consummates the initial Business Combination, it would repay such loaned amounts. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional private warrants to purchase shares of Common Stock at a conversion price of $1.00 per private warrant (which, for example, would result in the holders being issued private warrants to purchase 500,000 shares of Common Stock if $500,000 of notes were so converted). Such private warrants will be identical to the private warrants to be issued at the closing of the initial public offering. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into private warrants, and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into private warrants. As of December 31, 2021 and December 31, 2020, there were no borrowings under these loans.

Related Party Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, without the need for a separate stockholder vote, is for the Company’s initial stockholders or their affiliates or designees, upon five days’ advance notice prior to the application deadline, to deposit into the trust account $1,500,000 or $1,725,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per public share, or an aggregate of $3,000,000 (or $3,450,000 if the over-allotment option is exercised in full) if extended for each of the full three months), on or prior to the date of the application deadline. In the event that the stockholders, or affiliates or designees, elect to extend the time to complete the Company’s initial business combination and deposit the applicable amount of money into trust, the initial stockholders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would be paid upon consummation of the Company’s initial Business Combination.

NOTE 6. COMMITMENTS

Registration and Stockholder Rights Agreement

Pursuit to a registration rights agreement entered into on July 14, 2021, the holders of insider shares issued and outstanding, as well as the holders of the private warrants (and all underlying securities), will be entitled to registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 Units for an aggregate purchase price of $22,500,000.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 6. COMMITMENTS (cont.)

In connection with the closing of the Initial Public Offering and subsequent exercise of the over-allotment option, the underwriter was paid a cash underwriting fee of $0.20 per Unit, or $3,450,000 in the aggregate.

Business Combination Marketing Agreement

The Company engaged Chardan Capital Markets, LLC as an advisor in connection with the initial Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets, LLC a marketing fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the initial public offering, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option. As a result, Chardan Capital Markets, LLC will not be entitled to such fee unless the Company consummates the initial Business Combination. A copy of the form of Business Combination marketing agreement has been filed as an exhibit to the registration statement of which the Company’s prospectus forms a part.

NOTE 7. WARRANTS

As of December 31, 2021 and December 31, 2020, there were 15,800,000 (including 8,625,000 Public Warrants and 7,175,000 Private Placement Warrants) and no warrants outstanding, respectively.

Each whole public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the later of one year after the closing of the initial public offering or the consummation of an initial Business Combination. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of the initial Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered by the Company’s prospectus except that (i) each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants purchased by CleanTech Investments will not be exercisable more than five years from the effective date of the registration statement, of which the Company’s prospectus forms a part, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

The Company may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 7. WARRANTS (cont.)

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise the option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the consummation of an initial Business Combination).

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable for cash, and the Company will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 7. WARRANTS (cont.)

the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

The Company accounts for the 15,800,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — On July 16, 2021, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 200,000,000 shares of Common Stock with a par value of $0.0001 per share. As of December 31, 2021, there were 21,562,500 shares of Common Stock outstanding, including 17,250,000 Common Stock subject to possible redemption. Of the 21,562,500 shares of Common Stock outstanding, up to 562,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding Common Stock after the initial public offering. The underwriters exercised the over-allotment option in full on July 28, 2021; thus, no shares of Common Stock remain subject to forfeiture.

Holders of record of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial Business Combination, insiders, officers and directors, have agreed to vote their respective shares of Common Stock owned by them immediately prior to the initial public offering, including both the insider shares and any shares acquired in the initial public offering or following the initial public offering in the open market, in favor of the proposed Business Combination.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-twentieth (1/20) of a share of Common Stock upon consummation of the Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share of Common Stock underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of Common Stock upon consummation of the Business Combination. The shares

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of shares of Common Stock will receive in the transaction on an as-converted into Common Stock basis.

The Company will not issue fractional shares in connection with an exchange of rights. As a result, the holders of the rights must hold rights in multiples of 20 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets (liabilities) as of December 31, 2021 is as follows:
Deferred tax assets:
Start-up costs	$252,290
Net operating loss carryforwards	20,412
Total deferred tax assets	272,702
Valuation allowance	(271,562)
Deferred tax liabilities:
Unrealized gain on investments	(1,140)
Total deferred tax liabilities	(1,140)
Deferred tax assets, net of allowance	$—

The income tax provision for the year ended December 31, 2021 consists of the following:
Federal
Current	$—
Deferred	(271,562)

State
Current	—
Deferred	—
Change in valuation allowance	271,562
Income tax provision	$—

As of December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $990,823 that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the valuation allowance was $271,562.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 9. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of derivative warrant liabilities	61.1%
Non-deductible transaction costs	(8.8)%
Change in valuation allowance	(73.3)%
Income tax provision	0.0%

Deferred tax assets were deemed to be de minimis as of December 31, 2020.

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$174,230,428	$174,230,428	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$5,175,000	$5,175,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,798,250	$—	$—	$2,798,250

The Company did not have any assets or liabilities measured at fair value as of December 31, 2020.

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. The measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CLAQW. The quoted price of the Public Warrants was $0.60 per warrant as of December 31, 2021.

The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Black-Scholes Option Pricing Model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. For the initial valuation, the Company estimated volatility based on research on comparable companies with the same type of warrants along with the implied volatilities shortly after they start trading. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table provides the significant inputs to the Black-Scholes Option Pricing Model fair value of the Private Placement Warrants:
As of December 31, 2021
Stock price	$9.96
Strike price	$11.50
Probability of completing a Business Combination	100.0%
Dividend yield	—%
Term (in years)	4.6
Volatility	8.7%
Risk-free rate	1.2%
Fair value of warrants	$0.39

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants at July 19, 2021	7,980,000
Initial measurement of over-allotment warrants	1,071,000
Transfer of Public Warrants to Level 1 measurement	(5,175,000)
Change in fair value	(1,077,750)
Fair value as of December 31, 2021	$2,798,250

The Company recognized gains in connection with the change in the fair value of warrant liabilities of $1,077,750 in the consolidated financial consolidated statements of operations during the year ended December 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than Amendment No. 1 to the Merger Agreement, as described in Note 1, and those items disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On February 11, 2022, the Company entered into an agreement with an investment bank (the “A Capital Markets Advisor”) for advisory services such as analyzing, structuring, negotiating, and effecting the potential Business Combination. In exchange for such services, the Company will pay the A Capital Markets Advisor a cash advisory fee of $350,000 which is payable upon the closing of the potential Business Combination, or six months following the termination of the agreement.

On February 28, 2022, the Company entered into an agreement with an investment bank (the “B Capital Markets Advisor”) for advisory services such as capital raising strategies and alternatives, review of business model and financial conditions, and non-deal investor roadshow services related to the potential Business Combination. In exchange for such services, B Capital Markets Advisor is due a non-refundable retainer $350,000 that is due within ten days following the closing of the potential Business Combination which will be paid by Nauticus.

On March 23, 2022, the Company entered into a Promissory Note with the Sponsor (the “Promissory Note”) to which the Company could borrow up to an aggregate of $267,000. The Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. On March 23, 2022, the Company drew down $267,000 under the Promissory Note.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$172,785	$518,905
Prepaid expenses	30,157	73,865
Total current assets	202,942	592,770
Investments held in Trust Account	174,483,243	174,230,428
Total Assets	$174,686,185	$174,823,198

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$325,387	$153,601
Accrued expenses	1,018,979	29,500
Accrued expenses – related party	113,333	53,333
Franchise tax payable	100,000	97,200
Promissory note – related party	400,333	—
Total current liabilities	1,958,032	333,634
Warrant liabilities	5,056,000	7,973,250
Total Liabilities	7,014,032	8,306,884

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 17,250,000 shares issued and outstanding; Redemption value $10.11 and $10.10 at June 30, 2022 and December 31, 2021, respectively	174,370,884	174,225,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 4,312,500 shares issued and outstanding (excluding 17,250,000 shares subject to possible redemption) at June 30, 2022 and December 31, 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(6,699,162)	(7,709,117)
Total Stockholders’ Deficit	(6,698,731)	(7,708,686)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$174,686,185	$174,823,198

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$1,446,459	$—	$1,905,106	$—
Franchise tax expense	76,033	—	96,761	—
Loss from operations	(1,522,492)	—	(2,001,867)	—
Net gain on investments held in Trust Account	235,270	—	252,815	—
Gain on change in fair value of warrant liabilities	503,750	—	2,917,250	—
Income (loss) before income taxes	(783,472)	—	1,168,198	—
Income taxes	(12,359)	—	(12,359)	—
Net income (loss)	$(795,831)	$—	$1,155,839	$—

Basic and diluted weighted average shares outstanding	21,562,500	3,750,000	21,562,500	3,750,000
Basic net income (loss) per share of common stock	$(0.04)	$0.00	$0.05	$0.00

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	4,312,500	$431	$—	$(7,709,117)	$(7,708,686)
Net income	—	—	—	1,951,670	1,951,670
Balance – March 31, 2022 (unaudited)	4,312,500	431	—	(5,757,447)	(5,757,016)
Net loss	—	—	—	(795,831)	(795,831)
Remeasurement of common stock subject to redemption amount	—	—	—	(145,884)	(145,884)
Balance – June 30, 2022 (unaudited)	4,312,500	$431	$—	$(6,699,162)	$(6,698,731)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2021	4,312,500	$431	$24,569	$(1,000)	$24,000
Net income	—	—	—	—	—
Balance – March 31, 2021 (unaudited)	4,312,500	431	24,569	(1,000)	24,000
Net income	—	—	—	—	—
Balance – June 30, 2021 (unaudited)	4,312,500	$431	$24,569	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$1,155,839	$—
Adjustments to reconcile net income to net cash used in operations:
Net gain on investments held in Trust Account	(252,815)	—
Gain on change in fair value of warrant liabilities	(2,917,250)	—
Changes in operating assets and liabilities:
Prepaid expenses	43,708	—
Accounts payable	171,786	—
Accrued expenses	989,479	—
Accrued expenses – related party	60,000	—
Franchise tax payable	2,800	—
Net cash used in operating activities	(746,453)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	400,333	—
Net cash provided by financing activities	400,333	—

Net Change in Cash	(346,120)	—
Cash – Beginning of period	518,905	25,000
Cash – End of period	$172,785	$25,000

Non-cash investing and financing activities:
Deferred offering costs included in promissory note – related party	$—	$182,856
Deferred offering costs included in accrued offering costs	$—	$39,067

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CleanTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 18, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity for the three and six months ended June 30, 2022 and 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Sponsor (the “Sponsor”), and 2,166,667 warrants (together, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Investments, an affiliate of the Sponsor (the “Co-sponsor”), generating gross proceeds of 6,500,000, which is described in Note 4.

The Company granted the underwriters in the Initial Public Offering (the “Underwriters”) a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 675,000 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $675,000.

Following the closing of the Initial Public Offering and the over-allotment, an amount of $174,225,000 from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and is invested only in U.S. government treasury obligations with maturities of 183 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company seeks stockholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering. Furthermore, in order for a public stockholder to have his, her or its shares redeemed for cash in connection with any proposed Business Combination, the Company may require that the public stockholders vote either in favor of or against a proposed Business Combination. If required to vote pursuant to the procedures specified in the proxy statement to stockholders relating to the Business Combination, and a public stockholder fails to vote in favor of or against the proposed Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have his, her or its shares of Common Stock redeemed to cash in connection with such Business Combination.

The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their founder shares and public shares that they have purchased during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to its founder shares if the Company fails to consummate the initial Business Combination within 12 months (or up to 18 months, as applicable) from the closing of the offering. However, if the initial stockholders acquire public shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such public shares if the Company fails to consummate the initial Business Combination within the required time period.

On July 19, 2022, the Company filed an amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Charter Amendment”), giving the Company the right to extend the date by which it has to complete a business combination up to six (6) times for an additional one (1) month each time, from July 19, 2022 to January 19, 2023 (the “Combination Period”). If the Company does not complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the Business Combination within the time period.

In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On December 16, 2021, the Company entered into an Agreement and Plan of Merger, as amended on January 30, 2022 through Amendment No. 1 (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanTech (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (“Nauticus”). Pursuant to the terms of the Merger Agreement, a business combination between CleanTech and Nauticus will be effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the merger as a wholly owned subsidiary of CleanTech (the “Merger”). The Board of Directors of CleanTech (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of CleanTech.

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Nauticus Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into shares of Nauticus Common Stock, par value $0.01 per share (the “Nauticus Common Stock”), in accordance with its Certificate of Incorporation (collectively, the “Nauticus Preferred Stock Conversion”). An aggregate of 15,062,524 shares of CLAQ Common Stock will be issued to the holders of Nauticus Preferred Stock.

Convertible Notes.    Immediately prior to the Effective Time, each of (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”) shall automatically convert into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note (collectively, the “Nauticus Convertible Notes Conversion”). An aggregate of 5,299,543 shares of CLAQ Common Stock will be issued to the holders of Nauticus Convertible Notes.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Common Stock.    At the Effective Time, following the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, but excluding shares of the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive the applicable Per Share Merger Consideration (as defined below) and the Earnout Shares (as defined below). An aggregate of 9,669,216 shares of CLAQ Common Stock will be issued to the holders of Nauticus Common Stock.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Nauticus Common Stock (a “Nauticus Option”), whether or not then vested and exercisable, will be assumed by CLAQ and converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the CLAQ’s Common Stock equal to the number of shares determined by multiplying the number of shares of the Nauticus Common Stock subject to such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio (as defined below), which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio. Options to purchase an aggregate of 4,055,704 shares of CLAQ Common Stock will be issued to the holders of Nauticus Options.

Earnout Shares.    Following the closing of the merger, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock conversion and the Nauticus Convertible Notes conversion) shall be entitled to receive their pro rata share of up to 7,500,000 additional shares of CleanTech Common Stock (the “Earnout Shares”) if, within a 5-year period following the signing date of the Merger Agreement, the closing share price of the CleanTech Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”).

i.       one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.      one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.     one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

On or about December 14, 2021, the Company entered into subscription agreements, with certain investors pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 3,530,000 shares of common stock for $10.00 per share for a total of $35,300,000 (the “Equity Financing”). On December 16, 2021, the Company entered into a Securities Purchase Agreement (as further described below) with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of secured debentures (the “Debentures”) and warrants (the “Warrants”) with an exercise price of $20.00 substantially concurrently with the closing of the Business Combination (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). As of June 30, 2022, ATW Special Situations I LLC (“ATW”) is the only purchaser and has subscribed for Debentures in the aggregate principal amount of $37,959,184 and associated warrants for 3,036,735 shares of the Combined Company’s common stock. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and the Company’s director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation for ATW’s participation in the Debt Financing.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

It is anticipated that upon completion of the Business Combination, CLAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 28.5% in the Combined Company, the PIPE Investment investors will own approximately 5.6% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 34.1% of the Combined Company), the Co-Sponsors, officers, directors and other holders of founder shares will retain an ownership interest of approximately 6.8% of the Combined Company and the Nauticus stockholders will own approximately 59.1% (including the 7,500,000 Earnout Shares) of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the CLAQ’s public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2015 Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the CLAQ stockholders will be different.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for CleanTech and Nauticus to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of CleanTech, approvals of the restated certificate of incorporation, the share issuance under Nasdaq rules and the omnibus incentive plan. CleanTech has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

CleanTech has agreed to approve and adopt a 2022 omnibus incentive plan (the “Incentive Plan”) to be effective as of the closing and in a form mutually acceptable to CleanTech and Nauticus. The Incentive Plan shall provide for an initial aggregate share reserve equal to 5% of the number of shares of CleanTech Common Stock on a fully diluted basis at the closing. Subject to approval of the Incentive Plan by CleanTech’s stockholders, CleanTech has agreed to file a Form S-8 Registration Statement with the SEC following the Effective Time with respect to the shares of CleanTech Common Stock issuable under the Incentive Plan.

Each of CleanTech and Nauticus has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of CleanTech and Nauticus has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the CleanTech stockholder approval and Nauticus stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) CleanTech having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to CleanTech, (A) the representations and warranties of Nauticus being true and correct to applicable standards applicable and each of the covenants of Nauticus having been performed or complied with in all material respects and (B) the approval of the conversion of the convertible notes and (vii) solely

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

with respect to Nauticus, (A) the representations and warranties of CleanTech being true and correct to applicable standards applicable and each of the covenants of CleanTech having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of CleanTech Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of CleanTech, (D) the amount of Minimum Cash Condition (as defined in the Merger Agreement) being equal to or exceeding $50,000,000.

On June 6, 2022, the Parties to the Merger Agreement entered into Amendment No. 2 to the Merger Agreement (the “Amendment”) pursuant to which the Parties agreed to increase the aggregate number of shares of the Post-Combination Company’s Common Stock to be reserved for issuance under its Incentive Plan from 5% to 10% of the fully diluted outstanding shares of its Common Stock immediately after Closing, which share reserve shall be automatically increased on an annual basis by 3% of the total number of Common Stock outstanding as provided under the Incentive Plan.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Support Agreements

In connection with the execution of the Merger Agreement, CleanTech Sponsor I LLC and CleanTech Investments, LLC (each, a “Sponsor,” and collectively, the “Co-Sponsors”) entered into a support agreement (the “Sponsor Support Agreement”) with Nauticus pursuant to which the Sponsors have agreed to vote all shares of CleanTech Common Stock beneficially owned by them in favor of the Merger.

In addition, in connection with the execution of the Merger Agreement, certain stockholders of Nauticus owning approximately 88.8% of the voting power of Nauticus entered into a support agreement (the “Nauticus Support Agreement”) with CleanTech and Nauticus pursuant to which the stockholders agreed to vote all shares of Nauticus beneficially owned by them in favor of the Merger.

Subscription Agreements

In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CleanTech Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CleanTech has agreed to sell to the Subscribers, an aggregate of 3,530,000 shares of CleanTech Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $35.3 million. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Securities Purchase Agreement

In connection with the execution of the Merger Agreement, CleanTech and Nauticus entered into Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of Debentures and Warrants. The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the aggregate issued amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the associated Warrants are exercisable is equal to 100% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20.00, subject to adjustment (“Debt Financing”). The obligations to consummate the transactions contemplated by the Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and all conditions precedent to the Merger set forth in the Merger Agreement shall have been satisfied or waived.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Amended and Restated Registration Rights Agreement

In connection with the Closing, Nauticus, CleanTech and certain stockholders of each of Nauticus and CleanTech who will receive shares of CleanTech Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to CleanTech and Nauticus, which will become effective upon the consummation of the Merger.

Lock-up Agreement and Arrangements

In connection with the Closing, the Sponsors and certain Nauticus stockholders will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CleanTech, pursuant to which each will agree, subject to certain customary exceptions, not to:

(i)     offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of CleanTech Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii)    enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)   publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech; during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time.

Director Nomination Agreement

In connection with the Closing, CleanTech, the Sponsors and Nauticus will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which CleanTech will agree to nominate an individual designated by the Sponsors to the Board of Directors of the Combined Company, effective as of immediately prior to the Closing.

Director Designation Agreement

In connection with the execution of the Merger Agreement, CleanTech, Nauticus and certain Nauticus stockholders entered into a director designation agreement with Transocean, Inc. (“Transocean”) to take all necessary action to cause a member designated by Transocean (the “Transocean Designee”) to remain on, or otherwise be appointed to, the Board, from and after the effective time of the Merger, as a Class III member of the Board, for an initial term expiring at the third annual meeting following the date of the Second Amended and Restated Certificate of Incorporation to be adopted in connection with the Merger.

Indemnification Agreements

In connection with the Closing, CleanTech has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to CleanTech and Nauticus, with the individuals who will be nominated and, subject to stockholder approval, elected to CleanTech’s board of directors effective as of the Closing.

Going Concern Consideration

As of June 30, 2022, the Company had $172,785 in cash held outside of the Trust Account and working capital deficit of $1,755,090. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through August 19, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 29, 2022. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 or December 31, 2021.

Investments Held in Trust Account

At June 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gains (losses) on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. Interest and dividend income on these securities is included in net gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as stockholders’ equity. The Company’s Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2022 and December 31, 2021, 17,250,000 shares of Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

As of June 30, 2022 and December 31, 2021, the common stock reflected in the unaudited condensed consolidated balance sheets is reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(6,037,500)
Proceeds allocated to Public Rights	(3,934,879)
Issuance costs allocated to common stock	(3,672,335)
Plus:
Accretion of carrying value to redemption value	15,369,714
Common stock subject to possible redemption as of December 31, 2021	$174,225,000
Plus:
Accretion of carrying value to redemption value	145,884
Common stock subject to possible redemption as of June 30, 2022	$174,370,884

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $3,916,281 as a result of the Initial Public Offering (consisting of a $3,450,000 underwriting discount and $466,281 of other offering costs). The Company recorded $3,672,335 of offering costs as a reduction of equity in connection with the redeemable Common Stock included in the Units. The Company recorded $88,910 of offering costs as a reduction of permanent equity in connection with the Rights classified as equity instruments. The Company immediately expensed $155,037 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. For the initial valuation, the Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model (see Note 10). The subsequent measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market under the ticker CLAQW was used.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has no expectation of a change in the above for a period of time within one year after the date that the unaudited condensed consolidated financial statements are issued.

See Note 9 for additional information on income taxes for the periods presented.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of common stock is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 562,500 shares of common stock held by the Sponsor that were subject to forfeiture). The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 15,800,000 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except per share amounts):
	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$(795,831)	$—	$1,155,839	$—
Denominator:
Basic weighted average shares outstanding	21,562,500	3,750,000	21,562,500	3,750,000
Basic net income (loss) per share	$(0.04)	$0.00	$0.05	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheets for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.
Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering which was consummated on July 19, 2021, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one right entitling the holder thereof to receive one-twentieth (1/20) of one share common stock upon the consummation of an initial business combination, and one-half of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of common stock and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 7).

On July 26, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 2,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000 on July 28, 2021.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Co-Sponsor purchased an aggregate of 6,500,000 Private Warrants at a price of $1.00 per Private Placement Warrant ($6,500,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. Simultaneously with the sale of Over-Allotment Units, the Company consummated a private sale of an additional 675,000 Private Warrants at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $675,000. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor was issued 5,000,000 shares of Common Stock (the “Founder Shares”) for an aggregate price of $25,000. In February 2021, the Company effected a 1.4375-for-1 stock split of its issued and outstanding shares of Common Stock, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 562,500 shares of Common Stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On February 16, 2021, CleanTech Sponsor paid $16,667 to the Company, which amount was paid to CleanTech Investments LLC to cancel 4,791,667 of its Founder Shares that it previously held and immediately thereafter the Company issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor owns 4,791,667 Founders Shares and CleanTech Investments LLC owns 2,395,833 Founder Shares. CleanTech Sponsor and CleanTech Investments LLC will both participate in the purchase of the Private Warrants based their pro rata ownership of Founder Shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which the Company cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founder shares and CleanTech Investments owns 1,437,500 founder shares. The founder shares include an aggregate of up to 562,500 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per-share amounts have been retroactively restated to reflect the share forfeiture.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The underwriter exercised the over-allotment option on in full July 28, 2021; thus, no Founders Shares are subject to forfeiture.

Administrative Services Agreement

The Company entered into an agreement, commencing on the July 14, 2021, to pay Chardan Capital Markets, LLC up to $10,000 per month for office space, administrative and support services. The total amounts of administrative service fees accrued for the three months ended June 30, 2022 and 2021 were $30,000 and $0, respectively. The total amounts of administrative service fees accrued for the six months ended June 30, 2022 and 2021 were $60,000 and $0, respectively. As of June 30, 2022 and December 31, 2021, $60,000 and $0 were owed to the Sponsor, respectively. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Promissory Note — Related Party

On March 1, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and is payable on the earlier of Promptly after the date on which the Company consummates an Initial Public Offering of its securities or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $188,302 was repaid on July 23, 2021. The promissory note is no longer available to the Company.

On March 23, 2022, the Company entered into a Promissory Note with the Sponsor (the “Second Promissory Note”) to which the Company could borrow up to an aggregate of $267,000. The Second Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. As June 30, 2022, the outstanding balance under the Second Promissory Note was $267,000.

On May 5 2022, the Company entered into a Promissory Note with the Sponsor (the “Third Promissory Note”) to which the Company could borrow up to an aggregate of $133,333. The Third Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. As June 30, 2022, the outstanding balance under the Third Promissory Note was $133,333.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor, Co-Sponsor, or an affiliate of the Sponsor or the officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company consummates the initial Business Combination, it would repay such loaned amounts. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional private warrants to purchase shares of common stock at a conversion price of $1.00 per private warrant (which, for example, would result in the holders being issued private warrants to purchase 500,000 shares of common stock if $500,000 of notes were so converted). Such private warrants will be identical to the private warrants issued at the closing of the Initial Public Offering. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into private warrants, and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into private warrants. As of June 30, 2022 and December 31, 2021, there were no borrowings under these loans.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, without the need for a separate stockholder vote, is for the Company’s initial stockholders or their affiliates or designees, upon five days’ advance notice prior to the application deadline, to deposit into the trust account $1,500,000 or $1,725,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per public share, or an aggregate of $3,000,000 (or $3,450,000 if the over-allotment option is exercised in full) if extended for each of the full three months), on or prior to the date of the application deadline. In the event that the stockholders, or affiliates or designees, elect to extend the time to complete the Company’s initial business combination and deposit the applicable amount of money into trust, the initial stockholders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would be paid upon consummation of the Company’s initial Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

Pursuit to a registration rights agreement entered into on July 14, 2021, the holders of insider shares issued and outstanding, as well as the holders of the private warrants (and all underlying securities), will be entitled to registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 Units for an aggregate purchase price of $22,500,000.

In connection with the closing of the Initial Public Offering and subsequent exercise of the over-allotment option, the underwriter was paid a cash underwriting fee of $0.20 per Unit, or $3,450,000 in the aggregate.

Business Combination Marketing Agreement

The Company engaged Chardan Capital Markets, LLC as an advisor in connection with the initial Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets, LLC a marketing fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

exercise of the underwriters’ over-allotment option. As a result, Chardan Capital Markets, LLC will not be entitled to such fee unless the Company consummates the initial Business Combination. A copy of the form of Business Combination marketing agreement has been filed as an exhibit to the registration statement of which the Company’s prospectus forms a part.

NOTE 7. WARRANTS

As of June 30, 2022 and December 31, 2021, there were 15,800,000 (including 8,625,000 Public Warrants and 7,175,000 Private Placement Warrants) warrants outstanding.

Each whole public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the later of one year after the closing of the Initial Public Offering or the consummation of an initial Business Combination. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of the initial Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered by the Company’s prospectus except that (i) each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants purchased by CleanTech Investments will not be exercisable more than five years from the effective date of the registration statement, of which the Company’s prospectus forms a part, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

The Company may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise the option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the consummation of an initial Business Combination).

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable for cash, and the Company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

The Company accounts for the 15,800,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common stock — On July 16, 2021, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 21,562,500 shares of common stock outstanding, including 17,250,000 common stock subject to possible redemption.

Holders of record of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial Business Combination, insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to the Initial Public Offering, including both the insider shares and any shares acquired in the Initial Public Offering or following the Initial Public Offering in the open market, in favor of the proposed Business Combination.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share of common stock underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

The Company will not issue fractional shares in connection with an exchange of rights. As a result, the holders of the rights must hold rights in multiples of 20 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 9. INCOME TAXES

The Company’s effective tax rate for the three and six months ended June 30, 2022 was (1.6)% and 1.1%, respectively. The effective tax rate for the three and six months ended June 30, 2021 was 0.0%. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and the convertible promissory note, which are not recognized for tax purposes, and recording a full valuation allowance on deferred tax assets. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and six months ended June 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2022
Assets
Investments held in Trust Account:
Money Market investments	$174,483,243	$174,483,243	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$2,760,000	$2,760,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,296,000	$—	$—	$2,296,000
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$174,230,428	$174,230,428	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$5,175,000	$5,175,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,798,250	$—	$—	$2,798,250

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. The measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CLAQW. The quoted price of the Public Warrants was $0.32 and $0.60 per warrant as of June 30, 2022 and December 31, 2021, respectively.

The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Black-Scholes Option Pricing Model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. For the initial valuation, the Company estimated volatility based on research on comparable companies with the same type of warrants along with the implied volatilities shortly after they start trading. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

measurement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded.

The following table provides the significant inputs to the Black-Scholes Option Pricing Model fair value of the Private Placement Warrants:
	As of June 30, 2022	As of December 31, 2021
Stock price	$10.07	$9.96
Strike price	$11.50	$11.50
Probability of completing a Business Combination	38.0%	*
Dividend yield	—%	—%
Term (in years)	4.1	4.6
Volatility	11.2%	8.7%
Risk-free rate	3.0%	1.2%
Discount for lack of marketability	—%	—%
Fair value of warrants	$0.32	$0.39

____________

*        The probability of completing a Business Combination is considered within the volatility implied by the traded price of the Public Warrants which is used to value the Private Placement Warrants.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants at July 19, 2021	7,980,000
Initial measurement of over-allotment warrants	1,071,000
Transfer of Public Warrants to Level 1 measurement	(5,175,000)
Change in fair value	(1,077,750)
Fair value as of December 31, 2021	2,798,250
Change in fair value	(861,000)
Fair value as of March 31, 2022	1,937,250
Change in fair value	358,750
Fair value as of June 30, 2022	$2,296,000

The Company recognized gains in connection with the change in the fair value of warrant liabilities of $503,750 and $0 in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2022 and 2021, respectively. The Company recognized gains in connection with the change in the fair value of warrant liabilities of $2,917,250 and $0 in the unaudited condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021, respectively.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than those identified below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

As approved by the Company’s stockholders at a Special Meeting of Stockholders on July 18, 2022 (the “Meeting”), the Company entered into an amendment (the “Trust Amendment”) to the investment management trust agreement, dated as of July 14, 2021, with Continental Stock Transfer & Trust Company on July 19, 2022. Pursuant to the Trust Amendment, the Company has the right to extend the time to complete a business combination six (6) times for an additional one (1) month each time from July 19, 2022, to January 19, 2023, by depositing $100,000 to the trust account for each one-month extension.

As approved by the Company’s stockholders at the Meeting on July 18, 2022, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on July 19, 2022 (the “Charter Amendment”), giving the Company the right to extend the date by which it has to complete a business combination up to six (6) times for an additional one (1) month each time, from July 19, 2022 to January 19, 2023.

On July 18, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $150,000 to CleanTech Investments, LLC and an unsecured promissory note in the aggregate principal amount of $300,000 to CleanTech Sponsor I LLC. The Company deposited to the Trust Account $100,000 of the total $450,000 of loan amount and extended the amount of time it has available to complete a business combination from July 19, 2022 to August 19, 2023. Both CleanTech Investments, LLC and CleanTech Sponsor I LLC are the Company’s sponsors at its initial public offering. Neither promissory note bears interest and both of them will be repaid only upon closing of a business combination by the Company.

In connection with a stockholders’ vote at the Meeting on July 18, 2022, 15,466,711 shares of the Company’s Common Stock were tendered for redemption, resulting in a $156,533,843 reduction in the Trust Account balance. After the redemptions, the Trust Account balance was $18,048,122.

On August 12, 2022, the Company exercised its right to extend the date by which it has to complete a business combination for an additional one (1) month, from August 19, 2022 to September 19, 2022, and deposited an additional $100,000 to the Trust Account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Nauticus Robotics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nauticus Robotics, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the audit of the financial statements that was communicated or required to be communicated to the board of directors and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

Description of the Matter

As discussed in Note 2 to the financial statements, the Company’s service contracts generally recognize revenue over time as there is a continuous transfer of control to the customer.

The Company uses the amount of cost incurred under the contract as a measure of progress towards completion, and revenue recognized is measured principally by the costs incurred and accrued to date for each contract as a percentage of the estimated total cost for each contract at completion. Contract costs include all direct material, labor, and indirect costs related to contract performance. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income, and the effects of these revisions are recognized prospectively in the period in which the revisions are determined. This measurement and comparison process requires updates to the estimate of total costs to complete the contract, and these updates include subjective assessments and judgments.

We identified the Company’s estimation of the costs to complete each contract as a critical audit matter due to the high degree of auditor judgment and the increased extent of effort that was required when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the estimate of costs to complete contracts recognized over time.

How We Addressed the Matter in Our Audit

Our audit procedures related to forecasts of estimated costs to complete contracts recognized over time included the following, among others:

•        We selected a sample of contracts and obtained and inspected the executed contracts and contract amendments to validate existence and understand the scope of each contract.

•        We gained an understanding of controls related to management’s process to estimate future costs to complete contracts recognized over time.

•        We performed an analysis of how each step within the accounting guidance is addressed for each revenue transaction selected in our substantive test of details.

/s/ Whitley Penn LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

March 24, 2022, except for Note 13, as to which the date is April 27, 2022

Nauticus Robotics, Inc.
Balance Sheets

	December 31,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$20,952,867	$3,298,180
Restricted certificate of deposit	251,236	251,421
Accounts receivable	794,136	72,735
Contract assets	893,375	61,886
Other current assets	277,444	1,500
Total Current Assets	23,169,058	3,685,722

Property and equipment, net	1,437,311	879,921
Right-of-use asset – operating lease	513,763	719,729
Other assets	47,240	47,240

Total Assets	$25,167,372	$5,332,612

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$1,400,514	$60,073
Accrued payroll	411,008	178,933
Accrued interest	703,544	28,777
Other accrued liabilities	90,000	50,149
Contract liabilities	373,791	1,807,161
Operating lease liabilities – current	353,598	425,332
Notes payable – current	10,250,000	484,836
Notes payable, related parties – current	3,000,000	3,000,000
Total Current Liabilities	16,582,455	6,035,261
Operating lease liabilities – long-term	467,208	726,072
Notes payable – long-term	14,708,333	—
Other liabilities	20,833	—
Total Liabilities	31,778,829	6,761,333

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Series A preferred stock, $0.01 par value; 334,800 shares authorized, issued, and outstanding	3,348	3,348
Series B preferred stock, $0.01 par value; 725,426 shares authorized, issued, and outstanding	7,254	7,254
Common stock, $0.01 par value; 10,000,000 shares authorized, 952,200 and 950,000 shares issued, respectively, and 680,600 and 678,400 shares outstanding, respectively	9,522	9,500
Treasury stock, at cost; 271,600 shares	(944,927)	(944,927)
Additional paid-in capital	34,157,877	24,213,006
Accumulated deficit	(39,844,531)	(24,716,902)
Total Stockholders’ Equity (Deficit)	(6,611,457)	(1,428,721)

Total Liabilities and Stockholders’ Equity (Deficit)	$25,167,372	$5,332,612

The accompanying notes are an integral part of these financial statements.

Nauticus Robotics, Inc.
Statements of Operations

	For the year ended December 31,
	2021	2020
Revenue
Service	$7,854,068	$3,184,629
Product	242,637	—
Service – related party	332,767	619,883
Product – related party	162,068	189,928
Total revenue	8,591,540	3,994,440

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	6,850,248	4,059,991
Depreciation	365,097	400,432
Research and development	3,533,713	4,951,619
General and administrative	4,362,400	3,319,455
Total costs and expenses	15,111,458	12,731,497

Operating loss	(6,519,918)	(8,737,057)

Other expense (income)
Other income	(1,601,568)	(1,609,962)
Loss on extinguishment of debt	9,484,113	—
Interest expense, net	725,166	66,943
Total other expense	8,607,711	(1,543,019)

Net loss	$(15,127,629)	$(7,194,038)

Earnings (loss) per common share
Basic	$(22.30)	$(10.60)
Diluted	$(22.30)	$(10.60)

Basic weighted average shares outstanding	678,406	678,400
Diluted weighted average shares outstanding	678,406	678,400

The accompanying notes are an integral part of these financial statements.

Nauticus Robotics, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$23,795,703	$(17,522,864)	$5,348,014
Stock-based compensation	—	—	—	—	—	—	—	417,303	—	417,303
Net loss	—	—	—	—	—	—	—	—	(7,194,038)	(7,194,038)
Balance at December 31, 2020	334,800	3,348	725,426	7,254	950,000	9,500	(944,927)	24,213,006	(24,716,902)	(1,428,721)
Stock-based compensation	—	—	—	—	—	—	—	425,580	—	425,580
Loss on extinguishment of debt	—	—	—	—	—	—	—	9,484,113	—	9,484,113
Exercise of stock options	—	—	—	—	2,200	22	—	35,178	—	35,200
Net loss	—	—	—	—	—	—	—	—	(15,127,629)	(15,127,629)
Balance at December 31, 2021	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,157,877	$(39,844,531)	$(6,611,457)

The accompanying notes are an integral part of these financial statements.

Nauticus Robotics, Inc.
Statements of Cash Flows

	For the year ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(15,127,629)	$(7,194,038)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	365,097	400,432
Stock-based compensation	425,580	417,303
Amortization of debt discount	29,166	—
Loss on extinguishment of debt	9,484,113	—
Non-cash impact of lease accounting	205,966	238,456
Changes in operating assets and liabilities:
Accounts receivable	(721,401)	150,102
Contract assets	(831,489)	318,719
Other assets	(275,759)	2,491
Accounts payable and accrued liabilities	2,287,134	(290,321)
Operating lease liabilities	(330,598)	(350,080)
Contract liabilities	(1,433,370)	1,807,161
Net cash from operating activities	(5,923,190)	(4,499,775)

Cash Flows From Investing Activities
Additions to property and equipment	(922,487)	(3,246)
Proceeds from short-term investments	—	999,728
Net cash from investing activities	(922,487)	996,482

Cash Flows From Financing Activities
Proceeds from notes payable	24,950,000	—
Proceeds from note payable, related parties	—	3,000,000
Proceeds from line of credit	—	750,000
Proceeds from exercise of stock options	35,200	—
Payments of note payable	(484,836)	(460,091)
Payments of line of credit	—	(750,000)
Net cash from financing activities	24,500,364	2,539,909

Net change in cash and cash equivalents	17,654,687	(963,384)

Cash and Cash Equivalents, beginning of year	3,298,180	4,261,564
Cash and Cash Equivalents, end of year	$20,952,867	$3,298,180

Supplemental cash flow information
Cash paid for interest	$25,909	$49,133

Cash paid for taxes	$—	$—

Noncash financing activities:
Loan commitment fee	$(300,000)	$—

The accompanying notes are an integral part of these financial statements.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

1. Description of the Business

Nauticus Robotics, Inc. (“Nauticus”, “Nauticus Robotics”, “Company”, “our”, or “we”) was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014 in the State of Texas. Effective November 24, 2021, the Company changed its legal name to Nauticus Robotics, Inc. Nauticus’ principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of ocean robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection. This offering permits significant operational flexibility and cost savings over the methods currently deployed in the marketplace.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2020. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Liquidity — The Company has had recurring losses and negative cash flows since inception. As such, the Company has been dependent on debt and equity funding to meet its development efforts. The Company continues to develop its principal products and conducts extensive research and development activities. At December 31, 2021, the Company had net working capital of $6,586,603.

On October 15, 2021, the Company signed a purchase order with Triumph Subsea Construction Limited for the purchase of four Aquanaut systems over a period from September 2022 through January 2025 for a total of $54 million. The Company is also in late-stage discussions with customers for additional product sales.

On December 16, 2021, Nauticus entered into a merger agreement with CleanTech Acquisition Corporation (“CleanTech”), a special purpose acquisition company. In this agreement, Nauticus agreed to a business combination that is intended to lead to its public stock listing on the NASDAQ in May 2022. CleanTech brings approximately $260 million in sponsored investment and public investment in private equity funding to the business combination. Although this level of funding is potentially available, a threshold of $50 million has been established in the merger documents as the minimum cash position for internal planning purposes. Concurrent with the signing of the SPAC merger agreement, Nauticus received a $15 million loan from RCB Equities #1, LLC to provide advanced funding against the business plan.

Management believes that with the revenue from its existing and new contracts, the ability to reduce costs as necessary, and the pending merger with CleanTech, the Company will have sufficient cash from operations to meet its obligations for at least one year from the issuance date of this report.

2. Summary of Significant Accounting Policies

Basis of Presentation — These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) estimates of future costs to complete customer contracts recognized over time, (ii) valuation allowances for deferred income tax assets, and (iii) valuation of stock-based compensation. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company classifies all highly-liquid instruments with an original maturity of three months or less as cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits of $250,000. Historically, the Company has not experienced any losses in such accounts.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

Restricted Certificate of Deposit — The restricted certificate of deposit as of December 31, 2021 is held with a bank and is used as a guarantee against corporate credit cards. Previously, the restricted certificate of deposit was held with a bank and was used as collateral for its revolving line of credit. This revolving line of credit expired on June 21, 2021 and was not renewed.

Accounts Receivable — Trade credit is generally extended on a short-term basis in the normal course of business. If necessary, the Company establishes an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected which is based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. Accounts receivable outstanding longer than contractual terms, generally up to 90 days, are considered past due. Accounts deemed uncollectible are applied against the allowance for doubtful accounts. An allowance for doubtful accounts was not needed as of December 31, 2021 or 2020 and there was no bad debt expense for the years ended December 31, 2021 or 2020.

Property and Equipment — property and equipment is recorded at cost and depreciated using the straight-line method. Expenditures which extend the useful lives of existing property and equipment are capitalized. Those costs which do not extend the useful lives are expensed as incurred. Upon disposition, the cost and accumulated depreciation are removed and any gain or loss on the disposal is reflected in the statements of operations.

Impairment of Long Lived Assets — The Company reviews long-lived assets for potential impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In this assessment, future pre-tax cash flows (undiscounted) resulting from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between its carrying value and estimated fair value.

Segment Reporting — Our operations represent a single segment because each revenue stream possesses similar production methods, distribution methods, and customer quality and consumption characteristics, resulting in similar long-term expected financial performance.

To date, Nauticus Robotics has operated as a single segment in providing technical and engineering services and products for use offshore. We have entered into customer contracts for products and/or services in our development portfolio where our technical and engineering expertise are applied. Each of these contracts generate revenue for the goods and/or services contracted, independent of other contractual arrangements found within such contracts, and, as such, the contractual revenues are aggregated as single-source revenue stream. These revenue streams are not separate operating segments because there are no measures of their operating performance other than direct revenue and cost of revenue. This limited disaggregated financial information is not utilized by our Chief Executive Officer in making resource allocations or performance assessments. Our Chief Executive Officer uses non-financial information and consolidated financial information to allocate resources and assess performance of the Company. The Company does not provide incentive compensation for performance below that of the consolidated level.

Revenue Recognition — The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee or firm fixed fee) or product sales and typically have terms of up to 18 months. The Company has limited product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution we developed.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. The products and services in our contracts are typically not distinct from one another. Accordingly, our contracts are typically accounted for as one performance obligation.

The Company’s performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on the Company’s results of operations.

Cost plus fixed fee contracts are largely used for development projects. Cost plus fixed fee contracts revenue totaled $3,109,055 in 2021 and $3,333,989 in 2020.

Firm-fixed price contracts provide products or services generally over an agreed upon time frame for a predetermined amount. Fixed-price contracts revenue totaled $5,482,485 in 2021 and $660,451 in 2020. Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

In June 2021 Nauticus Robotics signed a Subcontractor Agreement with an unrelated third party to provide Engineering, Design, Development and Other Services which also includes a lease for an Aquanaut vehicle (“Vehicle Lease”). The Vehicle Lease is for a total of $2,270,000, or $126,111 per month for 18 months. Service revenue includes $756,666 of equipment rental income in 2021 recognized based on the contractual cash rental payments for the period.

The lease is an operating lease as defined by ASC 842, and revenue will be recognized on a straight-line basis over the remaining term of the lease during the year ending December 31, 2022 as follows:

Minimum Future Rental Income

Year Ended December 31, 2022	1,513,334
Thereafter	—
Total	1,513,334

Performance obligations for product sales typically are satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

Unfulfilled Performance Obligations

As of December 31, 2021, we expect to recognize approximately $66.5 million of revenue in future periods from unfulfilled performance obligations from existing contracts with customers including $54.2 million that relates to the Triumph Subsea Construction Limited purchase order as described in Note 1.

Set forth below is a table summarizing the expected revenue from our remaining performance obligations:

	Expected revenue from unfulfilled performance obligations by period
($ in millions)	Total	2022	2023	2024	2025
Unfulfilled performance obligations:
Triumph Subsea Construction Limited	$54.2	$7.7	$19.4	$13.6	$13.5
All other performance obligations	12.3	10.5	1.8	—	—
Total unfulfilled performance obligations	$66.5	$18.2	$21.2	$13.6	$13.5

If any of our contracts were to be modified or terminated, the expected value of the unfilled performance obligations of such contracts would be reduced.

As of January 1, 2020, the Company had a balance of $222,837 in accounts receivable, $380,605 in contract assets, and $0 in contract liabilities.

Accounts receivables at December 31, 2021 totaled $794,136 due from customers for contract billings and is expected to be collected in 2022. At December 31, 2020, accounts receivable totaled $72,735. The increase in accounts receivable at December 31, 2021 as compared with the prior year corresponds to the higher revenue recognized in 2021 from newer customer contracts.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract assets increased from $61,886 as of December 31, 2020 to $893,375 as of December 31, 2021, primarily due to the recognition of revenue related to the satisfaction or partial satisfaction of performance obligations for two contracts for which we have not yet billed our customers as of December 31, 2021. We expect to bill our customers for the December 31, 2021 contract assets during 2022.

Contract liabilities include billings in excess of revenue recognized and accrual of certain unsatisfied performance obligations. Contract liabilities decreased from $1,807,161 as of December 31, 2020 to $373,791 as of December 31, 2021. The contract liability amount at December 31, 2021 was comprised of unsatisfied remaining performance obligations including $306,791 of billings in excess of revenue recognized and $67,000 for contract completion obligations associated with a customer contract for a modified Aquanaut vehicle. These amounts were subsequently recognized in the statements of operations during first quarter of 2022. In 2020, we received a customer down payment of $1,807,161 for a service contract. This entire unsatisfied performance obligation at December 31, 2020 was recognized as revenue in 2021.

Leases — The Company’s lease arrangements are operating leases which are capitalized on the balance sheet as right-of-use (“ROU”) assets and obligations. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. These are recognized at the lease commencement date based on the present value of payments over the lease term. If leases do not provide for an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term as the lease payments. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Stock-Based Compensation — The Company accounts for employee stock-based compensation using the fair value method. Compensation cost for equity incentive awards is based on the fair value of the equity instrument generally on the date of grant and is recognized over the requisite service period.

The Company’s policy is to issue new shares upon the exercise or conversion of options and recognize option forfeitures as they occur.

Fair Value Measurements — Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 —

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The estimated fair values of accounts receivable, contract assets, accounts payable, accrued expenses, and indebtedness with unrelated parties approximate their carrying amounts due to the relatively short maturity or time to maturity of these instruments. Notes payable with related parties may not be arms-length transactions and therefore, may not reflect fair value.

The Company’s non-financial assets measured at fair value on non-recurring basis include stock-based compensation awards. Financial assets measured at fair value on a non-recurring basis include the Company’s convertible notes as a result of a modification treated as an extinguishment of debt for accounting purposes. These are considered Level 3 measurements as they involve significant unobservable inputs.

Income Taxes — Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax asset (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company had no material uncertain tax positions as of December 31, 2021 or 2020.

The Company is subject to the Texas margin tax; however, tax expense was zero for the years ended December 31, 2021 and 2020.

Foreign Currency Translation — Nauticus purchases certain materials and equipment from foreign companies and these transactions are generally denominated in the vendors’ local currency. The Company recorded $470 and $0 of foreign currency transaction gains for the years ended December 31, 2021 and 2020, respectively.

Earnings (Loss) per Share — Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional shares of common stock that could have been outstanding assuming the exercise of stock options (determined using the treasury stock method) and conversion of convertible debt.

Major Customer and Concentration of Credit Risk — The Company has a limited number of customers. During 2021, sales to a Large Confidential Government Contractor accounted for 89% of total revenue and the total balance due from this customer as of December 31, 2021 made up 82% of accounts receivable. During 2020, sales to this same Large Confidential Government Contractor accounted for 61% of total revenue, sales to Transocean accounted for 20% of total revenue, and sales to ONR accounted for 17% of total revenue. The total balances due from these customers as of December 31, 2020 made up 100% of accounts receivable. No other customer represented more than 10% of revenue in either year.

Reclassifications — Financial statements presented for prior periods include reclassifications that were made to conform to the current-year presentation.

Recent Accounting Pronouncements — In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, which meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.

The Company elected to early adopt ASU 2020-06 as of January 1, 2021 using the modified retrospective method. Adoption of this new guidance had no impact on prior year retained earnings as we have stated the convertible debt instruments at their face value in prior period financial statements without bifurcation. Adoption of this guidance had no impact on Company financial statements at the date of adoption but is applicable to newly issued instruments.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU2016-13, Financial Instruments — Credit Losses, which replaces the existing incurred loss impairment model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted this standard on January 1, 2022. There was no impact from the adoption of this standard on the Company’s financial statements.

There are no other new accounting pronouncements that are expected to have a material impact on the Company’s financial statements.

3. Property and Equipment

Property and equipment consisted of the following:

	Useful Life (years)	December 31,
		2021	2020
Leasehold improvements	5.1	$789,839	$782,927
Property & equipment	5	1,216,609	622,872
Work-in-progress	5	150,220	—
Technology	5	773,535	601,917
Total		2,930,203	2,007,716
Less accumulated depreciation		(1,492,892)	(1,127,795)
Total property and equipment, net		$1,437,311	$879,921

4. Notes Payable

Notes payable consisted of the following:

	December 31,
	2021	2020
Common stock repurchase note	$—	$484,836
Schlumberger Technology Corp. contingently convertible promissory note	1,500,000	1,500,000
Transocean Inc. contingently convertible promissory note	1,500,000	1,500,000
Goradia Capital LLC contingently convertible promissory note	5,000,000	—
Material Impact Fund II, LP contingently convertible promissory note	5,000,000	—
In-Q-Tel, Inc. contingently convertible promissory note	250,000	—
RCB Equities #1, LLC term loan credit agreement	14,708,333	—
Total	27,958,333	3,484,836
Less: current portion, unrelated parties	(10,250,000)	(484,836)
current portion, related parties	(3,000,000)	(3,000,000)
Total Notes payable – long-term	$14,708,333	$—

Common Stock Repurchase Note — On August 27, 2019, the Company entered into an unsecured Stock Repurchase Agreement with its former CEO under which the Company repurchased 271,600 common shares for a purchase price of $944,927. The note bore interest at a fixed rate of 5% and was paid out over 24 months.

Schlumberger Technology Corp. Contingently Convertible Promissory Note — In July 2020, the Company issued an unsecured convertible promissory note to Schlumberger Technology Corp. (“Schlumberger”), a related party. There were two advances of $750,000 each under the note made by Schlumberger upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 4.25% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before an event of default or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

4. Notes Payable (cont.)

An amendment to the promissory note executed on December 16, 2021 added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Schlumberger to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Transocean Inc. Contingently Convertible Promissory Note — In December 2020, the Company issued an unsecured convertible promissory note to Transocean Inc. (“Transocean”), a related party. There was one advance of $1,000,000 and another of $500,000 under the note made by Transocean upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs prior to the earlier of an event of default or December 31, 2022, outstanding principal balance and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

An amendment to the promissory note executed on December 16, 2021 added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Transocean to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Goradia Capital, LLC Contingently Convertible Promissory Note — On June 19, 2021, the Company issued an unsecured convertible promissory note to Goradia Capital, LLC (“Goradia”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of June 19, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021 added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Goradia to convert the outstanding principal and unpaid accrued interest on the promissory note into Nauticus common shares at a conversion price of $35.52 per share.

Material Impact Fund II, L.P. Contingently Convertible Promissory Note — On August 3, 2021, the Company issued an unsecured convertible promissory note to Material Impact Fund II, L.P. (“MIF”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021 added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows MIF to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

4. Notes Payable (cont.)

In-Q-Tel, Inc. Contingently Convertible Promissory Note — On October 22, 2021, the Company issued an unsecured convertible promissory note to In-Q-Tel, Inc. (“IQT”) in the amount of $250,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock with gross proceeds to the Company of at least $10,000,000, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021 added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows IQT to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, the Company entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bears interest at 13% per annum and is payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and is presented as a debt discount. There is also a 5% exit fee totaling $750,000 is payable at the maturity date and is being accrued over the note term. If the merger with CleanTech occurs prior to the maturity date, then within three days of the consummation of the merger, the note is due in full including all accrued and unpaid interest and fees. The outstanding principal balance of the note was $14,708,333 at December 31, 2021 and its effective interest rate is approximately 17.7%.

Accounting Extinguishments of Debt — The December 16, 2021 modifications of the five contingently convertible notes discussed above were treated as extinguishments of debt for accounting purposes because the conversion options were considered substantive. A loss on the extinguishment of debt totaling $9,484,113 was recognized for the difference between the carrying amounts of the notes and their fair values as of the modification date. Because the fair values of the notes included a substantial premium above their face values and the contingently convertible options did not require bifurcation, the premium was recorded to additional paid-in capital.

The fair values of the contingently convertible notes were determined by an independent valuation specialist whose model considered the stated terms of the notes, the Company’s effective borrowing rate for debt having similar terms and valuation of each of the convertible options. The conversion options were valued using the Black-Scholes option pricing model with the following inputs:

Expected volatility	55.4%
Expected term (years)	1.04
Risk-free interest rate	0.38%
Dividend yield	0.0%
Publicly traded price of CleanTech common stock	$10.00
Estimated fair value of Nauticus common stock	$35.52

Since there is no public market for the Company’s common stock, the expected volatility was determined based on a peer group of publicly traded companies. In evaluating similarity of this peer group, the Company considered factors such as stage of development, risk profile, enterprise value and position within the industry. The risk-free rate was based on the U.S. Treasury yield curve in effect at the modification date for the time until maturity of the notes. The Company assumed the expected dividends to be zero as it has never paid dividends and at the modification

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

4. Notes Payable (cont.)

date had no plans to do so. We used the publicly traded price of Cleantech’s common stock at the modification date in valuing the conversion option in the event the merger is consummated. In valuing the conversion option should additional financing be completed, we used the estimated fair value of Nauticus’ common stock.

The Company referenced its recent term loan borrowing with RCB to estimate its effective borrowing rate for debt having similar terms. The effective rate used was 17.7%.

The fair values of each component of the contingently convertible notes were probabilistically weighted to determine the overall fair value of each note. This probability weighting considered the likelihood that the planned merger of Nauticus and Cleantech will be completed, the probability of additional financing as well as the probability of a cash repayment of the notes at maturity if the conversion options are not exercised.

5. SBA Paycheck Protection Program Loan

On April 17, 2020, the Company received proceeds from a Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) Loan in the amount of $1,578,500 from Frost Bank, as lender, pursuant to the Coronavirus Aid, Relief, and Economic Security Act. The purpose of the PPP was to encourage the continued employment of workers. On February 5, 2021, the Company received proceeds from a second PPP Loan in the amount of $1,578,500 from Frost Bank, as lender. Both PPP Loans had an interest rate of 1% per annum and a five-year maturity. Under the terms of the PPP Loans, all or a portion of the principal and accrued interest thereon was forgivable by the SBA.

The Company accounted for the PPP Loans as in-substance government grants because it expected to meet the PPP Loans eligibility criteria and concluded that the loans represented, in substance, grants that were expected to be forgiven. Proceeds from the PPP Loans were initially recognized as a deferred income liability.

During the period from loan funding through December 31, 2020, the Company used the first PPP Loan proceeds for eligible payroll expenses, lease, and interest payments. Accordingly, we recognized $1,578,500 as other income in the statements of operations for the year ended December 31, 2020. In 2021, the Company used the proceeds from the second PPP loan for eligible payroll expenses, lease, and interest payments. Accordingly, we recognized $1,578,500 as other income in the statements of operations for the year ended December 31, 2021.

The Company’s application for forgiveness of the first PPP Loan’s principal and accrued interest was approved in full by the SBA on May 20, 2021 and the second PPP Loan’s principal and accrued interest was approved in full by the SBA on August 16, 2021.

6. Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation.

The operating lease includes a leasehold improvement obligation of $190,650 which bears interest at 8% and matures on April 30, 2024. The balance of this obligation was $96,375 and $133,070 as of December 31, 2021 and 2020, respectively, and is included in operating lease liabilities in the balance sheets.

Total operating lease expense, which is accounted for in cost of revenue, was as follows:

	Years ended December 31,
	2021	2020
Fixed lease expense	$275,485	$348,703
Variable lease expense	180,818	192,505
Total	$456,303	$541,208

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

6. Leases (cont.)

Future minimum lease payments as of December 31, 2021 were as follows:

2022	$363,551
2023	357,968
2024	120,912
Total lease payments	842,431
Less imputed interest	(21,625)
Total	$820,806

7. Commitments and Contingencies

Litigation — From time to time, the Company may be subject to litigation and other claims in the normal course of business. No amounts have been accrued in the financial statements with respect to any matters.

8. Income Taxes

No amounts were recorded for income tax expense during the years ended December 31, 2021 or 2020. A reconciliation of the expected statutory federal tax and the total income tax expense was as follows:

	Year Ended December 31,
	2021	2020
Federal statutory rate	$(3,176,802)	$(1,510,748)
State income taxes, net	—	—
Change in valuation allowance	3,783,112	2,218,615
PPP Loans forgiveness	(331,485)	(331,485)
Research & development tax credit	(282,774)	(379,073)
Other, net	7,949	2,691
Total income tax expense	$—	$—

The tax effect of temporary differences that gave rise to significant components of deferred tax assets and liabilities consisted of the following:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$6,645,145	$5,261,805
R&D tax credit carryforward	1,616,415	1,333,641
Charitable contributions carryover	20,469	25,568
Contract liabilities	61,696	—
Convertible notes	1,991,664	—
Stock-based compensation	318,322	228,333
Total deferred tax assets	10,653,711	6,849,347

Deferred tax liabilities:
Contract assets	(18,769)	—
Depreciation	(17,347)	(14,864)
Net deferred tax asset before valuation allowance	10,617,595	6,834,483
Valuation allowance	(10,617,595)	(6,834,483)
Net deferred tax asset	$—	$—

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

8. Income Taxes (cont.)

The Company has federal net operating loss carryforwards of approximately $31.6 million at December 31, 2021, of which about $646,000 begin to expire in 2035 and the remainder have no expiration. The Company has recorded a full valuation allowance against its net deferred tax assets due to recurring net losses.

9. Equity

Common Stock — A total of 680,600 shares of common stock remain outstanding at December 31, 2021.

Series A Preferred Stock — The Company has 334,800 shares of Series A Preferred Stock outstanding. Each share of the Series A Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $8.96 for each share of Series A Preferred Stock. The Series A Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series A Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series A Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Series B Preferred Stock — The Company has 725,426 shares of Series B Preferred Stock outstanding. Each share of the Series B Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $27.57 for each share of Series B Preferred Stock. The Series B Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series B Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series B Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Common Stock Repurchase Agreements — The Company entered into agreements with its stockholders and option holders for the repurchase at the Company’s option of up to 950,000 shares of outstanding common stock at prices based upon agreed valuation formulas. The Company is not obligated to make such repurchases but may exercise its rights under these agreements at any time on or after the separation or retirement of the stockholder from employment at the Company. Repurchased shares are held as treasury shares at their cost. The payment for repurchased shares is, at the Company’s option, either (a) made in full at the time of repurchase, or (b) made over a 24-month period.

Stock-Based Compensation — The Company has a stock-based compensation plan under which stock options may be granted as incentive compensation. At December 31, 2021, no shares were available under the current plan for future award.

Options vest assuming continuous service to the Company with 25% of the options vesting one year after grant and the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of grant. During the vesting period, the participants have voting rights, but the options may not be sold, assigned, transferred, pledged, or otherwise encumbered. Unvested shares are forfeited upon termination of employment and vested shares may be repurchased by the Company at its option.

Compensation expense for stock option grants is recognized based on the fair value at the date of grant using the Black-Scholes option pricing model.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

9. Equity (cont.)

The following inputs were used to calculate the fair value of the options as of the date of each grant:

	Years ended December 31,
	2021	2020
Expected volatility	52.7%	50.0%
Expected term (years)	6.25	6.25
Risk-free interest rate	1.3%	1.1%
Expected dividends	0.0%	0.0%

Since there is no public market for the Company’s common stock, the expected volatility for options was determined based on a peer group of publicly traded companies. In evaluating similarity of this peer group, the Company considered factors such as stage of development, risk profile, enterprise value and position within the industry. The Company used the “simplified method” for estimating the expected term of options, which is the average of the weighted-average vesting period and contractual term of the option. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the stock options. The Company assumed the expected dividends to be zero as it has never paid dividends and at the grant date of the options had no plans to do so.

Stock-based compensation expense totaled $425,580 in 2021 and $417,303 in 2020 and was booked in general and administrative expense. As of December 31, 2021, there was $1,995,104 of total unrecognized compensation cost related to options to be recognized over a remaining weighted average period of 25.8 months.

The following table summarizes options outstanding, as well as activity for the periods presented:

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	152,450	$10.27	$22.07	$835,974
Granted	29,600	$11.55	$23.78
Forfeited	(3,200)	$13.26	$27.57
Cancelled	(13,750)	$4.80	$17.68
Outstanding as of December 31, 2020	165,100	$10.90	$22.63	$779,457
Granted	121,398	$15.63	$27.57
Exercised	(2,200)	$6.66	$16.00
Cancelled	(6,450)	$11.09	$26.67
Outstanding as of December 31, 2021	277,848	$12.99	$24.75	$2,992,895

The total intrinsic value of all options exercised during the years ended December 31, 2021 and 2020 was $42,944 and $0, respectively. The intrinsic value of all options outstanding at December 31, 2021 and 2020 was $2,992,895 and $779,457, respectively. The intrinsic value of all exercisable options at December 31, 2021 and 2020 was $1,678,662 and $369,699, respectively.

Proceeds from option exercises under the stock option plan for the years ended December 31, 2021 and December 31, 2020 were $35,200 and $0, respectively. The tax benefit realized from stock-based compensation was $16,410 and $0 for the years ended December 31, 2021 and December 31, 2020, respectively. Realization of this amount is dependent on the generation of future taxable income.

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

9. Equity (cont.)

The following tabulation summarizes certain information related to outstanding and exercisable options at December 31, 2021:

	Options Outstanding			Options Exercisable
Range of Exercisable Prices	As of December 31, 2021	Weighted Average Remaining Contractual Life In Years	Weighted Average Exercise Price	As of December 31, 2021	Weighted Average Exercise Price
$ 8.96 – $ 16.00	43,750	4.64	$12.21	43,750	$12.21
20.81 – 27.57	234,098	8.55	27.09	78,196	27.09
$ 8.96 – $ 27.57	277,848	7.93	$24.75	121,946	$23.19

The remaining weighted average contractual life of exercisable options at December 31, 2021 was 6.1 years.

10. Employee Benefit Plan

Nauticus offers a 401(k) plan which permits eligible employees to contribute portions of their compensation to an investment trust. The Company makes contributions to the plan totaling 3% of employees’ gross salaries and such contributions vest immediately. The 401(k) plan provides several investment options, for which the employee has sole investment discretion. The Company’s cost for the 401(k) plan was $210,945 and $218,635 at December 31, 2021 and 2020, respectively.

11. Related Party Transactions

Contingently Convertible Promissory Notes — In 2020, Nauticus issued convertible promissory notes to Schlumberger and Transocean, each with an amount of $1,500,000. These notes were modified in December 2021. As of December 31, 2021, Schlumberger N.V. owned 29.7% and Transocean Ltd. owned 31.3% of the voting stock of Nauticus. See Note 4 for more information about the contingently convertible notes.

Revenue and Accounts Receivable — Revenue from Transocean Ltd. for contract services and products totaled $494,835 and $809,811 in 2021 and 2020, respectively. Accounts receivable included $39,225 and $62,773 outstanding from Transocean Ltd. at December 31, 2021 and 2020, respectively.

12. Earnings (Loss) Per Share

The following table is a calculation of the earnings (loss) per basic and diluted share:

	December 31,
	2021	2020
Numerator
Net loss	$(15,127,629)	$(7,194,038)
Denominator
Weighted average shares used to compute basic EPS	678,406	678,400
Dilutive effect of stock-based awards	—	—
Weighted average shares used to compute diluted EPS	678,406	678,400

Loss per share
Basic	$(22.30)	$(10.60)
Diluted	$(22.30)	$(10.60)

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

12. Earnings (Loss) Per Share (cont.)

Diluted earnings (loss) per share for 2021 and 2020 excludes 277,848 and 165,100 options to purchase common shares, respectively, along with the shares related to the contingently convertible debt, because their effect would be anti-dilutive.

13. Subsequent Events

In preparing the financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through April 27, 2022, the date the financial statements were available for issuance.

Form S-4 Registration Filing — On January 31, 2022, CleanTech announced that it has filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission. The filing includes a preliminary proxy statement/prospectus in connection with Nauticus’ proposed business combination with CleanTech. The transaction, which has been approved by the Nauticus Board of Directors and the CleanTech Board of Directors, is expected to close in May 2022. The transaction remains subject to approval by Nauticus and CleanTech shareholders and other customary closing conditions (including receipt of required regulatory approvals).

Diverse Marine Ltd. Construction Agreement — On February 14, 2022, Nauticus signed an agreement with Diverse Marine Ltd. (“Diverse Marine”) by which Diverse Marine will construct two marine vessels for Nauticus, the Hydronaut 2 and the Hydronaut 3. The purchase price for the Hydronaut 2 is $4.3 million and Nauticus is expected to take delivery in February, 2023. The purchase price for the Hydronaut 3 is $4.2 million and Nauticus is expected to take delivery in March, 2023. Both agreements require payment in Great British Pounds as certain milestones are met over the duration of the construction period.

Kongsberg Maritime AS Agreement — During March 2022, Nauticus signed an agreement with Kongsberg Maritime AS (“Kongsberg”) by which Kongsberg will design and construct two Launch and Recovery Systems (LARS) for the Nauticus’ Aquanaut, each to be fitted to two Hydronauts built by Diverse Marine. The two LARS are referred to in the Diverse Marine Ltd. Construction Agreement as “Free Issue” equipment that Nauticus is required to provide to Diverse Marine as part of the Hydronaut construction process. The purchase price for the LARS 1 is $1.1 million and Nauticus is expected to take delivery in January, 2023. The purchase price for the LARS 2 is $0.8 million and Nauticus is expected to take delivery in January, 2023. Both agreements require payment in NOK. A copy of the agreement is included here as Exhibit 10.30.

iXBlue, Inc Agreement — During 2022, Nauticus signed an agreement with iXBlue, Inc. (“iXBlue”) by which iXBlue will construct a Drix USV for Nauticus, The purchase price for the Drix USV is $1.7 million and Nauticus is expected to take delivery in Q4 2022.

Capital Markets advisory services related to Cleantech Acquisition — In order to broaden Nauticus’ reach to additional potential investors, parties have entered into a few letter agreements with investment banks for their capital markets advisory services.

Pursuant to a letter agreement dated February 28, 2022 with Lake Street Capital Markets (“Lake Street”), Nauticus has agreed to pay Lake Street a non-refundable retainer of $350,000 within ten days following the closing of the Business Combination for Lake Street’s capital markets advisory services which include, among other things, (i) providing advice and assistance to CLAQ in evaluating its capital raising strategies and alternatives; (ii) assisting CLAQ in refining and communicating its investor presentation; and (iii) working and coordinating with CLAQ’s investors relations resources to conduct a non-deal investor roadshow in the U.S. and solicit, and analyse investors’ feedback.

Pursuant to a letter agreement dated March 23, 2022 with Cowen and Company, LLC (“Cowen”), Nauticus has agreed to pay Cowen an advisory fee of $1,750,000 (the “Business Combination Fee”) upon closing of the Business Combination for its capital market advisory services which include, among other things, (i) familiarizing itself with the business, properties and operation of each of CLAQ and Nauticus; (ii) advising Nauticus on investor outreach,

Nauticus Robotics, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2021 and 2020

13. Subsequent Events (cont.)

assisting Nauticus in scheduling and arranging meetings with current and potential holders of its securities; and (iii) assisting Nauticus in formulating a marketing strategy for the Business Combination. If this agreement with Cowen is terminated, the Business Combination Fee will still be payable if a business combination is consummated within twelve months from the date of the termination of the agreement (the “Residual Period”). If during the term of this agreement with Cowen or the Residual Period, Nauticus proposes to affect any restructuring, acquisition or disposition, or certain sales of securities, Nauticus has agreed to engage Cowen and offer Cowen no less than 35% of the total economics for any such capital raising transaction.

Pursuant to an amended and restated letter agreement dated April 25, 2022 with Coastal Equities, Inc. (“Coastal”), Nauticus has agreed to pay Coastal a cash fee of $7,600,000 (“Cash Fee”) upon closing of the Business Combination or any other transaction defined as a “Sale” of Nauticus pursuant to the letter agreement in return for Coastal’s financial advisory services which include, among other things, (i) facilitating potential purchasers’ or financing participants’ due diligence investigation; (ii) performing valuation analyses; (iii) identifying opportunities for the Sale of Nauticus; and (iv) as requested by Nauticus, participating on Nauticus’ behalf in negotiations concerning such Sale. If this letter agreement with Coastal is terminated, the Cash Fee will still be payable if the Sale of Nauticus occurs within 9 months from March 29, 2022, the effective date of the letter agreement.

* * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Nauticus Robotics, Inc.

Results of Review of Interim Financial Statements

We have reviewed the condensed balance sheet of Nauticus Robotics, Inc. as of June 30, 2022, and the related condensed statements of operations, changes in stockholders’ equity (deficit), and cash flows for the three-month and six-month periods ended June 30, 2022 and 2021, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the balance sheet of Nauticus Robotics, Inc. as of December 31, 2021, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2022, except for Note 13, as to which the date is April 27, 2022, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These financial statements are the responsibility of the entity’s management. We conducted our reviews in accordance with the standards of the PCAOB. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ Whitley Penn LLP

Houston, Texas
August 10, 2022, except for Note 11, as to which the date is September 6, 2022

NAUTICUS ROBOTICS, INC.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2022	December 31, 2021
	Unaudited
Assets
Current Assets
Cash and cash equivalents	$7,962,254	$20,952,867
Restricted certificate of deposit	251,236	251,236
Accounts receivable, net	1,605,152	794,136
Inventories	2,380,429	—
Contract assets	953,960	893,375
Other current assets	1,437,561	277,444
Total Current Assets	14,590,592	23,169,058

Property and equipment, net	6,238,247	1,437,311
Right-of-use asset – operating lease	425,551	513,763
Other assets	247,209	47,240
Total Assets	$21,501,599	$25,167,372

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$3,715,184	$1,400,514
Accrued payroll	463,279	411,008
Accrued interest	1,263,490	703,544
Other accrued liabilities	151,551	90,000
Contract liabilities	—	373,791
Operating lease liabilities – current	396,012	353,598
Notes payable – current	25,058,179	10,250,000
Notes payable, related parties – current	3,000,000	3,000,000
Total Current Liabilities	34,047,695	16,582,455
Operating lease liabilities – long-term	269,412	467,208
Notes payable – long-term	—	14,708,333
Other liabilities	268,093	20,833
Total Liabilities	34,585,200	31,778,829

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Series A preferred stock, $0.01 par value; 334,800 shares authorized, issued, and outstanding	3,348	3,348
Series B preferred stock, $0.01 par value; 725,426 shares authorized, issued, and outstanding	7,254	7,254
Common stock, $0.01 par value; 10,000,000 shares authorized, 952,200 and 952,200 shares issued, respectively, and 680,600 and 680,600 shares outstanding, respectively	9,522	9,522
Treasury stock, at cost; 271,600 shares	(944,927)	(944,927)
Additional paid-in capital	34,546,691	34,157,877
Accumulated deficit	(46,705,489)	(39,844,531)
Total Stockholders’ Equity (Deficit)	(13,083,601)	(6,611,457)

Total Liabilities and Stockholders’ Equity (Deficit)	$21,501,599	$25,167,372

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue
Service	$2,796,159	$793,213	$5,032,124	$954,691
Service – related party	193,400	176,113	193,400	317,378
Total revenue	2,989,559	969,326	5,225,524	1,272,069

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	2,540,062	1,463,369	4,439,223	2,162,257
Depreciation and amortization	117,086	86,785	228,405	174,501
Research and development	583,870	466,824	1,851,282	1,669,542
General and administrative	2,271,138	637,169	3,917,179	1,296,875
Total costs and expenses	5,512,156	2,654,147	10,436,089	5,303,175

Operating loss	(2,522,597)	(1,684,821)	(5,210,565)	(4,031,106)

Other expense (income)
Other income, net	(19,301)	(686,735)	(5,241)	(1,574,888)
Interest expense, net	853,660	76,825	1,655,634	138,375
Total other (income) expense, net	834,359	(609,910)	1,650,393	(1,436,513)
Net loss	$(3,356,956)	$(1,074,911)	$(6,860,958)	$(2,594,593)

Earnings (loss) per common share
Basic	$(4.93)	$(1.58)	$(10.08)	$(3.82)
Diluted	$(4.93)	$(1.58)	$(10.08)	$(3.82)

Basic weighted average shares outstanding	680,600	678,400	680,600	678,400
Diluted weighted average shares outstanding	680,600	678,400	680,600	678,400

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,213,006	$(24,716,902)	$(1,428,721)
Stock-based compensation	—	—	—	—	—	—	—	107,794	—	107,794
Net loss	—	—	—	—	—	—	—	—	(1,519,682)	(1,519,682)

Balance at March 31, 2021	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,320,800	$(26,236,584)	$(2,840,609)

Stock-based compensation	—	—	—	—	—	—	—	100,570	—	100,570
Net loss	—	—	—	—	—	—	—	—	(1,074,911)	(1,074,911)

Balance at June 30, 2021	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,421,370	$(27,311,495)	$(3,814,950)

Balance at December 31, 2021	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,157,877	$(39,844,531)	$(6,611,457)
Stock-based compensation	—	—	—	—	—	—	—	200,157	—	200,157
Net loss	—	—	—	—	—	—	—	—	(3,504,002)	(3,504,002)

Balance at March 31, 2022	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,358,034	$(43,348,533)	$(9,915,302)

Stock-based compensation	—	—	—	—	—	—	—	188,657	—	188,657
Net loss	—	—	—	—	—	—	—	—	(3,356,956)	(3,356,956)

Balance at June 30, 2022	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,546,691	$(46,705,489)	$(13,083,601)

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(6,860,958)	$(2,594,593)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	228,405	174,501
Stock-based compensation	388,814	208,364
Amortization of debt discount	347,106	—
Noncash impact of lease accounting	88,212	79,961
Other income – PPP Loan	—	(1,578,500)
Changes in operating assets and liabilities:
Accounts receivable	(811,016)	54,908
Inventories	(2,380,429)	—
Contract assets	(60,585)	(226,414)
Other assets	(1,360,086)	180,346
Accounts payable and accrued liabilities	1,039,296	315,312
Contract liabilities	(373,791)	(285,156)
Operating lease liabilites	(155,382)	(140,786)
Net cash from operating activities	(9,910,414)	(3,812,057)

Cash Flows From Investing Activities
Additions to property and equipment	(3,080,199)	(3,008)
Net cash from investing activities	(3,080,199)	(3,008)

Cash Flows From Financing Activities
Proceeds from PPP Loan	—	1,578,500
Proceeds from notes payable	—	5,000,000
Payments of note payable	—	(239,244)
Net cash from financing activities	—	6,339,256

Net change in cash and cash equivalents	(12,990,613)	2,524,191

Cash and cash equivalents, beginning of period	20,952,867	3,298,180
Cash and cash equivalents, end of period	$7,962,254	$5,822,371

Supplemental disclosure of cash flow information
Cash paid for interest	$761,189	$49,133
Cash paid for taxes	$—	$—

Supplemental non-cash investing actives
Additions of property and equipment included in accounts payable	$1,949,142	$—

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

1. Description of the Business

Nauticus Robotics, Inc. (“Nauticus”, “Company”, “our”, or “we”) was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014 in the State of Texas. Effective November 24, 2021, the Company changed its legal name to Nauticus Robotics, Inc. Nauticus’ principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of ocean robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection. This offering permits significant operational flexibility and cost savings over the methods currently employed in the marketplace.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2021. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Liquidity — The Company has had recurring losses and negative cash flows since inception. As such, the Company has been dependent on debt and equity funding to meet its development efforts. The Company continues to develop its principal products and conducts extensive research and development activities. At June 30, 2022, the Company’s current liabilities exceeded its current assets by $19,457,103.

On October 15, 2021, the Company signed a purchase order with Triumph Subsea Construction Limited (Customer) for the sale of four Aquanaut systems over a period from September 2022 through January 2025 for a total of $54.2 million. In the second quarter of 2022, the milestone payment terms with Triumph Subsea Construction Limited were renegotiated. This renegotiation has resulted in a shift of the first payment from the second quarter of 2022 to the third quarter of 2022. The Company has begun construction of these products and is scheduled to deliver the first Aquanaut system under this contract in the fourth quarter of 2022.

On December 16, 2021, Nauticus entered into a merger agreement with CleanTech Acquisition Corporation (“CleanTech”), a special purpose acquisition company (“SPAC”). In this agreement, Nauticus agreed to a business combination that is intended to lead to its public stock listing on the NASDAQ in August 2022. CleanTech brings approximately $260 million in sponsored investment and public investment in private equity funding to the business combination. Although this level of funding is potentially available, a threshold of $50 million has been established in the merger documents as the minimum cash position for internal planning purposes.

Management believes that with the revenue from its existing and new contracts, the ability to reduce costs as necessary, and the pending merger with CleanTech, the Company will have sufficient cash from operations to meet its obligations for at least one year from the issuance date of this report.

2. Summary of Significant Accounting Policies

Basis of Presentation — These interim condensed financial statements are unaudited. Certain disclosures have been condensed or omitted from these financial statements. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements and should be read in conjunction with the audited December 31, 2021, financial statements and notes.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for, all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the condensed financial statements and disclosures of contingencies. Actual results may differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the financial statements and noted thereto for the year ended December 31, 2021. The results of the operations for the period ended June 30, 2022 are not necessarily indicative of the operating results that may be expected for a full year. The condensed balance sheet as of December 31, 2021 contains financial information taken from the audited financial statements as of that date.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) estimates of future costs to complete customer contracts recognized over time, (ii) valuation allowances for deferred income tax assets, and (iii) valuation of stock-based compensation award. Actual results could differ from those estimates.

Fair Value Measurements — The estimated fair values of accounts receivable, contract assets, accounts payable, accrued expenses, and indebtedness with unrelated parties approximate their carrying amounts due to the relatively short maturity or time to maturity of these instruments. Notes payable with related parties may not be arms-length transactions and therefore, may not reflect fair value.

The Company’s non-financial assets measured at fair value on non-recurring basis include stock-based compensation awards. These are considered Level 3 measurements as they involve significant unobservable inputs.

Inventories — Inventories consist of raw materials and work in process used in the construction and installation of a portfolio of ocean robotics systems technology products that include the Aquanaut and Olympic Arm. Raw materials consist of composite marine structures, commercial off- the-shelf or COTS, batteries, and hardware and electrical components. Work in progress inventories consists of raw materials and labor for construction of projects. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company periodically reviews inventories for specifically identifiable items that are unusable or obsolete based on assumptions about future demand and market conditions. Based on this evaluation, the Company makes provisions for unusable and obsolete inventories in order to write inventories down to their net realizable value.

Inventories consist of the following:

	June 30, 2022	December 31, 2021
Raw material and supplies	$520,274	$—
Work in progress	1,860,155	—
Finished goods	—	—
Total inventories	$2,380,429	$—

Revenue — The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

fee or firm fixed fee) or product sales and typically have terms of up to 18 months. The Company has no product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution the Company developed, which has been phased out as of March 31, 2022.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. The products and services in our contracts are typically not distinct from one another. Accordingly, our contracts are typically accounted for as one performance obligation.

The Company’s performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on the Company’s results of operations.

The components of revenue are as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cost plus fixed fee	$2,212,061	$969,326	$3,635,320	$1,272,069
Firm fixed-price	399,165	—	833,537
Firm fixed-price-vehicle lease	378,333	—	756,667	—
Total	$2,989,559	$969,326	$5,225,524	$1,272,069

Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

In June 2021, Nauticus Robotics signed a Subcontractor Agreement with an unrelated third party to provide engineering, design, development and other services which also includes a lease for an Aquanaut vehicle (“Vehicle Lease”). The Vehicle Lease is for a total of $2,270,000, or $126,111 per month for 18 months. Service revenue recognized for the equipment rental income for the three and six months ended June 30, 2022, was $378,333 and $756,667, respectively. The Company comparably recorded no revenue for the three and six months ended June 30, 2021.

The lease is an operating lease as defined by accounting standards codification 842 for Leases, and revenue is recognized on a straight-line basis over the lease term. The estimated future revenue under the vehicle lease is as follows:

Minimum Future Rental Income Year ended December 31, 2022	Amount
2022 (remainder)	$756,667
Thereafter	—
Total	$756,667

Performance obligations for product sales typically are satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

Unfulfilled Performance Obligations

As of June 30, 2022, we expect to recognize approximately $61.7 million of revenue in future periods from unfulfilled performance obligations from existing contracts with customers including $54.2 million that relates to the Triumph Subsea Construction Purchase Order as described in Note 1.

Set forth below is a table summarizing the expected revenue from our remaining performance obligations:

	Expected Revenue from Unfulfilled Performance Obligations by Period
($ in millions)	Total	Remainder of 2022	2023	2024	2025
Unfulfilled performance obligations:
Triumph Subsea Construction Limited	$54.2	$7.7	$19.4	$13.6	$13.5
All other performance obligations	7.5	5.7	1.8	—	—
Total unfulfilled performance obligations	$61.7	$13.4	$21.2	$13.6	$13.5

If any of our contracts were to be modified or terminated, the expected value of the unfilled performance obligations of such contracts would be reduced.

Accounts receivable, net, at June 30, 2022 totaled $1,605,152 due from customers for contract billings and is expected to be collected within the next three to six months. At December 31, 2021, accounts receivable, net, totaled $794,136. The increase in accounts receivable at June 30, 2022 as compared with December 31, 2021 corresponds to the higher revenue recognized in 2022 from new customer contracts. At June 30, 2022 and December 31, 2021 allowances for doubtful accounts included in accounts receivable totaled $17,827 and $0, respectively. Bad debt expense was $0 and of $17,827, respectively for the three months and six months period ended June 30, 2022. There was no bad debt expense recorded for the three months and six months period ended June 30, 2021.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract assets increased $60,585 in the first six months of 2022, primarily due to the timing of the billing for the recognition of revenue related to the satisfaction or partial satisfaction of performance obligations.

Contract liabilities include billings in excess of revenue recognized and accrual of certain contract obligations. The Company did not record any contract liabilities at June 30, 2022. Contract liabilities at December 31, 2021 included $306,791 of billings in excess of revenue recognized and $67,000 for contract completion obligations associated with a customer contract for a modified Aquanaut vehicle. These amounts were recognized in the statements of operations during the six months ended June 30, 2022.

Capitalized Interest — The Company capitalizes interest costs incurred to work in process during the related construction periods. Capitalized interest is charged to cost of revenue when the related completed project is delivered to the buyer. During the three months and six months period ended June 30, 2022, the Company incurred $913,614 and $1,754,908 of interest expense, respectively. For the six months period ended June 30, 2022, the Company recognized $1,669,701 in interest expense, net in the statement of earnings and the remainder of interest expense of $85,207 was capitalized to work in process attributable to inventories and property and equipment. During the six-month period ended June 30, 2021, the Company incurred $138,375 of interest, all of which was included in interest expense, net in the condensed statement of operations.

Earnings (Loss) per Share — Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional shares of common stock that could have been outstanding assuming the exercise of stock options and conversion of convertible debt.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

Major Customer and Concentration of Credit Risk — The Company has a limited number of customers. During the three months and six months ended June 30, 2022, sales to one customer accounted for 84% and 89% of total revenue, respectively. The total balance due from this customer as of June 30, 2022, made up 80% of accounts receivable. During the three months ended June 30, 2021, sales to two customers accounted for 82% and 18% of total revenue, respectively. During the six months ended June 30, 2021, sales to two customers accounted for 75% and 25% of total revenue, respectively. The total balances due from these customers as of December 31, 2021, made up 86% of accounts receivable. No other customer represented more than 10% of revenue in either six or three month period.

Reclassifications — Financial statements presented for prior periods include reclassifications that were made to conform to the current-period presentation.

Recent Accounting Pronouncements — In June 2016, the FASB issued ASU2016-13, Financial Instruments — Credit Losses, which replaces the existing incurred loss impairment model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted this standard on January 1, 2022. There was no impact from the adoption of this standard on the Company’s financial statements.

There are no other new accounting pronouncements that are expected to have a material impact on the Company’s financial statements.

3. Property and Equipment

Property and equipment consisted of the following:

	Useful Life (years)	June 30, 2022	December 31, 2021
Leasehold improvements	5.1	$789,839	$789,839
Property & equipment	5	1,396,293	1,216,609
Technology	5	1,154,357	773,535
Work in progress		4,619,055	150,220
Total		7,959,544	2,930,203
Less accumulated depreciation		(1,721,297)	(1,492,892)
Total property and equipment, net		$6,238,247	$1,437,311

4. Notes Payable

Notes payable consisted of the following:

	June 30, 2022	December 31, 2021
Schlumberger Technology Corp. contingently convertible promissory note	$1,500,000	$1,500,000
Transocean Inc. contingently convertible promissory note	1,500,000	1,500,000
Goradia Capital LLC contingently convertible promissory note	5,000,000	5,000,000
Material Impact Fund II, LP contingently convertible promissory note	5,000,000	5,000,000
In-Q-Tel, Inc. contingently convertible promissory note	250,000	250,000
RCB Equities #1, LLC term loan credit agreement	14,808,179	14,708,333
Total	28,058,179	27,958,333
Less: current portion, unrelated parties	(25,058,179)	(10,250,000)
current portion, related parties	(3,000,000)	(3,000,000)
Total notes payable – long-term	$—	$14,708,333

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

4. Notes Payable (cont.)

Schlumberger Technology Corp. Contingently Convertible Promissory Note — In July 2020, the Company issued an unsecured convertible promissory note to Schlumberger Technology Corp. (“Schlumberger”), a related party. There were two advances of $750,000 each under the note made by Schlumberger upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 4.25% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before an event of default or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Schlumberger to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Transocean Inc. Contingently Convertible Promissory Note — In December 2020, the Company issued an unsecured convertible promissory note to Transocean Inc. (“Transocean”), a related party. There was one advance of $1,000,000 and another of $500,000 under the note made by Transocean upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs prior to the earlier of an event of default or December 31, 2022, outstanding principal balance and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Transocean to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Goradia Capital, LLC Contingently Convertible Promissory Note — On June 19, 2021, the Company issued an unsecured convertible promissory note to Goradia Capital, LLC (“Goradia”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of June 19, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Goradia to convert the outstanding principal and unpaid accrued interest on the promissory note into Nauticus common shares at a conversion price of $35.52 per share.

Material Impact Fund II, L.P. Contingently Convertible Promissory Note — On August 3, 2021, the Company issued an unsecured convertible promissory note to Material Impact Fund II, L.P. (“MIF”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

4. Notes Payable (cont.)

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows MIF to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

In-Q-Tel, Inc. Contingently Convertible Promissory Note — On October 22, 2021, the Company issued an unsecured convertible promissory note to In-Q-Tel, Inc. (“IQT”) in the amount of $250,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock with gross proceeds to the Company of at least $10,000,000, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows IQT to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, the Company entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bears interest at 13% per annum and is payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and is presented as a debt discount. There is also a 5% exit fee totaling $750,000 is payable at the maturity date and is being accrued over the note term. If the merger with CleanTech occurs prior to the maturity date, then within three days of the consummation of the merger, the note is due in full including all accrued and unpaid interest and fees. The outstanding principal balance of the note was $14,808,179 at June 30, 2022 and its effective interest rate is approximately 17.7%.

5. Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

5. Leases (cont.)

The operating lease includes a leasehold improvement obligation of $190,650 which bears interest at 8% and matures on April 30, 2024. The balance of this obligation was $76,879 and $96,375 as of June 30, 2022, and December 31, 2021, respectively, and is included in operating lease liabilities in the balance sheets.

Total operating lease expense, which is accounted for in cost of revenue, was as follows:

	For the three months ended, June 30,		For the six months ended, June 30,
	2022	2021	2022	2021
Fixed lease expense	$69,190	$71,106	$136,881	$138,602
Variable lease expense	43,008	47,294	89,016	91,802
Total	$112,198	$118,400	$225,897	$230,404

6. Commitments and Contingencies

Litigation — From time to time, the Company may be subject to litigation and other claims in the normal course of business. No amounts have been accrued in the financial statements as of June 30, 2022, with respect to any matters.

The Company would be committed to pay the following advisory fees to investment banks related to Cleantech Acquisition listed below upon closing of the business combination.

Capital Markets Advisory Services Related to Cleantech Acquisition — In order to broaden Nauticus’ reach to additional potential investors, parties have entered into a few letter agreements with investment banks for their capital markets advisory services.

Pursuant to a letter agreement dated February 28, 2022 with Lake Street Capital Markets (“Lake Street”), Nauticus has agreed to pay Lake Street a non-refundable retainer of $350,000 within ten days following the closing of the Business Combination for Lake Street’s capital markets advisory services which include, among other things, (i) providing advice and assistance to CLAQ in evaluating its capital raising strategies and alternatives; (ii) assisting CLAQ in refining and communicating its investor presentation; and (iii) working and coordinating with CLAQ’s investors relations resources to conduct a non-deal investor roadshow in the U.S. and solicit, and analyse investors’ feedback.

Pursuant to a letter agreement dated March 23, 2022 with Cowen and Company, LLC (“Cowen”), Nauticus has agreed to pay Cowen an advisory fee of $1,750,000 (the “Business Combination Fee”) upon closing of the Business Combination for its capital market advisory services which include, among other things, (i) familiarizing itself with the business, properties and operation of each of CLAQ and Nauticus; (ii) advising Nauticus on investor outreach, assisting Nauticus in scheduling and arranging meetings with current and potential holders of its securities; and (iii) assisting Nauticus in formulating a marketing strategy for the Business Combination. If this agreement with Cowen is terminated, the Business Combination Fee will still be payable if a business combination is consummated within twelve months from the date of the termination of the agreement (the “Residual Period”). If during the term of this agreement with Cowen or the Residual Period, Nauticus proposes to affect any restructuring, acquisition or disposition, or certain sales of securities, Nauticus has agreed to engage Cowen and offer Cowen no less than 35% of the total economics for any such capital raising transaction.

Pursuant to an amended and restated letter agreement dated April 25, 2022 with Coastal Equities, Inc. (“Coastal”), Nauticus has agreed to pay Coastal a cash fee of $7,600,000 (“Cash Fee”) upon closing of the Business Combination or any other transaction defined as a “Sale” of Nauticus pursuant to the letter agreement in return for Coastal’s financial advisory services which include, among other things, (i) facilitating potential purchasers’ or financing participants’ due diligence investigation; (ii) performing valuation analyses; (iii) identifying opportunities for the Sale of Nauticus; and (iv) as requested by Nauticus, participating on Nauticus’ behalf in negotiations concerning such Sale. If this letter agreement with Coastal is terminated, the Cash Fee will still be payable if the Sale of Nauticus occurs within 9 months from March 29, 2022, the effective date of the letter agreement.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

7. Income Taxes

Income tax provisions for interim periods are generally based on an estimated annual effective income tax rate calculated separately from the effect of significant, infrequent, or unusual items related specifically to interim periods. No income tax expense was recognized for the three or six months ended June 30, 2022, and June 30, 2021, as the Company expects no taxable income and has a full valuation allowance offsetting deferred tax assets.

8. Equity

Common Stock — A total of 680,600 shares of common stock were outstanding at June 30, 2022.

Series A Preferred Stock — The Company has 334,800 shares of Series A Preferred Stock outstanding. Each share of the Series A Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $8.96 for each share of Series A Preferred Stock. The Series A Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series A Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series A Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Series B Preferred Stock — The Company has 725,426 shares of Series B Preferred Stock outstanding. Each share of the Series B Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $27.57 for each share of Series B Preferred Stock. The Series B Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series B Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series B Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Common Stock Repurchase Agreements — The Company entered into agreements with its stockholders and option holders for the repurchase at the Company’s option of up to 950,000 shares of outstanding common stock at prices based upon agreed valuation formulas. The Company is not obligated to make such repurchases but may exercise its rights under these agreements at any time on or after the separation or retirement of the stockholder from employment at the Company. Repurchased shares are held as treasury shares at their cost. The payment for repurchased shares is, at the Company’s option, either (a) made in full at the time of repurchase, or (b) made over a 24-month period.

Stock-Based Compensation — The Company has a stock-based compensation plan under which stock options may be granted as incentive compensation. At June 30, 2022, 8,180 shares were available under the current plan for future award.

Options vest assuming continuous service to the Company with 25% of the options vesting one year after grant and the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of grant. During the vesting period, the participants have voting rights, but the options may not be sold, assigned, transferred, pledged, or otherwise encumbered. Unvested shares are forfeited upon termination of employment and vested shares may be repurchased by the Company at its option.

Compensation expense for option awards totaled $188,657 and $388,814 for the three months and six months ended June 30, 2022, respectively. Compensation expense for option awards totaled $100,571 and $208,364 for the three months and six months ended June 30, 2021, respectively. As of June 30, 2022, there was $1,855,864 of total unrecognized compensation cost related to options to be recognized over a remaining weighted average period of 25 months.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

8. Equity (cont.)

The following table summarizes options outstanding, as well as activity for the periods presented:

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Outstanding as of December 31, 2020	165,100	$10.90	$22.63
Forfeited	(750)	13.26	27.57
Outstanding as of June 30, 2021	164,350	$10.88	$24.08

Outstanding as of December 31, 2021	277,848	$12.99	$24.75
Granted	11,750	18.60	35.32
Forfeited	(9,800)	16.55	32.23
Cancelled	(500)	11.07	27.57
Outstanding as of June 30, 2022	279,298	$12.39	$26.29

The remaining weighted average contractual life of exercisable options at June 30, 2022 was 5.99 years.

9. Related Party Transactions

Contingently Convertible Promissory Notes — In 2020, Nauticus issued convertible promissory notes to Schlumberger and Transocean, each with an amount of $1,500,000. These notes were modified in December 2021. As of June 30, 2022, Schlumberger N.V. owned 29.7% and Transocean Ltd. owned 31.3% of the voting stock of Nauticus. See Note 4 for more information about the contingently convertible notes.

Revenue and Accounts Receivable — Revenue from Transocean Ltd. for contract services and products totaled $0 and $193,400 for the three months and six months ended June 30, 2022, respectively. Revenue from Transocean Ltd. for contract services and products totaled $176,113 and $317,378 for the three months and six months ended June 30, 2021, respectively. Accounts receivable included $193,400 and $0 outstanding from Transocean Ltd. at June 30, 2022 and December 31, 2021, respectively.

10. Earnings (Loss) Per Share

The following table is a calculation of the net earnings (loss) per basic and diluted share:

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Numerator
Net loss	$(3,356,956)	$(1,074,911)	$(6,860,958)	$(2,594,593)
Denominator
Weighted average shares used to compute basic EPS	680,600	678,400	680,600	678,400
Dilutive effect of stock-based awards	—	—	—	—
Weighted average shares used to compute diluted EPS	680,600	678,400	680,600	678,400
Loss per share
Basic	$(4.93)	$(1.58)	$(10.08)	$(3.82)
Diluted	$(4.93)	$(1.58)	$(10.08)	$(3.82)

Diluted EPS for June 30, 2022, and June 30, 2021, excludes 279,298 and 164,350 options, respectively, along with the shares related to the contingently convertible debt, because their effect would be anti-dilutive.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

11. Subsequent Events

In preparing the condensed financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through September 6, 2022, the date the financial statements were available for issuance.

On July 18, 2022, a special meeting of stockholders were held, CLAQ’s stockholders approved an amendment to CLAQ’s certificate of incorporation (the “Charter Amendment Proposal”) and an amendment to the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated July 14, 2021 (the “Trust Agreement Proposal”), giving CLAQ the right to extend the Combination Period six (6) times for an additional one (1) month each time by depositing into the Trust Account $100,000 for each one-month extension, up to January 19, 2023 (the first extension to August 19, 2022 was already made). We refer to the amendments to the certificate of incorporation and to the Trust Agreement collectively as the “July 18 Amendments.” As a result of the July 18 Amendments, public stockholders forfeited their right to receive up to $1,725,000, and up to an aggregate of $3,450,000 under certain agreements entered into in connection with CLAQ’s IPO, if CLAQ seeks to extend the Combination Period for three or six months, respectively, but does not consummate a business combination.

As a result of the July 18 Amendments, CLAQ’s Co-Sponsors are no longer be required to deposit into the Trust Account $1,725,000 prior to each three-month extension (up to $3,450,000 in the aggregate) and these amounts may not be repaid if a business combination is not consummated to the extent funds are not available outside of the Trust Account.

As a result of the July 18 Amendments, CLAQ may extend the Combination Period up to January 19, 2023, by depositing into the Trust Account for the benefit of the public stockholders $100,000 for each one (1) month extension (or an aggregate of $600,000 if the Combination Period is extended six times). The additional redemption amount added to the Trust Account was reduced from what was included in CLAQ’s initial public offering prospectus, which was $0.10 per share for each three-month extension to approximately $0.06 per share for each one-month extension.

Pursuant to a letter agreement dated March 23, 2022, with Cowen and Company, LLC (“Cowen”), Nauticus has agreed to pay Cowen an advisory fee of $1,750,000 (the “Business Combination Fee”) upon closing of the Business Combination for its capital market advisory services. On August 11, 2022, this agreement was terminated by Cowen.

On August 18, 2022, Nauticus Robotics, Inc. signed an Amendment to the December 23, 2021, Promissory Note with RCB Equities #1, LLC (the “Amendment”). The Amendment provides for additional borrowing of $2,000,000, with no interest and a maturity date of 60 days form funding date. There was a $33,000 fee at closing with additional fee due of $100,000 if paid within 30 days from funding date. There will be an additional fee of $100,000 if paid after 30 days.

On August 29, 2022, the Company renegotiated and signed a revised sales contract with Triumph Subsea Construction Limited for the sale of four Aquanaut systems which was originally over a period from September 2022 through January 2025 for a total of $54.2 million. The new terms provide for the first delivery of the one Aquanaut and one Hydronaut as a pair to be delivered in October 2023 compared to September 2022, with all other Aquanaut Hydronaut pairs remain to be on schedule for the subsequent years. The shift of the delivery date from 2022 to 2023 reduces the estimated revenue in 2022 by $7.7 million. The change in delivery dates also adjust the timing of milestone payments accordingly.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$	[____]
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and miscellaneous expenses	$	*
Total	$	*

____________

*        To be completed by amendment

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

CLAQ’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and CLAQ’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the business combination, CLAQ will enter into indemnification agreements with each of our directors and officers. These agreements will require CLAQ to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to CLAQ, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. CLAQ also intends to enter into indemnification agreements with its future directors.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act except as follows:

Private Placements in Connection with CLAQ IPO

In July 2020, CleanTech Investments, LLC (“CleanTech Investments”) paid $25,000 for 5,000,000 shares of our common stock, which we call “insider” or “founder shares”. On February 15, 2021, we effected an 1.4375-for-1 split of the outstanding founders shares, resulting in CleanTech Investments owning 7,187,500 shares. On February 16, 2021, CleanTech Sponsor I LLC (“CleanTech Sponsor”) paid $16,667 to us, which amount was paid to CleanTech Investments to cancel 4,791,667 of its founder shares that it previously held and immediately thereafter we issued 4,791,667 founders shares to CleanTech Sponsor. As a result, CleanTech Sponsor held 4,791,667 founders shares and CleanTech Investments held 2,395,833 founder shares. On June 23, 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which we cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founders shares and CleanTech Investments owns 1,437,500 founder shares. Because these offers and sales were made in transactions not involving a public offering, the shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

CleanTech Sponsor purchased from us an aggregate of 4,783,333, and CleanTech Investments purchased from us an aggregate of 2,391,667 warrants, or “private warrants,” at $1.00 per private warrant for a total purchase price of $7,175,000. Each private warrant is exercisable for one (1) share of common stock at an exercise price of $11.50 per share. These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. Because this offer and sale was being made to existing stockholders, the sale does not involve a public offering and is being made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

PIPE Investment

In connection with entering into the Merger Agreement, CLAQ entered into the Subscription Agreements, in December 2021, with certain institutions and accredited investors, pursuant to which, among other things, CLAQ agreed to issue 3,530,000 shares of Common Stock at the purchase price $10 per share to the PIPE Investors (the “Equity Financing”).

On December 16, 2021, CLAQ entered into a Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants substantially concurrently with the closing of the Business Combination. The number of shares of common stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of common stock into which the associated warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”).

The PIPE Investment closed concurrently with the Business Combination on the Closing Date.

The shares issued in the PIPE Investment on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

(a) Exhibits

Exhibit Number	Description of Exhibit
2.1	Merger Agreement dated as of December 16, 2021, by and among CleanTech Acquisition Corp., CleanTech Merger Sub, Inc., Nauticus Robotics, Inc., and Nicolaus Radford, as amended on January 30, 2021.(1)†
2.2	Amendment No. 1 to Merger Agreement dated January 30, 2022(2)
2.3	Amendment No. 2 to Merger Agreement dated June 6, 2022(3)
3.1	Amended and Restated Certificate of Incorporation of CleanTech Acquisition Corp.(4)
3.2	Amendment to the Amended and Restated Certificate of Incorporation of CleanTech Acquisition Corp.(5)
3.3	Bylaws of CleanTech Acquisition Corp.(6)
3.4*	Form of Second Amended and Restated Certificate of Incorporation of CLAQ
3.5*	Form of Amended and Restated Bylaws of CleanTech Acquisition Corp.
4.1*	Specimen Common Stock Certificate
4.2*	Specimen Warrant Certificate
4.3	Warrant Agreement, dated March 10, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.(7)
4.4	Rights Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.(8)
4.5	Form of 5% Original Issue Discount Senior Secured Debenture to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021(9)
5.1*	Opinion of Winston & Strawn LLP*
10.1	Letter Agreement, dated July 14, 2021, by CleanTech Acquisition Corp.’s officers and directors.
10.2	Letter Agreement, dated July 14, 2021, by CleanTech Sponsor, LLC and CleanTech Investments, LLC.
10.3	Investment Management Trust Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.
10.3.1	Amendment to the Investment Management Trust Agreement, dated July 19, 2022, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.
10.4	Escrow Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., Continental Stock Transfer & Trust Company and each of the initial stockholders.
10.5	Registration Rights Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., and the initial stockholders.
10.6	Indemnity Agreements dated July 14, 2021 by and between CleanTech Acquisition Corp. and its directors and officers.
10.7	Subscription Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp., CleanTech Sponsor, LLC and CleanTech Investments, LLC.
10.8	Business Combination Marketing Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.
10.9	Administrative Services Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.
21.1	Subsidiaries of the Registrant.
23.1	Consent of WithumSmith+Brown, P.C., independent registered public accounting firm of CLAQ.
23.2	Consent of Whitley Penn, LLP, independent registered public accounting firm of Nauticus.
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

____________

(1)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on December 17, 2021.

(2)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on February 3, 2022.

(3)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on June 6, 2022.

(4)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on July 21, 2021.

(5)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on July 19, 2022.

(6)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Registration Statement on Form S-1 filed on July 6, 2021.

(7)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on July 21, 2021.

(8)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Current Report on Form 8-K filed on July 21, 2021.

(9)      Previously filed as an exhibit to CleanTech Acquisition Corp.’s Form S-4 Am. No. 4 filed on June 16, 2022.

*        To be filed by amendment.

Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on September 9, 2022.

CLEANTECH ACQUISITION CORP.
By:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	CEO & Chairman

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eli Spiro, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eli Spiro	Chief Executive Officer	September 9, 2022
Eli Spiro	(Principal Executive Officer)
/s/ Richard Fitzgerald	Chief Financial Officer	September 9, 2022
Richard Fitzgerald	(Principal Financial and Accounting Officer)
/s/ Jon Najarian	Chairman of the Board	September 9, 2022
Jon Najarian
/s/ Bill Richardson	Vice Chairman of the Board	September 9, 2022
Bill Richardson
/s/ Louis Buffalino	Director	September 9, 2022
Louis Buffalino
/s/ Brendan Riley	Director	September 9, 2022
Brendan Riley
/s/ Britt E. Ide	Director	September 9, 2022
Britt E. Ide
/s/ Jonas Grossman	Director	September 9, 2022
Jonas Grossman
/s/ Douglas Cole	Director	September 9, 2022
Douglas Cole